As filed with the Securities and Exchange Commission on December 28, 2006
                                                     Registration No. 333-126856

================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ADSOUTH PARTNERS, INC.
                 (Name of Small Business Issuer in Its Charter)

           Nevada                         7310                  68-0448219
----------------------------   -------------------------   -------------------
(State or other jurisdiction   (Primary Standard           I.R.S. Employer
of incorporation or            Industrial Classification   Identification No.)
Organization)                  Code Number)

    1141 South Rogers Circle, Suite 11, Boca Raton, FL 33487, (561) 750-0410
         (Address and telephone number of Principal Executive Offices)

            1141 South Rogers Circle, Suite 11, Boca Raton, FL 33487 (Address of principal place of business)

                  Mr. Loren R. Haynes, Chief Executive Officer
                             Adsouth Partners, Inc.
                          1141 South Rogers Road, #11
                              Boca Raton, FL 33487
                           Telephone: (561) 750-0410
                              Fax: (561) 750-0420
           (Name, address and telephone number of agent for service)

                  Please send a copy of all communications to:
                             Asher S. Levitsky P.C.
                      Sichenzia Ross Friedman Ference LLP
                          1065 Avenue of the Americas
                            New York, New York 10018
                             Phone: (212) 981-6767
                              Fax: (212) 930-9725


Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

      Preliminary Prospectus Subject to Completion dated December   , 2006

PROSPECTUS

                               22,356,263 Shares
                             ADSOUTH PARTNERS, INC.
                                  Common Stock
                    OTC Bulletin Board Trading Symbol: ASPR

         The selling stockholders may offer and sell from time to time up to an aggregate of 22,356,263 shares of our common stock that they have acquired or may acquire from us, including shares that they may acquire upon conversion of series B convertible preferred stock and exercise of warrants. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, including limitation on the number of shares that may be issued upon conversion of the series B preferred stock or certain of the warrants, see "Selling Stockholders" and "Plan of Distribution" in this prospectus.

         We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $30,000.

         On December 26, 2006, the last reported sales price for our common stock on the OTC Bulletin Board was $.04.

         Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 8.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock.

             The date of this Prospectus is ________________, 20__

         You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary                                                           3
Risk Factors                                                                 8
Forward-Looking Statements                                                  16
Use of Proceeds                                                             17
Selling Stockholders                                                        17
Plan of Distribution                                                        22
Market for Common Stock and Stockholder Matters                             24
Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                                  24
Business                                                                    32
Management                                                                  34
Principal Stockholders                                                      43
Certain Relationships and Related Transactions                              44
Description of Capital Stock                                                45
Experts                                                                     48
Legal Matters                                                               48
How to Get More Information                                                 49
Financial Statements                                                       F-1

                               PROSPECTUS SUMMARY

         This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision. At various places in this Prospectus, we make reference to the "Company" or "Us or "We". When we use those terms, unless the context is otherwise, we mean Adsouth Partners, Inc. and its subsidiaries.

Our Business

         We have provided advertising agency services specializing in direct response media campaigns since 2003. Our advertising services include the placement of advertising in different media, the production of direct marketing commercials, and the planning and implementation of direct marketing programs for our clients. All of our historical advertising revenues were generated from a limited number of customers, none of which are currently customers. We are currently in litigation with our largest advertising customer in 2006 and 2005. This former customer has claimed damages of more than $3,000,000 for breach of contract, fraud, and breach of duty. Since March 31, 2006, our revenue from advertising service has not been significant.

         Previously, we were also engaged in the business of selling certain products both to retail outlets and through direct marketing and the sale, installation and servicing of standby and portable generators. On August 1, 2006, we sold the assets of the products segment and on December 11, 2006 we transferred our ownership in the generator sales segment to an unaffiliated entity. Accordingly, the financial statements and other financial information presented as part of this prospectus have been restated to show the products and generator sales segments as discontinued operations. We commenced activities related to our products business in 2004 and therefore the 2005 and 2006 financial information included in this prospectus has been restated to present the products segment as discontinued. We commenced activities relating to our generator sales business in the latter part of December 2005; however, because these operations were de minimis during 2005, the financial information included in this prospectus has not been restated to reflect the generator sales segment as discontinued for 2005 but has been restated to reflect the generator sales segment as discontinued for 2006.

About Us

         We are a Nevada corporation organized under the name Zenith Transportation, Inc., in December 1998. Our name was changed to Zenith Technology, Inc. in February 1999. In January 2004, in a transaction characterized as a reverse acquisition, we acquired Adsouth, Inc. and our corporate name was changed to Adsouth Partners, Inc. The transaction by which we acquired the stock of Adsouth, Inc. is referred to in this prospectus as the "reverse acquisition." From and after January 4, 2004, our business was the business conducted by Adsouth, Inc. prior to the reverse acquisition.

         We effected the reverse acquisition through a share exchange agreement dated January 4, 2004 by and among The Tiger Fund, Inc., which was then our controlling stockholders, us and John P. Acunto, Jr. and Angela E. Acunto, who were the sole stockholders of Adsouth, Inc. Pursuant to the share exchange agreement, The Tiger Fund transferred 1,866,667 shares of common stock to Mr. and Mrs. Acunto in consideration for which they transferred all of the outstanding stock of Adsouth, Inc. to us. Upon completion of the share exchange transaction, the control of our company had changed such that Mr. and Mrs. Acunto collectively owned more than 50% of our outstanding common stock.

         The accounting rules for reverse acquisitions require that beginning January 4, 2004, our balance sheet includes the assets and liabilities of Adsouth, Inc. and our equity accounts were recapitalized to reflect the net equity of Adsouth, Inc.

         Our executive offices are located at addressStreet1141 S. Rogers Circle North, #11, Boca Raton, Florida 33487, telephone (561) 750-0410. Our website address is www.adsouthinc.com. Neither the information nor other statements contained in our website nor the information contained in any other Internet website is a part of this prospectus.

Reverse Split

         On March 25, 2005, we effected a one-for-15 reverse split of our common stock. All share and per share information in this prospectus retroactively reflect such reverse split.

Issuance of Securities to the Selling Stockholders

         The selling stockholders acquired their shares in private placements during 2005.

         In February 2005, we issued to ten of the selling stockholders (i) our 10% convertible notes in the principal amount of $810,100; (ii) 1,620,200 shares of common stock, and (iii) warrants to purchase 675,083 shares of common stock at an exercise price of $1.28 per share, for which we received $810,100. At the closing of our June 2005 private placement, we paid a total of $792,120 to nine of these investors who held convertible notes in the principal amount of $660,100. The subscription agreements relating to the issuance of the notes gave us the right to redeem the notes at a premium and gave the holders of the notes the right to demand redemption of the notes at a premium if we raise money in a subsequent private placement. In connection with our payment of the notes, the investors also cancelled warrants to purchase 550,087 shares of common stock. The remaining $150,000 principal amount of convertible notes, together with the warrants and shares of common stock issued in connection with the issuance of the notes, were exchanged for shares of series B preferred stock and warrants, based on the amount of principal and interest being exchanged. The three selling stockholders whose notes were repaid hold 38,700 shares of common stock which they may sell pursuant to this prospectus.

         In May 2005, we issued to two of the selling stockholders (i) our 12% convertible notes due March 2007 in the principal amount of $650,000, (ii) 270,833 shares of common stock, and (iii) warrants to purchase 812,500 shares of common stock at an exercise price of $1.275 per share, for which we received $650,000. These two selling stockholders exchanged the notes, shares of common stock and warrants issued in the May private placement for shares of series B preferred stock and warrants, based on the amount of principal and interest being exchanged. As a result, none of the shares of common stock issued or issuable upon conversion of the notes and exercise of warrants are included in this prospectus.

         In June 2005, we completed a private placement of our series B preferred stock with common stock purchase warrants pursuant to a purchase agreement with three of the selling stockholders. Pursuant to the agreement, one selling stockholder purchased 925,926 shares of series B preferred stock and warrants to purchase 9,058,780 shares of the common stock, and the two selling stockholders who participated in the May 2005 private placement (one of whom participated in the February 2005 private placement) purchased a total of 300,361 shares of series B preferred stock and warrants to purchase 2,941,219 shares of common stock in exchange for the cancellation of (i) principal and interest on $150,000 of the promissory note we issued in February 2005 and the $650,000 promissory notes we issued in May 2005, (ii) warrants to purchase a total of 937,500 shares of common stock issued in the February and May 2005 private placements and (iii) 570,833 shares of common stock which were issued in the February and May 2005 private placements. When they were issued in June 2005, each share of series B preferred stock was convertible into nine shares of common stock.

         The terms of the stock purchase agreement related to the June 2005 private placement required the issuance of additional shares of series B preferred stock if certain earnings benchmarks were not achieved for the year ended December 31, 2005. Such earnings benchmarks were not met and on March 23, 2006, the holders of the series B preferred stock agreed to an equivalent increase in the conversion rate of the remaining outstanding shares of series B preferred stock in lieu of issuing additional shares of series B preferred stock. Effective March 21, 2006, each outstanding share of series B preferred stock was convertible into 12.15 shares of common stock, an increase of 35% from the original conversion rate of 9 shares of common stock.

         The terms of the stock purchase agreement related to the June 2005 private placement requires us to pay liquidated damages for not maintaining an effective registration statement by issuing additional shares of series B preferred stock. Our decision to sell our products segment required us to reclassify that business as a discontinued operation and as a result our registration statement relating to the shares of our common stock issuable from the conversion of the series B preferred stock was not effective from April 11, 2006 to December 5, 2006. As of September 30, 2006, we issued an additional 122,589 shares of series B preferred stock in payment of the liquidated damages and we are required to issue an additional 52,423 shares of series B preferred stock in payment of liquidated damages for the period from September 30, 2006 to December 5, 2006. On December 11, 2006, as a result of our decision to dispose of our generator sales segment, the registration statement was no longer current. As a result, we are continuing to accrue additional liquidated damages.

         At December 11, 2006, there were 1,247,347 shares of series B preferred stock outstanding, which were convertible into 15,155,263 shares of common stock. As a result of the adjustment in the conversion price and the liquidated damages, the total shares of common stock issuable upon conversion of the series B preferred stock increased from 11,039,013 shares to 16,770,063 shares, as of December 11, 2006, of which 1,614,800 shares have been sold and 9,424,213 shares of common stock are being offered for resale pursuant to this prospectus.

         On November 1, 2006, we reduced the exercise price of warrants to purchase 2,500,000 shares, which were issued in the June 2005 private placement and had an exercise price of $.65, to $.06 per share, reduced the exercise price of warrants to purchase 2,500,000 shares, which were issued in the June 2005 private placement and had an exercise price of $1.20, to $.06 per share, and the exercise price of the remaining warrants to purchase 7,000,000 shares, issued in the June private placement was reduced to $.10. The holders of the warrants have a ninety day period commencing on the first trading day following the date the Securities Exchange Commission declares effective a post-effective amendment on Form SB-2, provided however, that in the event the warrant holders exercise a specified portion of the warrants during the ninety day period, the reduced exercise prices will remain in effect until the expiration of the warrants. On December 7, 2006, a warrant was exercised purchasing 450,000 shares of common stock for $.06 per share. On December 18, 2006, we reduced the exercise price of all of the outstanding warrants to purchase an aggregate of 11,550,000 shares which were issued in the June 2005 private placement to $.03 per share and shortened their expiration dates from June 17, 2010 to June 2009. As a result, the total shares subject to these warrants being offered for resale pursuant to this prospectus are 12,000,000 of which 450,000 are outstanding.

         In connection with the February, May and June 2005 private placements, we issued to brokers and their designees warrants to purchase an aggregate of 893,350 shares of common stock. The terms of two of the broker warrants issued in connection with the February 2005 private placement provided the holders with certain adjustment benefits whereby as a result of the March 21, 2006 increase in the conversion rate of the series B preferred stock, and the November 1, 2006 and December 18, 2006 reductions in exercise price of the warrants held by the series B preferred stockholders, the number of shares subject to the two broker warrants increased from 135,017 shares to 2,700,338 shares. As a result, the total shares subject to all of the broker warrants were increased from 893,350 to 3,458,671, of which 893,350 shares are being offered for resale pursuant to this prospectus.

         We are registering the 488,700 outstanding shares of common stock held by selling stockholders, 9,982,566 shares of common stock which are issuable upon conversion of the series B preferred stock, and 12,893,350 shares of common stock issuable upon conversion of the warrants issued to the investors and the brokers in the three private placements. Selling stockholders have previously sold 1,494,835 shares of common stock. See "Selling Stockholders."

                                  The Offering

Limitation on Issuance       The holders of the series B preferred stock and the
of Common Stock              holders of the warrants that were issued in the
                             June 2005 private placement can not convert their shares of series B common stock or exercise the warrants issued in the private placement to the extent that such exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.

Outstanding Shares of        9,759,065 shares(1),(2)
Common Stock before this
Offering

Common Stock to be           32,115,328 shares(1)
Outstanding After Offering
and the Conversion and
Exercise of the Registered
Securities:

Use of Proceeds:             We will not realize any of the proceeds from the
                             sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise price. If all warrants are exercised, we would receive approximately $678,000, all of which, if and when received, would be used for working capital and other corporate purposes. See "Use of Proceeds".

Principal Markets:           The common stock is traded on the OTC Bulletin
                             Board.

Trading Symbol:              ASPR

(1)      Does not include a total of 5,445,150 shares of common stock, of which
         (a) 2,870,000 shares are reserved for options, stock grants or other equity-based incentives granted or available for grant under our stock incentive plans; (b) 3,533,335 shares are reserved for outstanding options which were not issued pursuant to our stock incentive plans, (c) 61,520 shares are issuable upon exercise of other outstanding warrants held by persons other than the selling stockholders, and (d) 8,296,371 shares issuable upon conversion of series B preferred stock and exercise of warrants held by selling stockholders that are not included in this prospectus.

(2) Does not include the shares of common stock issuable upon conversion of the series B preferred stock or exercise of warrants held by the selling stockholders.

                          Summary Financial Information
                    (in thousands, except per share amounts)

         The following information as at December 31, 2005 and for the years ended December 31, 2005 and 2004 has been derived from our audited financial statements which appear elsewhere in this prospectus. The following information as at September 30, 2006 and for the nine months ended September 30, 2006 and 2005 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Consolidated Statement of Operations Information:

                                                       Nine Months Ended
                                                         September 30,                   Year Ended December 31,
                                                    2006               2005               2005               2004
                                                    ----               ----               ----               ----
Revenues                                          $4,372         $    5,755             $7,730             $2,925
Operating (loss) income                           (1,914)               147                245             (4,288)
Loss from continuing operations                   (1,928)               (98)               (14)            (4,302)
Gain on disposal of discontinued segment           2,611                  -                  -                  -
Loss from discontinued operations                 (6,183)              (317)              (655)            (1,509)
Net loss                                          (5,500)              (415)              (669)            (5,811)
Deemed dividend - series B
preferred stock                                                      (1,344)            (1,344)                 -
Net loss attributable to common                  ($5,500)           ($1,759)           ($2,013)           ($5,811)
Basic and diluted loss per share of
common stock:
Loss from continuing operations                    ($.21)             ($.19)             ($.17)             ($.78)
Loss from discontinued
operations                                         ($.69)             ($.04)             ($.09)             ($.27)
Gain on disposal of discontinued
segment                                             $.29                  -                  -                  -
Net loss attributable to common
sharehiolders                                      ($.61)             ($.23)             ($.26)            ($1.05)
Weighted average shares of
common stock outstanding (basic
and diluted)                                       9,015              7,553              7,666              5,560

Consolidated Balance Sheet Information:

                                                September 30,       December 31,
                                                        2006               2005
                                                        ----               ----
Working capital from continuing operations           $   898            $   789
Working capital (deficiency), including
 discontinued operations                              (1,877)             2,084
Total assets                                           5,714              6,023
Total liabilities                                      6,604              3,472
Accumulated deficit                                  (11,980)            (6,480)
Stockholders' equity (deficiency)                       (890)             2,551


                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

General Risks Concerning our Business

We have incurred continuing losses from our continuing operations, and we may not be able to operate profitably.

         We incurred losses from continuing operations of $1.9 million during the nine months ended September 30, 2006 and $14,000 for the year ended December 31, 2005. The loss for the nine month period reflects the significantly reduced level of business in our advertising segment, with limited advertising revenue during the second and third quarters of 2006. Our losses are continuing. We believe that, in the long term, our ability to be profitable is dependent upon our ability to attract new advertising customers. We cannot assure you that we can or will be able to operate profitably.

We require significant additional funds both for operations and to develop, operate and expand our business.

         At September 30, 2006, we had a working capital of approximately $898,000 million from continuing operations. Our ability to obtain any financing will be dependent upon such factors as our ability to demonstrate to potential lenders or investors that our advertising business can be sufficiently profitable to satisfy the requirements of the lender or investor and the disposition of the pending litigation with a former customer. Lenders or investors may be reluctant to lend to us or invest in us if they perceive that a significant portion of the proceeds may be used to settle or pay a judgment with respect to litigation or to fund the defense of the litigation. Our failure to obtain the funds necessary to pay our creditors could result in a termination of our business and could make it necessary for us to seek protection under the Bankruptcy Code.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

         Because of our stock price, the terms of our June 2005 private placement, and our pending litigation, it may be difficult for us to raise the additional capital we require for our present businesses and for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series B preferred stock and exercise price of the warrants held by the selling stockholders.

We may not realize significant funds from the sale of or products division.

         On August 1, 2006, we sold the assets, subject to liabilities, of our product system to MFC Development Corp., for which we received a note for $1,525,000, of which $381,500 was paid at closing, and 5,500,000 shares of MFC's common stock. We received an additional $381,500 in September 2006 and the remaining balance is payable in monthly installment of $22,000 plus interest. The principal of the note is subject to adjustment based on a post-closing audit of the assets and liabilities transferred and assumed. The shares are restricted securities, and there is not an active market in MFC's common stock and we may have difficulty selling the MFC stock in private transactions. We cannot assure you either that MFC will have the resources to make the remaining payments on the notes or that we will be able to raise any significant funds from the sale of the MFC stock.

Pending litigation against us by a former advertising client, if adversely determined, could impair our ability to continue in business.

         On May 15, 2006, we were served in an action in the Bankruptcy Court in the State of placeStateNew Jersey by N.V.E., Inc. claiming breach of contract and damages approximating $3.4 million plus costs, with claims for treble damages and punitive damages. NVE was our largest advertising customer in 2005. Other defendants in the action are John Acunto, Jr., a principal stockholder and former chief executive officer, John Cammarano, a former director and former chief executive officer, Anton Lee Wingeier, a former director, former chief executive officer and former chief financial officer, and one current and two former employees who are not officers. An adverse judgment in this action may impair our ability to continue in business because of both the damages to our reputation that would results from an adverse judgment and a potential significant financial liability which we may not have the current funds to pay.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

         If we make acquisitions, we could have difficulty integrating the acquired companies' personnel and operations with our own. Any acquisition may result in a change of our business. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

        * the difficulty of integrating acquired products, services or operations;

        * the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

        * the difficulty of incorporating acquired rights or products into our existing business;

        * difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

        * difficulties in maintaining uniform standards, controls, procedures and policies;

        * the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

        * the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

        * the effect of any government regulations which relate to the business acquired;

        * potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

         Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

If we enter into new business activities we may not be able to operate those businesses profitably.

         Our initial business activity was the advertising and direct marketing business. In 2004, we entered the business of acquiring rights to products which we believed could enhance our overall business and marketing and selling the products. In 2005, we decided to enter the business of selling and installing generators. Neither of these businesses ever operated at a profit and we disposed of both businesses during the second half of 2006. We may enter into new businesses which may be significantly different from the advertising business and may be businesses in which we have no experience. We cannot assure you that any businesses we may enter will ever be profitable or will ever generate a positive cash flow.

Because we are dependent on Mr. John Acunto, a consultant and principal stockholder, the failure to hire qualified key personnel could harm our business.

         Our business is largely dependent upon John P. Acunto, Jr., who, together with his wife, is our largest stockholder and who is a consultant to us. Our advertising business is completely dependent on Mr. Acunto and would be adversely affected if he terminated his relationship with us. Although we have a consulting agreement with Mr. Acunto, the agreement does not guarantee that he will continue with us. We do not have any officers who are actively engaged in our business on a full-time basis. Following the resignation of Anton Lee Wingeier as chief executive officer and chief financial officer, we elected one of our directors, Loren R. Haynes as acting chief executive officer and another director

, Harlan I. Press, as acting chief financial officer while we search for a chief executive officer and chief financial officer. The reduced scope of our operations, together with the pending litigation and our history of entering into businesses which do not generate profits may make it more difficult to hire qualified officers. We cannot assure you that we will be successful in engaging or retaining such personnel and the failure to engage qualified personnel will have a material adverse effect upon our business. See "Management - Directors and Executive Officers."

Control by our present principal stockholder might limit independent, public stockholder influence over us and prevent a third party from acquiring us even if an acquisition is in the best interest of our stockholders.

         As of December 15, 2006, John P. Acunto, Jr., together with his wife, Angela E. Acunto, owns a total of 3,495,086 shares of common stock, representing more than 37% of our outstanding shares. In addition, Mr. and Mrs. Acunto hold presently exercisable stock options to purchase a total of 2,815,982 shares of common stock. As a result, Mr. and Mrs. Acunto may have the ability to control the election of directors and approval of any other matters that may be brought to a vote of stockholders. Mr. Acunto is a guarantor of the obligations of our former 80%-owned subsidiary, Genco Power Systems, Inc., to New Valu, Inc., Genco's principal lender. In connection with the transfer by us our equity in Genco to New Valu in December 2006, Mr. Acunto agreed that he will cause the common stock which he and his wife own to be pledged to New Valu as collateral for his obligations to New Valu.

The issuance of shares through our stock compensation and incentive plans may dilute the value of existing stockholders.

         We anticipate using stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price. Furthermore, as a result of required changes in the method of accounting for the granting of stock in 2006, we are expensing the value of options granted to our employees, which results in a greater loss from our operations.

Because of our dependence on a limited number of clients, our failure to generate business from new customers for our advertising business could impair our ability to continue in that business.

         During 2005, 84% of our revenues were from NVE, which is a plaintiff in the litigation against us. See "Business - Legal Proceedings." During 2004, 92% of our revenues were derived from one advertising client that was not a client in 2005 and during 2004 we reserved $482,000 of receivables from such client. During the nine months ended September 30, 2006, revenues from two advertising customers, who are no longer customers - NVE, which represented 71%, and one other customer which represented 27% of total revenues. All of this revenue was generated in the first quarter of 2006; we did not generate any advertising revenue during the second quarter of 2006 and nominal revenue during the third quarter of 2006. Since our inception we have remained dependent on a limited number of clients, and we have not had a continuing relationship with the largest of these clients. Both the absence of a significant client base and our failure to develop continuing relationships with our advertising clients may impair our ability to attract new advertising clients. We cannot assure you that we will be able to operate our advertising business profitably.

Because we are responsible for adverting placed on behalf of our advertising clients, we are exposed to a credit risk associated with sales to our advertising clients.

         Because of the nature of the adverting business, we are exposed to credit risk associated this business. When we place advertising with a media on behalf of a client, we have an obligation to make payment to the media, regardless of whether we are paid by our clients. We may not have the financial resources to make payments on behalf of our advertising clients, and, to the extent that our clients do not pay us in a timely manner, it may be difficult for us to honor our obligations to the media.

Because our advertising clients are generally smaller companies that are highly subject to fluctuations in the economy, our advertising business will be especially subject to adverse economic trends.

         Since downturns in the economy have generally had a more severe effect upon smaller companies, especially single-product companies with limited product acceptance, than larger companies, any changes or anticipated changes in the economy which cause these companies to reduce their advertising, marketing and promotion budget or which affect the ability of these companies to borrow money or raise capital or otherwise implement their business plans would impair our advertising business by reducing if not eliminating the requirements of these companies for our services or the ability of these companies to pay for our services. Our largest advertising clients for 2005 filed for bankruptcy and our largest advertising client for 2004 substantially reduced the scope of its operations.

Our failure to develop and sustain long-term relationships with our clients would impair our ability to continue our advertising business.

         Almost all of our agreements for our advertising services are performed pursuant to short-term or single project engagements. If our clients do not continue to use our services, and if we are unable always to replace departing clients or generate new business in a timely or effective manner our advertising business could suffer a significant loss in revenue. For the second quarter of 2006 we had no advertising revenues and we had nominal advertising revenue for the third quarter of 2006.

Because we are a small company, with only modest revenue and significant losses to date from our advertising business, we may not be able to compete effectively.

         Our advertising business generated revenues of $4,372,000 for the nine months ended September 30, 2006, on which we incurred a loss of $1,928,000. For the year ended December 31, 2005, our advertising business generated revenues of $7,730,000, on which we operated on a breakeven basis. For 2004, our advertising business generated revenues of $2,925,000, on which we sustained a loss of $4,302,000 (including $3,718,000 of non cash stock based compensation expense for 2004 compared to $141,000 for 2005). With this level of business, it is difficult for us to compete in the highly competitive advertising market, which is dominated by major national and international advertising agencies, major providers of creative or media services which are not themselves advertising agencies, and a significantly larger number of regional and local agencies. The client's perception of the quality of our creative product, our reputation and our ability to serve clients are, to a large extent, factors in determining our ability to generate and maintain advertising business. The litigation by NVE against us is also affecting our ability to generate business from potential advertising clients. Our size and our lack of significant revenue and our losses may affect the way that potential clients view us.

Risks Concerning our Common Stock and this Offering

Because we are subject to the "penny stock" rules, you may have difficulty in selling our common stock.

         Because our stock is traded on the OTC Bulletin Board and our stock price is less than $5.00, our stock is subject to the SEC's penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. See "Description of Capital Stock - Penny Stock Rules" for information relating to these rules.

         According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

        * Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

        * Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

        * "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

        * Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

        * The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

         Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Because our stock is thinly traded, fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

         Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the termination or expiration of existing contracts, financial difficulties affecting our clients and other developments affecting us, could cause the market price of our common stock to fluctuate substantially.

Because our stock is thinly traded, we cannot predict when or whether an active market for our common stock will develop.

         In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations for our stock; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

         Our operating results may fall below the expectations of securities analysts and investors as well as our own projections. In the past, we have issued guidance as to future results, and our actual results did not meet the results anticipated by our guidance or we have lowered our anticipated results in the face of adverse developments. The market price for our common stock would likely be materially adversely affected by our failure to meet any such anticipated projections as well as any material reduction in any guidance we may give with respect to our revenue or earnings.

Sales of common stock by the selling stockholders may have a depressive effect upon the market for our common stock.

         The number of shares of common stock being offered for sale constitutes a significant percentage of our outstanding common stock and an even higher percentage of the public float. If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the shares offered by the selling stockholders as well as any additional shares which we may be required to issue to the selling stockholders pursuant to their subscription agreements could have a significant depressive effect on our stock price which could make it difficult for us to raise funds from other sources.

If we issue shares of common stock at a price less than the conversion price of the series B preferred stock we may be required to issue a significant number of additional shares of common stock.

         We are required to issue additional shares of common stock and reduce the conversion price of the notes and the exercise price of the warrants if, while the notes and warrants are outstanding, we offer or issue common stock at a lower price so that the effective price paid by the selling stockholders and the conversion price of the notes and the exercise price of the warrants will be equal to the lower price.

Because selling stockholders have a right of first refusal for future offering of our stock, we may have difficulty in raising additional funds if required for our business.

         The selling stockholders who purchased their securities in the June 2005 private placement, have the right to participate in any future funding on terms whereby each they can purchase the securities offered at 80% of the offering price. These provisions may prevent us from raising additional funds.

We are required to pay liquidated damages since our board does not consist of a majority of independent directors.

         The purchase agreement relating to the June 2005 private placement requires us to appoint, 45 days from the closing date, such number of independent directors that would result in a majority of our directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors.

Our failure to meet these requirements would results in our payment of liquidated damages that are payable by the issuance of additional shares of series B preferred stock. We are not in compliance with the requirement, since a majority of our directors are not independent.

Because we did not keep a registration statement effective, we are required to issue additional shares of series B preferred stock as liquidated damages.

         The registration rights agreement which we executed in connection with the securities purchase agreement relating to the June 2005 sale of series B preferred stock requires us to issue additional shares of preferred stock if we fail to keep a registration statement covering the underlying shares of common stock current and effective. In April 2006, the registration covering these shares ceased to be current and effective because of our decision to treat the products division as a discontinued operation. As a result, as of September 30, 2006, we issued an aggregate of 122,589 shares of series B preferred stock and damages and we are required to issue an additional 52,423 shares of series B preferred stock in payment of liquidated damages for the period from September 30, 2006 to December 5, 2006. On December 11, 2006, as a result of our decision to dispose of our generator sales segment, the registration statement was no longer current. As a result, we are continuing to accrue additional liquidated damages up to a maximum of 613,280 shares of series B preferred stock.

The registration and potential sale by the selling stockholders of a significant number of shares could encourage short sales by third parties.

         The significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

         The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. A majority of our directors are not independent, and we do not have independent audit or compensation committees. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

         Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. We must be in compliance with these requirements for 2008. In preparing to meet such deadline, we may identify deficiencies that we may not be able to remediate in time to meet the deadline. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective internal controls over financial reporting in accordance with
Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Our failure to have full-time officers, including a full-time chief financial officer may impair our ability to maintain effective internal controls.

Our stock price may be affected by shares of common stock becoming available for public sale.

         We estimate that the public float for our common stock presently consists of approximately 7.1 million shares of common stock, which excludes the shares being sold by the selling stockholders. Under the volume limitations of Rule 144, a stockholder, together with members of his or her family, may not sell more than 1% of our outstanding common stock in any three-month period.

The issuance and sale of the registered common stock could result in a change of control.

         If issued, the 22,356,263 shares of common stock offered for resale by the selling stockholders would constitute 70% of our then outstanding common stock. The percentage would increase to the extent that additional shares of common stock become issuable upon conversion of the series B preferred stock pursuant to the anti-dilution provision. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control. Any change of control could result in the exercise by our executive officers of the termination provisions contained in their employment agreements.

                           FORWARD-LOOKING STATEMENTS

         Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to product demand, our ability to develop our advertising business, our ability to enter into new businesses and operate such businesses at a profit, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $678,000, which we would receive only if all of the warrants were exercised at their present exercise price. Any proceeds which we receive from the exercise of the warrants held by the selling stockholders would be used for working capital and general corporate purposes. We cannot assure you that any warrants will be exercised.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of December 11, 2006, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering. No selling stockholder will own more than 1% of our outstanding common stock upon completion of the offering. The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" has been prepared based upon information furnished to us by or on behalf of the selling stockholders.


                                                     Shares Beneficially     Shares Offered        Shares Owned
Name                                                        Owned               for Sale          After Offering
----                                                        -----               --------          --------------
Barron Partners, LP(1)                                    20,465,440           16,202,564            4,262,876
Vestal Venture Capital(2)                                  6,247,506            4,870,606            1,376,900
Richard Molinsky                                             642,317              551,043               81,567
ACS Holdings, LLC(3)                                         310,119              310,119                  -0-
Steven Pollan                                                213,398              213,398                  -0-
Max Communications, Inc.(4)                                  200,000              200,000                  -0-
Vision Opportunity Master Fund, Ltd.(5)                      133,333              133,333                  -0-
Atlas Equity Group, LLC(3)                                    20,200               20,200                  -0-
Dawson James Securities, Inc.(6)                              50,000               50,000                  -0-
Shimon Fishman                                                 5,000                5,000                  -0-

(1) Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.
(2) Allan R. Lyons has sole voting and dispositive power over the shares beneficially owned by Vestal Venture Capital.
(3) Michael D. Farkas has sole voting and dispositive power over the shares beneficially owned by ACS Holdings and Atlas Equity Group.

(4) Richard Molinsky has sole voting and dispositive power over the shares beneficially owned by Max Communications.
(5) Adam Benowitz and Randy Cohen have shared voting and dispositive power over the shares beneficially owned by Vision Opportunity Master Fund.
(6) Dawson James Securities is a broker dealer. Robert D. Keyser and Albert J. Poliak have shared voting and dispositive power over the shares beneficially owned by Dawson James Securities.

         The shares of common stock being offered by Barron Partners, Vestal Venture Capital and Richard Molinsky represent the shares of common stock issuable upon conversion of the series B preferred stock and warrants that were issued in the June 2005 private placement. See "Selling Stockholders - Private Placements - June 2005 Private Placement" for information relating to the shares of common stock issuable to them. The shares owned and offered for sale by Mr. Molinsky include 200,000 shares of common stock issued upon exercise of warrants held by Max Communications, Inc., which is wholly owed by Mr. Molinsky.

         The shares owned and offered for sale by Max Communications are beneficially owned by Mr. Molinsky, who is the sole stockholder of Max Communications, and are also included under shares owned and being offered for sale by Mr. Molinsky.

         The purchase agreement, the certificate of designation relating to the series B preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrants cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified without the approval of the holders of a majority of the outstanding common stock, limits the ability of the holders of the warrants and series B preferred stock to convert their shares. Based on our outstanding common stock on December 11, 2006, of 9,759,065 shares, Barron Partners, Vestal Venture Capital and Mr. Molinsky would not be able to convert series B preferred stock or exercise warrants for more than 478,194 shares of common stock. As the number of shares of common stock increases, whether upon conversion of series B preferred stock, exercise or warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series B preferred stock or the warrants issued in the June 2005 private placement transfers its or his shares of series B preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation. In the table of selling stockholders, all shares which are issuable upon conversion of series B preferred stock and upon exercise of warrants are included, even though some of such shares may not be issuable as a result of the 4.9% limitation and thus may not be deemed beneficially owned by the selling stockholders under Regulation 13d-3. The number of shares shown in the selling stockholders table under the heading "Shares Owned After Offering" does not give effect to the 4.9% limitation.

         All of the warrants held by Vision Opportunity Master Fund and warrants to purchase 159,900 shares held by ACS Holdings and 140,100 shares held by Steven Pollan are also subject to the same 4.9% limitation. This limitation does not affect the other warrants held by ACS Holdings and Mr. Pollan.

         The shares being offered by Vision Opportunity Master Fund represent shares of common stock issuable upon exercise of warrants. Since the number of shares beneficially owned by Vision Opportunity Master Fund and its affiliates is less that 4.9% of our outstanding common stock, the 4.9% limitation does not affect Vision Opportunity Master Fund's ability to exercise its warrant.

         The shares being offered by Steve Pollan include 13,500 shares of common stock owned by him and 199,898 shares of common stock issuable upon exercise of warrants owned by him.

         The shares being offered by ACS Holdings includes 310,119 shares of common stock issuable upon exercise of warrants owned by ACS Holdings. ACS Holdings is the parent of Atlas Capital Services, and Messrs. Shimon Fishman, and Steven Pollan are officers of either Atlas Capital Services or one of its affiliates. As a result, it is possible the ability of ACS Holdings to exercise its warrant to purchase 159,900 shares may be affected by the 4.9% limitation. This limitation does not affect the exercisability of the other warrants held by ACS Holdings.

         The shares being offered by Dawson James represent shares issuable upon exercise of a warrant held by it.

         None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

         See "Selling Stockholders - Private Placements" for information relating the purchase of securities from us and the payment of debt and cancellation of warrants held by selling stockholders.

         Atlas served as placement agent for the February, May and June 2005 private placements. When we engaged Atlas, we issued to Atlas a warrant to purchase 33,334 shares of common stock for nominal consideration. This option was exercised at or about the time of the February 2005 private placement. For services rendered by Atlas in connection with the three private placements we paid Atlas cash compensation totaling $242,010. We also issued to Atlas' designees, ACH Holdings and Mr. Steven Pollan, warrants to purchase 135,017 shares of common stock at $.60 per share, 75,000 shares of common stock at $.48 per share and 300,000 shares of common stock at $.30 per share. The terms of the warrant to purchase 135,017 shares provided the holder with certain adjustment benefits whereby as a result of the March 21, 2006 increase in the conversion rate of the series B preferred stock, and the November 1, 2006 and December 18, 2006 reductions in exercise price of the warrants held by the series B preferred stockholders, the number of shares subject to the February 2005 warrant increased from 135,017 shares to 2,700,338 shares and the exercise price was decreased from $.60 per share to $.03 per share.

         In connection with the May 2005 private placement, we paid Dawson James Securities a cash fee of $24,000 and issued to Dawson James Securities a warrants to purchase a total of 50,000 shares at $.48 per share.

         In connection with the June 2005 private placement, Liberty Company Financial, LLC was the advisor to Barron Partners, and at the closing, we paid Liberty $125,000 and issued to Liberty warrants to purchase 333,333 shares of common stock at $.30 per share. Liberty transferred warrants to purchase 200,000 shares to Max Communications, which is wholly owned by Richard Molinsky and transferred warrants to purchase 133,333 shares to Vision Opportunity Master Fund..

Private Placements

February 2005 Private Placement

         Pursuant to subscription agreements dated February 17 and 22, 2005, we sold, to ten investors in a private placement, for $810,100, (i) our 10% convertible notes due December 2006 in the aggregate principal amount of $810,100, (ii) 1,620,200 shares of common stock, and (iii) warrants to purchase 675,087 shares of common stock at an exercise price of $1.275 per share. We also paid the investors' legal expenses. We had the right to prepay the convertible notes issued in the February 2005 private placement at a premium and the holders had the right to demand that the notes be redeemed at a premium in the event of a subsequent private placement. Contemporaneously with the June 2005 private placement, we paid notes in the principal amount of $660,100 to those investors. The following table set forth with respect to the investors who purchased notes in the February 2005 private placement the principal amount of the note which was cancelled, the number of shares subject to warrants that were cancelled, the amount we paid the investor and the number of shares of common stock retained by them.

                                           Principal                                          Shares       Shares
Name                                          Amount        Warrants         Payment        Retained      Offered
----                                          ------        --------         -------        --------      -------
Omega Capital Small Cap Fund                $250,000         208,334        $300,000         500,000            -
Platinum Partners Value Arbitrage, LP        250,000         208,334         300,000         500,000            -
BL Cubed LLC                                  75,000          62,500          90,000         150,000            -
Atlas Equity Group, LLC                       27,600          23,000          33,120          55,200       20,200
196 Beach 113 Corp.                           17,500          14,584          21,000          35,000            -
Shimon Fishman                                12,500          10,417          15,000          25,000        5,000
Steve Pollan                                  12,500          10,417          15,000          25,000       13,500
Robert Schechter                              12,500          10,417          15,000          25,000            -
Nicholas Hirsch                                2,500           2,084           3,000           5,000            -
------------------------------------- --------------- --------------- --------------- --------------- ---------------
Total                                       $660,100         550,087        $792,120       1,320,000       38,700
------------------------------------- --------------- --------------- --------------- --------------- ---------------

May 2005 Private Placement

         Pursuant to subscription agreements dated May 16 and May 20, 2005, we sold to two investors, Vestal Venture Capital and Richard Molinsky, in a private placement, for $650,000, (i) our 12% convertible notes due March 2007 in the principal amount of $650,000, (ii) 270,834 shares of common stock, and (iii) warrants to purchase 812,500 shares of common stock at an exercise price of $1.275 per share. We also reimbursed the investors for legal expenses of $10,000. The notes, warrants and shares of common stock issued in the May 2005 private placement were exchanged for shares of series B preferred stock and warrants in the June 2005 private placement.

June 2005 Private Placement

         In June 2005, we issued to Barron Partners 925,926 shares of series B preferred stock and warrants to purchase 9,058,780 shares of the common stock for $2,500,000. We also issued to Vestal Venture Capital 281,942 shares of series B preferred stock and warrants to purchase 2,758,378 shares of common stock in exchange for convertible notes in the aggregate principal amount of $750,000, which were issued in the February and May 2005 private placements, and the warrants and shares of common stock that were issued to Vestal Venture Capital in those private placements, and to Richard Molinsky 18,689 shares of series B preferred stock and warrants to purchase 182,842 shares of common stock in exchange for the convertible note in the amount of $50,000 which was issued in the May 2005 private placement and the warrants and shares of common stock that were issued to Mr. Molinsky in that private placement.

         The following schedule sets forth the number of shares of common stock issuable upon conversion of the series B preferred stock and each of the outstanding warrants issued to the investors in the private placement. Warrants to purchase 450,000 shares of common stock have been exercised. Although the warrants initially had exercise prices that ranged from $.65 to $1.80, the exercise price of all of the outstanding warrants has been reduced to $.03 per share.

                                             Series B
Name                                   Preferred Stock          Warrants
----                                   ---------------          --------
Barron Partners LP                          12,596,210         8,608,780
Vestal Venture Capital                       3,914,378         2,758,378
Richard Molinsky                               259,475           182,842
                                            ----------        ----------
Total                                       16,770,063        11,550,000
                                            ----------        ----------

         Pursuant to the preferred stock purchase agreement relating to the issuance of the series B preferred stock and warrants in the June 2005 private placement:

        * The investors have the right to participate in any future funding on terms whereby they can purchase the securities offered at 80% of the offering price.

        * We agreed that, within 45 days from the closing date, June 17, 2005, we will have appointed such number of independent directors that would result in a majority of our directors being independent directors, that our audit committee would be composed solely of independent directors and our compensation committee would have a majority of independent directors. Our failure to meet these requirements would results in the payment of liquidated damages that are to be paid by the issuance of additional shares of series B preferred stock.

        * We and the investors entered into a registration rights agreement pursuant to which we agreed to file, within 30 days after the closing, the registration statement of which this prospectus is a part.

        * Mr. John Cammarano, Jr., until December 18, 2006 a director and until May 1, 2006, the chief executive officer, and Mr. Anton Lee Wingeier, until December 10, 2006, the chief executive and chief financial officer, each agreed that (i) he would not publicly sell any shares of our common stock during the two-year period commencing on the date of the purchase agreement, (ii) notwithstanding any contrary provisions of any employment agreement or other understanding, he will not receive any bonus except for a bonus based on growth in earnings per share as determined by a compensation committee of the board of directors the majority of members of which are independent directors and
              (iii) in the event of a termination of his employment, other than a termination by us that is not for cause or as a result of his death or disability, his severance will not exceed one year's compensation. Mr. Cammarano and Mr. Wingeier are no longer employed by us.

        * Our board of directors approved and agreed to submit to our stockholders for their approval, an amendment to our articles of incorporation to (i) eliminate the series A convertible preferred stock, (ii) increase the number of authorized shares of preferred stock to 10,000,000 shares and give the board of directors the right to determine the rights, preferences, privileges and limitations of the shares of preferred stock and (iii) increase the number of authorized shares of common stock to 60,000,000 shares. This amendment was approved by our stockholders in 2005.

        * We agreed that, upon the effectiveness of the increase in the authorized preferred stock, we would increase the number of authorized shares of series B preferred stock from 1,500,000 shares to 3,000,000 shares, and the investors agreed to consent to such increase. The number of authorized shares of preferred stock was not increased, but the conversion ratio of the series B preferred stock was increased from 9 to 12.15 as a result of our failure to meet the required level of EBITDA per share.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The principal market for the common stock is the OTC Bulletin Board, although the common stock may also be traded in the Pink Sheets, LLC. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

        * ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        * block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        * sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

        * an exchange distribution in accordance with the rules of the applicable exchange;

        *     privately negotiated transactions, including gifts;

        *     covering short sales made after the date of this prospectus.

        * pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

        *     a combination of any such methods of sale; and

        *     any other method of sale permitted pursuant to applicable: law.

         The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

         See "Selling Stockholders" for information concerning the restriction on the right of the holders of the series B preferred stock and certain of the warrants to convert the shares of series B preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In the event of a transfer by a selling stockholder of the series B preferred stock, warrants or the common stock issuable upon conversion or transfer the series B preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. Atlas Capital Services, Dawson James Securities and Liberty Company Financial are broker-dealers. ACS Holdings, as the parent of Atlas Capital Services, and Steven Pollan, as an officer of Atlas Capital Services, may be deemed affiliates of Atlas Capital Services. Although none of the selling stockholders have an agreement or understanding with any broker-dealer with respect to the sale of their shares, Atlas Capital Services may also act as broker for other selling stockholders. Selling stockholders who are broker-dealers or affiliates of broker-dealers will be deemed underwriters in connection with their sales.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Our common stock has been trading since April 29, 2002 on the over-the-counter market and quoted on the OTC Bulletin Board. It is also quoted on the Pink Sheets, LLC. For the period from April 29, 2002 through January 13, 2004 our trading symbol was ZNTH and, from January 14, 2004 until March 24, 2005 we traded under the symbol ADPR. Effective March 28, 2005, the effective date of our one-for-15 reverse split, our trading symbol was changed to ASPR.

         The table below sets forth, for the periods indicated, the high and low bid prices of our common stock for the periods indicated, as quoted by the OTC Bulletin Board Research Service. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

Quarter Ended                                        High Bid      Low Bid
-------------------------------------------------- ------------- -------------
  March 31, 2004                                        $4.65        $1.35
  June 30, 2004                                         $3.23        $1.13
  September 30, 2004                                    $3.45        $0.77
  December 31, 2004                                     $2.03        $1.14

  March 31, 2005                                        $1.65        $0.53
  June 30, 2005                                         $0.92        $0.51
  September 30, 2005                                    $0.65        $0.17
  December 31, 2005                                     $0.40        $0.22

  March 31, 2006                                        $0.63        $0.32
  June 30, 2006                                         $0.65        $0.23
  September 30, 2006                                    $0.35        $0.06
  December 31, 2006 (through December 26, 2006)         $0.16        $0.03

         On December 26, 2006, the closing bid price of our common stock was $.04.

         As of December 15, 2006, we had approximately 1,000 record holders of our common stock.

         We have not paid dividends on our common stock, and the terms of certificate of designation relating to the creation of the series B preferred stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Introduction

         On March 30, 2006, we made a decision to enter into negotiations for the sale of our product segment. On August 1, 2006, we and our subsidiaries sold to MFC substantially all of the assets of our business relating to the direct, wholesale and retail marketing and sales of consumer products, which is the line of business which we refer to as our products segment which is presented as a discontinued operation in our consolidated financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005. Through December 31, 2005, the product segment was shown as a separate business segment. On December 11, 2006, we transferred to New Valu, Inc., Genco's primary lender, all of our ownership in Genco which is the line of business which we refer to as our generator sales segment. The generator sales segment, which was formed in December 2005, was presented as a separate segment in our financial statement as of September 30, 2006 and December 31, 2005 and for the nine months ended September 30, 2006 and for the year ended December 31, 2005. We commenced activities relating to our generator business in December 2005; however, because these operations were not significant during 2005, the statement of financial position and statement of operations for 2005 have not been restated to reflect the discontinuation of these operations. Our continuing operations are advertising services. The consolidated financial statements at December 31, 2005 and for the years ended December 31, 2005 and 2004, which are included in this prospectus, have been restated to reflect the products segment as a discontinued operation. The consolidated financial statements at September 30, 2006 and for the nine months ended September 30, 2006 have been restated to reflect the generator sales segment as a discontinued operation.

         As an advertising services company, we offer the placement of advertising in different media, the production of direct marketing commercials, and the planning and implementation of direct marketing programs for our clients. Both our revenue and our gross margins reflect services in addition to those of a typical advertising agency since the gross margin on advertising revenue is typically a percentage of the amount paid for the advertisement. In May 2006, NVE, a former advertising customer which was our largest customer in both the nine months ended September 30, 2006 and the year ended December 31, 2005, commenced an action against us seeking approximately $3.4 million in damages plus costs, with claims for treble damages and punitive damages. The complaint arises from a letter agreement dated May 12, 2005, pursuant to which we performed services for an advertising campaign. The complaint, as amended, alleges breach of contract, fraud and breach of duty. Although we believe that we complied with our obligations under the contract, and we have not established a reserve with respect to this litigation, there is no assurance that a court would not come to a contrary conclusion or that the litigation will not be settled for an amount which would severely impact our financial condition. This litigation has negatively impacted our ability to obtain necessary financing and to attract potential new advertising clients and to maintain and develop our existing advertising clients. We did not record revenue from advertising clients during the second quarter of 2006 and our advertising revenue for the third quarter of 2006 was not material. During the nine months ended September 30, 2006, NVE accounted for revenue of $3.1 million, or approximately 71% of revenue, from continuing operations. During the year ended December 31, 2005, NVE accounted for revenue of $6.5 million, or approximately 84% of revenues from continuing operations. During the nine months ended September 30, 2005, marketing, consulting and media placement services revenues were generated from fourteen customers of which 89% was from NVE.

         In our discontinued products segment, we sold, both through our direct marketing operations and our sales to retail stores, a range of different products, some of which are not related to the others and have different distribution channels. During 2004, we recognized revenue from only one product line, our Dermafresh product line, which we acquired in February 2004 and introduced to the market in June 2004. From December 31, 2004 through June 2006, we either acquired or obtained marketing rights to a number of additional products. On August 1, 2006, we sold the assets, having a book value of approximately $2.1 million, of our products segment to MFC Development Corp., in exchange for (i) the assumption of certain accounts payable, accrued expenses and other liabilities related to the products business approximating $1,535,000,
(ii) an unsecured promissory note in the amount of $1,525,000, and (iii) 5,500,000 shares of MFC's common stock valued at $1,650,000 on August 1, 2006, of which 750,000 shares are held in escrow as security for obligations relating to our representations and warranties. The principal of the note is subject to adjustment based on a post-closing audit of the assets and liabilities transferred and assumed. The shares are restricted securities. In September 2006, we sold

2,875,000 shares of MFC common stock and pledged 1,250,000 shares of MFC common stock as security for our guaranty of debt obligations of our majority-owned subsidiary, Genco. We intend to seek to have our shares of MFC common stock registered and upon registration to sell the shares and use the proceeds for general corporate purposes. Although we have certain registration rights with respect to the shares, we cannot assure you either (i) that MFC will have the resources to make the remaining payments on the notes or (ii) that we will be able to raise any significant funds from the remaining MFC stock.

         Our discontinued generator sales segment included the sale, installation and servicing of standby and portable generators to both residential and commercial customers. Since December 2005, we had been developing the infrastructure necessary to operate the generator sales segment, including the acquisition of computers, vehicles and equipment and warehouse space. During the nine months ended September 30, 2006 we launched the generator sales operations in placeSouth Florida. On December 11, 2006, we sold to New Valu, Inc., Genco's principal lender, our equity in Genco pursuant to an agreement dated December 10, 2006. At the time we entered into this agreement, Genco, owed $1,866,666 to New Valu and $156,250 to another lender. We had guaranteed these loans, and pledged our equity in Genco and 625,000 shares of MFC stock that were owned by us as security for payment of these loans. Further, Genco did not have sufficient funds to continue its operations and it had significant potential liabilities with respect to customer deposits for generators. Pursuant to the agreement with New Valu and HSK, Inc., Genco's other lender, on December 11, 2006: (i) our obligations under its guarantee to New Valu were terminated; (ii) we transferred to New Valu our 80% interest in Genco;
(iii) we sold 625,000 shares of MFC common stock to HSK for $156,250 and used the proceeds to pay HSK the $156,250 due to HSK; and, (iv) any obligations from Genco to us were terminated.

         In June 2005, we sold 1,226,557 shares of our series B preferred stock to a group of accredited investors. In connection with the sale of the shares, we agreed to register the shares of common stock issuable upon conversion of the series B preferred stock and warrants that were issued in connection with the preferred stock sale. When we decided to sell our products division with the resulting reclassification of that business as a discontinued operation, the registration statement relating to those shares was no longer current and the stockholders were no longer able to sell the shares of common stock covered by the registration statement. As a result, we are required to pay liquidated damages to the holders of the series B preferred stock by issuing additional shares of series B preferred stock. As of December 11, 2006, the fair value of the liquidated damages, as determined using the Black-Scholes option valuation formula, approximated $334,000, for which we issued 122,589 shares of series B preferred stock and are required to issue an additional 52,422 shares of series B preferred stock. Each shares of series B preferred stock is convertible into
12.15 shares of common stock.

         The products business and the generator sales business are two businesses which we commenced during 2004 and 2005, respectively. Neither business operated profitably and both were disposed of. We may seek to enter into new businesses, and we cannot give any assurance that we will be able to operate any new businesses profitably. As of the date of this prospectus, we have no plans to enter into any new businesses.

Critical Accounting Policies

         The preparation of financial statements in conformity with accounting principles generally accepted in the placecountry-regionUnited States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that are complex and those that require significant judgments and estimates in the preparation of our financial statements, including the following: recognition of revenues, accounting for stock-based compensation, and accounting for income taxes. We rely on historical experience and on other assumptions we believe to be reasonable under the circumstances in making our judgment and estimates. Actual results could differ materially from those estimates. There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of our 2005 audited consolidated financial statements.

Revenue Recognition

         We derive advertising services revenue from; (i) the placement of advertising in television, internet and print media outlets; (ii) the production of advertising content including television commercials, print advertising and other graphics design literature; and (iii) advertising and marketing consulting services. Our advertising services revenue is derived from billings that are earned when the media is placed, from fees earned as advertising services are performed and from production services rendered. In addition, incentive amounts may be earned based on qualitative and/or quantitative criteria. In the case of media placements, revenue is recognized as the media placements appear. We are the primary obligor and carry all of the credit risk for the media placements and accordingly, record the full amount of such billings from the media placements as revenue in accordance with Emerging Issues Task Force Issue No. 99-19. In the case of consulting and production arrangements, the revenue is recognized as the services are performed. Our creative consulting revenue is generally earned on a fee basis, and in certain cases incentive amounts may also be earned. As with fee arrangements in advertising, such revenue is recognized as the work is performed. Incentive amounts for advertising and marketing services are recognized upon satisfaction of the qualitative and/or quantitative criteria, as set out in the relevant client contract. Deferred revenues are recognized as a liability when billings are received in advance of the date when revenues are earned.

Stock-Based Compensation

         Commencing January 1, 2006, we are recognizing expense of options or similar instruments issued to employees using the fair-value-based method of accounting for stock-based payments in compliance with SFAS 123(R) "Share-Based Payment" using the modified-prospective-transition method. For the nine months ended September 30, 2006, we recognized $179,000 of stock compensation expense. As of September 30, 2006, there remains approximately $42,000 of nonvested stock-based compensation arrangements granted to employees.

Income Taxes

         We provide for federal and state income taxes currently payable, as well as for those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized. As of December 31, 2005, we had net operating loss carry-forwards approximating $3,486,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses may be limited in the event of a change in control, as defined in the Treasury regulations. Approximately $130,000 of net operating losses incurred prior to January 4, 2004 is limited to $26,000 per year due to the change of control that resulted from the January 2004 reverse acquisition. Approximately $2.3 million of net operating losses incurred from January 1, 2004 through June 17, 2005 are limited to $651,000 per year due to the June 17, 2005 private placement of the series B preferred stock. There was no tax benefit or expense for any of the 2006 and 2005 interim reporting periods.

New Accounting Pronouncements

         In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 155, Accounting for Certain Hybrid Financial Instruments an amendment of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155, provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. SFAS 155 further amends FASB 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The guidance SFAS 155 also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. SFAS 155 is not expected to have a material impact on our consolidated results of operations and financial condition.

         In March 2006, SFAS issued SFAS 156, Accounting for Servicing of Financial Assets--an amendment of SFAS 140. SFAS 156 requires the recognition of a servicing asset or servicing liability under certain circumstances when an obligation to service a financial asset by entering into a servicing contract. SFAS 156 also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value utilizing the amortization method or fair market value method. SFAS 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. SFAS 156 is not expected to have a material impact on our consolidated results of operations and financial condition.

         In July 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise's fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. We have commenced the process of evaluating the expected effect of FIN 48 on our consolidated results of operations and financial condition and are currently not yet in a position to determine such effects.

         In September 2006, the FASB issued Statement of Financial Accounting Standard 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are in the process of evaluating the impact of the adoption of SFAS No. 157 will have on our results of operations and financial condition.

         In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. Adoption of SAB 108 is not expected to have a material impact on our consolidated results of operations and financial condition.

Nine Months Ended September 30, 2006 Compared with the Nine Months Ended September 30, 2005

         Advertising revenues for the first nine months of 2006 were $4,372,000 compared to $5,755,000 for the same period in 2005. Substantially all of the advertising revenue in the 2006 and 2005 periods was from two customers who are no longer customers and one of which, NVE, is in litigation against us. Media placement costs, as a percentage of advertising revenue, for the first nine months of 2006 were 87% compared to 72% for first nine months of 2005. In 2005 we had negotiated higher rates on the media which we placed compared to 2006, resulting in a lower margin. Historically, we have been dependent upon a limited number of customers with whom we have short term relationships. The pending NVE litigation has impaired our advertising business. Our generator customers have provided us with a broader base of customers.

         Selling, administrative and other expenses for the first nine months of 2006 were $2,496,000, compared to $1,477,000 for the same period in 2005. Operating expenses directly related to the advertising services for the first nine months of 2006 were $596,000, including $319,000 of personnel costs, $128,000 of advertising costs and $86,000 of facilities expense. Corporate overhead costs for the first nine months of 2006 were $1,900,000 including professional fees of $490,000 and personnel costs of $859,000 (human resources, finance and operations). Selling, administrative and other expenses for the first nine months of 2005 were primarily personnel and commission costs related to the advertising business.

         Non operating income and expense for the first nine months of 2006 includes a $225,000 gain from the sale of 2,875,000 shares of MFC Development common stock. During the first nine months of 2006 the liquidated damages of $263,000 represents the fair value of additional shares of series B preferred stock that we were required to issue to our series B preferred stockholders for our failure to maintain an effective registration statement on the shares of common stock underlying the series B convertible preferred stock. Non operating expense for the first nine months of 2005 includes a loss on early extinguishment of debt. On June 17, 2005, we completed a private placement of our Series B Preferred Stock of which a portion of the proceeds were used to pay off convertible notes that were issued in February and May 2005 and as a result a loss on early debt extinguishment of $179,000 related to our advertising business was incurred. Although the agreement pursuant to which we issued the series B preferred stock and warrants provides for liquidated damages for the failure to have an independent board of directors and independent audit and compensation committees, we did not include any accrual for the potential issuance of shares of series B preferred stock under these provisions.

         The loss from continuing operations was $1,928,000 for the first nine months of 2006 compared to $98,000 for the same period in 2005. For the first nine months of 2006, the aggregate loss from our discontinued products and generator sales segments was $6,183,000 compared to $317,000 for the same period in 2005. For the first nine months of 2006 we recognized a gain on the disposal of our products segment of $2,611,000. Overall, we incurred a consolidated net loss attributable to common stockholders of $5,500,000, or $.61 per share (basic and diluted), for the first nine months of 2006. In connection with the private placement completed on June 17, 2005, the fair value of the securities issued (including the preferred stock and warrants to purchase common stock) when compared to the net proceeds resulted in a beneficial conversion feature that approximated $1,344,000. For purposes of calculating the net loss attributable to common stockholders, such beneficial conversion feature is considered a deemed dividend and is deducted from the net loss for purposes of calculating basic and fully diluted loss per share. As a result of the deemed dividend, the net loss attributable to common stockholders for the first nine months 2005 was $1,759,000, and the basic and fully diluted loss per share for such period was $.23.

2005 Compared with 2004

         Advertising services revenues in 2005 increased $4,805,000, or 164%, compared to 2004. During 2005, marketing, consulting and media placement services revenues were generated from nineteen customers, of which 84% was from one customer, NVE, which was not a customer in 2004. We are presently in litigation with NVE. See "Business - Legal Proceedings." Substantially all of the advertising revenues for 2004 was from a different customer which has not been a customer subsequent to 2004. As a result of that customer's financial condition, we wrote off $482,000 of the receivable from that customer. The media placement and production costs increased $4,481,000, or 433%, from 2004. Advertising revenues in 2005 compared to 2004 were more heavily concentrated in media placement as compared to commercial production which resulted in a lower overall return from 65% to 29%.

         Selling, administrative and other expenses for 2005 were $1,955,000, compared to $6,178,000 for 2004. Operating expenses during 2004 include $3,718,000 of non-cash stock-based compensation expense compared to $141,000 for 2005. Operating expenses for 2005 includes $100,000 for the settlement of an arbitration proceeding with the Screen Actors Guild. Recurring operating expenses decreased by $746,000 primarily from a reduction of executive payroll related to the advertising segment.

         Interest expense for 2005 was $69,000 of which $63,000 relates to the convertible notes that were issued in February and May of 2005, including $53,000 of amortized discount on the convertible note issuance. We did not have interest expense for 2004.

         On June 17, 2005, we completed a private placement of our series B preferred stock of which a portion of the proceeds were used to pay our convertible notes that were issued in February and May 2005. As a result of such early extinguishment, for 2005, we recorded a loss on early debt extinguishment of $179,000.

         Our continuing operations for 2005 incurred a net loss of $14,000 compared to a net loss of $4,302,000 for 2004. For 2005, the loss from our discontinued products segment was $655,000 compared to $1,509,000 for 2004. In connection with the private placement completed on June 17, 2005, the fair value of the securities issued (including the preferred stock and warrants to purchase common stock) when compared to the net proceeds resulted in a beneficial conversion feature that approximated $1,344,000. For purposes of calculating the net loss attributable to common stockholders, such beneficial conversion feature is considered a deemed dividend and is deducted from the net loss for purposes of calculating basic and fully diluted loss per share. Including the deemed dividend, the net loss attributable to common stockholders for 2005 and 2004 was $2,013,000 and $5,811,000, respectively, and the basic and fully diluted loss for such periods was $.26 and $1.05, respectively.

Financial Condition

         As of September 30, 2006, we had an accumulated deficit of $11,980,000 and had working capital from continuing operations of $898,000, compared to working capital from continuing operations of $789,000 at December 31, 2005. In addition, we are a defendant in a litigation by NVE seeking damages in excess of $3,000,000, plus costs, with claims for treble damages and punitive damages. Although we believe we have meritorious defenses against such lawsuit and, as of September 30, 2006, we have not established any reserve with respect to this litigation, an unfavorable outcome of such action would have a materially adverse impact on our business and our ability to continue operating. These factors raise substantial doubt about our ability to continue as a going concern.

         The following table details changes in components of working capital from continuing operations:

                                                                       September 30,          December 31,
                                                                                2006                  2005             Change
   --------------------------------------------------------------- ------------------ --------------------- ------------------
   Cash                                                                      $66,000            $1,428,000        ($1,362,000)
   Certificate of deposit (restricted)                                             -               103,000           (103,000)
   Accounts receivable - net                                                  40,000                24,000             16,000
   Marketable securities                                                   1,687,000                     -          1,687,000
   Marketable securities held in escrow                                      675,000                     -            675,000
   Interest receivable                                                         9,000                     -              9,000
   Current portion of deferred charge, related party                          67,000                67,000                  -
   Prepaid expense and other current assets                                   11,000               298,000           (287,000)
   Current portion of note receivable                                        275,000                     -            275,000
   Accounts payable                                                       (1,105,000)              (27,000)        (1,078,000)
   Customer deposits                                                        (761,000)           (1,029,000)           268,000
   Accrued expenses                                                          (36,000)              (59,000)            23,000
   Current debt                                                              (30,000)              (16,000)           (14,000)
   --------------------------------------------------------------- ------------------ --------------------- ------------------
   Working capital of continuing operations                                 $898,000              $789,000           $109,000
   --------------------------------------------------------------- ------------------ --------------------- ------------------


         The marketable securities are restricted under the rule 144 of the Securities and Exchange Commission and cannot presently be publicly traded unless they are included in a registration statement or are sold in a transaction exempt from registration pursuant to the Securities Act of 1933, as amended.

         During the nine months ended September 30, 2006, $2,451,000 of cash was used by the discontinued products and generator sales segments and $1,089,000 was generated by continuing operations, resulting in a net decrease of $1,362,000. The increase in marketable securities relates to the shares of MFC common stock received as partial consideration from the sale of our product segment. The increase in accounts payable relates to amounts owed to networks for media that was placed during March 2006 and is being paid over negotiated terms.

         On August 1, 2006, we sold to MFC substantially all of the assets of our product segment. We transferred to MFC those assets relating to the products segment in exchange for (i) the assumption of certain accounts payables, accrued expenses and other liabilities related to the product business approximating $1,535,000, (ii) an unsecured promissory note in the amount of $1,525,000, and
(iii) 5,500,000 shares of MFC's common stock valued at $1,650,000 on August 1, 2006, of which 750,000 shares are held in escrow as security for obligations relating to our representations and warranties in the purchase agreement. The principal amount of the note is subject to adjustment based upon a post-closing accounting. On August 2, 2006, MFC made a payment of $381,250, representing 25% of the principal amount of the note, and on September 18, 2006, MFC made a second payment of $381,250 and has made monthly principal and interest payments for the months of October and November 2006.

         On December 10, 2006, we entered into an agreement with New Valu, Inc. and HSK Funding, Inc. At the time we entered into this agreement, Genco, owed $1,866,666 to New Valu and $156,250 to HSK. We had guaranteed these loans, and pledged our 80% interest in Genco and 625,000 shares of MFC common stock that were owned by us as security for payment of these loans. Further, Genco did not have sufficient funds to continue its operations and it had significant potential liabilities with respect to customer deposits for generators. Pursuant to the agreement with New Valu and HSK, on December 11, 2006: (i) our obligations under its guarantee to New Valu were terminated; (ii) we transferred to New Valu our 80% interest in Genco; (iii) we sold 625,000 shares of MFC common stock to HSK for $156,250 and used the proceeds to pay HSK the $156,250 due to HSK; and, (iv) any obligations from Genco to us were terminated.

         We need additional funds in order to market and expand our advertising services; however, we have no formal or informal understanding with any funding source. In the event of a judgment against us or a settlement requiring payments by us in the NVE litigation, we will require additional funds. We have raised funds from one of our lenders from the sale of some of our shares of our MFC stock, but such funds were used to pay the lender and were not available for operations. Further, the remaining payments on the MFC note are payable in installments and are significantly less than our working capital needs. In the event that our creditors obtain judgments against us or in the event of an unfavorable resolution of the NVE litigation, either as a result of a judgment or settlement, it may make it necessary for us to seek protection under the Bankruptcy Code.

                                    BUSINESS

         Since the end of the first quarter of 2006, our advertising services have not been a significant part of our business. We had no revenues from advertising in the second quarter of 2006 and insignificant revenues from advertising during the third quarter.

         The advertising services we offer include:

        * the placement of advertising in television, internet and print media outlets;

        * the production of advertising content, including television commercials, print advertising and other graphics design literature; and

        * advertising and marketing consulting services relating to the customer's marketing campaign.

         In performing our advertising agency services, we both use our production services and, in certain cases, we outsource commercial production services to third party production companies.

Sales and Marketing

         We have not actively marketed our advertising services since the first quarter of 2006. Historically, we have obtained new advertising customers through referrals from the independent marketing representatives that we had utilized while we owned the product segment. The litigation with NVE has significantly limited our ability to attract new advertising customers.

Major Customers

         We did not generate any significant revenue from our advertising segment during the second and third quarters of 2006. None of our customers from which we generated revenues in 2005 and the first quarter of 2006 are currently customers.

         Our advertising clients have been typically small companies for whom a range of services include, in addition to the placement of advertising, consulting services which can include assistance in not only developing an advertising program, but helping the client to design or develop the particular product or service, determine the appropriate market and design and implement an overall marketing program and strategy.

Intellectual Property

         We do not have any intellectual property related to our advertising services business.

Competition

         The marketing communications business is highly competitive, with agencies of all sizes and disciplines competing primarily on the basis of reputation and quality of service to attract and retain clients and personnel. Companies such as WPP Group, Omnicom Group, Interpublic Group, Digitas, ChoicePoint Precision Marketing and Havas generally serve large corporations with consolidated or business unit sales from direct marketing in excess of $100 million. Additionally, based on agency direct marketing revenues published in the trade journal Advertising Age's 2004 Agency Survey, our research indicates that there are approximately 36 agencies with direct marketing revenues ranging from $10 million to $244 million and more than 70 agencies with direct marketing revenues ranging from at least $1 million to $10 million. We intend to seek a market niche by providing a full level of service quality that users of direct marketing services may not receive from our larger competitors. Most of our advertising clients are smaller companies that would not typically be sought by the major advertising and marketing companies.

Pending Litigation

         On May 15, 2006, we were served in an action in the Bankruptcy Court in the State of New Jersey by NVE. Other defendants in the action are John Acunto, Jr., a principal stockholder and former chief executive officer, John Cammarano, a former director and former chief executive officer, Anton Lee Wingeier, a former director and former chief financial officer and one current and two former employees who are not officers. The complaint arises from a letter agreement dated May 12, 2005, pursuant to which we performed services for NVE relating to NVE's advertising campaign. The complaint alleged that we breached the contract in fraudulently invoicing NVE for advertising services. The complaint also alleged that our conduct constituted criminal activity and includes a claim under the Racketeer Influenced and Corrupt Organizations Act (generally known as RICO) and its state law equivalent, and sought damages approximating $3.4 million plus costs, with claims for treble damages and punitive damages. On July 17, 2004, the court dismissed with prejudice, the RICO and conversion claims against us and the individual defendants. The fraud claims were dismissed against all defendants, with the plaintiff having the right to replead those claims within 30 days. The claims based on breach of contract and the claims seeking an accounting were not dismissed against us. On August 4, 2006, the plaintiff filed an amended complaint repleading the fraud claim, adding a claim for breach of duty and amending the other claims that were not previously dismissed. Although we believe that we complied with our obligations under the contract, there is no assurance that a court would not come to a contrary conclusion.

         Two former officers of Genco have notified us that they believe they are owed $122,000 pursuant to their employment agreements which were terminated upon their resignations in September 2006. We are in the process of evaluating the claims made by such former officers and have not accrued any amounts related to such claim.

Employees

         As of December 15, 2006, we had 2 full-time employees one advertising executive and our chief executive officer. We also have retained Mr. Acunto as a consultant. None of our employees are represented by a labor union, and we consider our employee relations to be good.

Property

         We lease 20,394 square feet of office and warehouse space in a warehouse complex located in Boca Raton, Florida under a lease, which expires in October 2015 and which has a current annual rent is $310,000. We lease 6,658 square feet of executive office space in Boca Raton, Florida, of which approximately two-thirds is sub-leased to non-affiliates and one-third is unused and is available for sub-lease. This lease, which expires in March 2010 has a current annual rent of $149,000. We lease 846 square feet of office space in Bentonville, Arkansas, for space which we no longer use, under a lease which expires in November 2008 for which we pay annual rent of $15,000. This space was used by our products segment. Our present annual rental, exclusive of subleased office space, approximates $550,000. Most of our unused space was leased for our products segment and was not assumed by the purchaser of that division. All of our leases include standard escalation provisions. We believe that our current space exceeds our immediate and near term requirements and we are currently exploring our options to terminate certain of our leases with the landlords.

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name              Age      Position
----              ---      --------
Loren R. Haynes    45      Interim chief executive officer and director
Harlan I. Press    42      Chairman of the board, interim chief financial
                           officer and director

         Loren R. Haynes has been our interim chief executive officer since December 10, 2006 and a director since December 2005. Mr. Haynes has been the placeSouth Florida regional manager for Genco since May 29, 2006. From 2005 until May 2006, Mr. Haynes was vice president of sales and marketing for United Auto Group, an automobile brokerage firm. From 1997 to 2005 he was customer service engineer/installation coordinator for Sentry Technology Corp., a manufacturer of traveling robotic CCTV systems for industrial use. Mr. Haynes is the brother-in-law of John P. Acunto, Jr., a greater than 37% stockholder. Mr. Haynes was the designee of Mr. Acunto, as provided in his consulting agreement.

         Harlan I. Press has been a director since August 2005 and was our chief operating officer from July 2006 to September 2006 and has been our interim chief financial officer since December 18, 2006. From April 2000 until April 2006, he was the vice-president and treasurer of Concord Camera Corp., a designer, developer, manufacturer and distributor of image capture devices and related products since April 2000. Mr. Press joined Concord Camera Corp. in April 1994 and served in various capacities including corporate controller and chief accounting officer. Mr. Press is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute. As an officer of Concord Camera, Mr. Press is a defendant in several class actions against Concord, its directors and officers, relating primarily to Concord's financial statements. In addition, the Commission has advised Concord that it is investigating matters underlying the claims in one of the class action suits. Concord and Mr. Press believe that the actions are without merit and are actively defending the actions.

Key Consultant

         Mr. John P. Acunto, Jr., age 33, has been a consultant to us since June 2005. He was also the chief executive officer of Genco since September 2006. Pursuant to his consulting agreement, Mr. Acunto agreed to serve on a substantially full-time basis as a consultant with principal emphasis in marketing our advertising business. Mr. Acunto served as our chief executive officer, chairman of the board and director from January 4, 2004 until June 2005. In July 2003, Mr. Acunto founded and developed Adsouth, Inc., a direct response marketing and advertising services firm which we acquired pursuant to the reverse acquisition. For more than five years prior to founding Adsouth, Inc., Mr. Acunto was an independent marketing consultant, advising clients on a wide variety of subjects including, without limitation, direct marketing, media buying, media placement and related activities, doing business as The Business Planning Company.

Director's Compensation

         Pursuant to the 2005 long-term incentive plan, each newly-elected independent director receives at the time of his or her election, a five-year option to purchase 50,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant to each independent director of an option to purchase 10,000 shares of common stock on April 1st of each year, commencing April 1, 2006. In lieu of the annual grant of 10,000 to each director, in December 2005, each director received an option to purchase 25,000 shares of common stock at an exercise price of $.32 per share, subject to stockholder approval of an amendment to the plan. Commencing August 2005, we are paying our independent directors an annual directors' fee of $5,000, a meeting fee of $1,000 per meeting attended in person and $500 per meeting attended by telephone. Each committee member receives a payment of $250 for each meeting attended in person and $125 for each meeting attended by telephone. We pay the chairman of the audit committee an annual fee of $2,500. We do not presently have any independent directors.

Board of Directors and Committee Meetings

         Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees. As of September 30, 2006, none of our directors are independent.

         From August 10, 2005 to December 10, 2006, our board of directors has had two committees - the audit committee and the compensation committee. During 2006, the audit committee was comprised of Messrs. Haynes, Cammarano and Press and the compensation committee was comprised of Messrs. Cammarano, Haynes, Wingeier and Press. Since we only have three directors, we do not have any committees as of the date of this prospectus.

         During 2005, there were 15 meetings of the board of directors, all of which were attended by all persons serving as a director at that time.

         Our audit committee was involved in discussions with our independent auditors with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditors. The audit committee also approved the selection of the independent registered accounting firm. Mr. Press was the audit committee financial expert.

         Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis. The charter can be found on our website at www.adsouthinc.com.

         The compensation committee served as the stock option committee for our stock option plan, and it reviews and approves any employment agreements with management and changes in compensation for our executive officers.

         Our board has adopted a code of business conduct and ethics that applies to all of our employees, officers, directors and consultants. A copy of the code of business conduct and ethics can be found on our website at www.adsouthinc.com.

Section 16(a) Compliance

         Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. To our knowledge, all of our directors and officers were in compliance with their reporting requirements in a timely manner during 2005.

Compensation

                           Summary Compensation Table

         The following table presents compensation information related to our chief executive officer and other executive officers who received or accrued compensation from us in excess of $100,000 (on an annualized basis) for 2005 and 2004.

                                                                                          Long-term Compensation
                                                                                                     Awards
                                                                                                     ------
                                                                                                              Securities
                                                                                                              Underlying
                                                                           Other Annual    Restricted    Options / SARs
Name and Principal Position          Year     Salary             Bonus     Compensation  Stock Awards                (#)
---------------------------          ----     ------             -----     ------------        ------                ---
John P. Acunto, Jr.                  2005        $530,000      $46,000          $14,000                          162,648
Chief Executive Officer              2004        $250,000     $695,000          $10,000       666,667            333,333
John Cammarano, Jr., Chief           2005        $237,000     $192,000          $13,000                        1,000,000
Executive Officer and President      2004        $128,000     $132,000          $16,000        69,507             66,667
Anton Lee Wingeier                   2005        $163,000     $146,000          $12,000                          249,314
Chief Financial Officer              2004        $ 92,000     $ 24,000          $10,000        46,667                 --

         Other annual compensation consists of fringe benefits including car allowance and medical benefits.

         For 2005, Mr. Acunto's bonus represents incentive compensation pursuant to his employment agreement which terminated upon his resignation in June 2005. Mr. Acunto's compensation for 2005 includes compensation of $450,000 for services as a consultant subsequent to June 2005. For 2004, Mr. Acunto's bonus includes a $250,000 signing bonus pursuant to his employment agreement and $445,000 of discretionary commissions that were earned on advertising revenues prior to the execution of his employment agreement. The revenues on which the commission was paid to Mr. Acunto include revenue with respect to which a reserve was established in 2004.

         For 2005, Mr. Cammarano's bonus includes a $50,000 signing bonus related to a renegotiation of his employment terms and $142,000 of incentive compensation pursuant to his employment agreements. For 2004, Mr. Cammarano's bonus includes a $50,000 signing bonus and $82,000 of commissions which were paid in accordance with his March 2005 employment agreement which was terminated June 2005.

         For 2005, Mr. Wingeier's bonus includes a $50,000 signing bonus related to a renegotiation of his employment terms and $96,000 of incentive compensation pursuant to his employment agreements. For 2004, Mr. Wingeier's bonus represents a signing bonus pursuant to his July 2004 employment agreement which was terminated in June 2005.

Employment and Consulting Agreements

         On February 18, 2005, we entered into an employment agreement, dated as of July 1, 2004, with our chief financial officer, Anton Lee Wingeier. Mr. Wingeier's July 2004 employment agreement was superseded by a new employment agreement we entered into with him in October 2005. Mr. Wingeier's July 2004 employment agreement provided for Mr. Wingeier to serve as our chief financial officer until December 31, 2005 and continuing thereafter on a month-to-month basis unless terminated by either party. Mr. Wingeier received a salary at the annual rate of $125,000 through September 30, 2004 and $150,000 thereafter. He also received an initial bonus of $24,000 in 2004, and was to receive a quarterly and annual bonus. The quarterly bonus was 5% of our adjusted gross profit, which is defined as gross profit less compensation (other than his quarterly bonus and annual bonus). If our income before income taxes and payment of his annual bonus is at least $2,000,000, we were to pay Mr. Wingeier an annual bonus equal to 5% of the adjusted income. For each quarter in which a quarterly bonus was payable, Mr. Wingeier was to receive a five-year non-qualified option to purchase the number of shares of common stock determined by dividing the amount of the quarterly bonus by the exercise price per share, which was the closing price of our common stock on the last day of the quarter. Mr. Wingeier also received insurance benefits and a monthly automobile allowance of $900. In the event of a termination of Mr. Wingeier's employment as a result of his death or disability, we will pay him or his beneficiary his salary for the lesser of one year or the balance of the term.

         In connection with the June 2005 private placement, we and Mr. Wingeier agreed that (i) he would not publicly sell any shares of our common stock during the two-year period commencing on the date of the purchase agreement, (ii) notwithstanding any contrary provisions of his employment agreement or other understanding, he will not receive any bonus except for a bonus based on growth in earnings per share as determined by a compensation committee of the board of directors the majority of members of which are independent directors, (iii) in the event of a termination of his employment, other than a termination by us that is not for cause or as a result of his death or disability, his severance will not exceed one year's compensation, (iv) that he would no longer receive a car allowance, (v) that his base salary would be $175,000 and (vi) that his employment term was extended to June 17, 2008.

         On October 7, 2005, we entered into an employment agreement with Mr. Wingeier which superseded his previous employment agreement. The employment agreement initially expires on December 31, 2008 and continues on a month-to-month basis thereafter unless terminated on not less than 90 days notice by either us or Mr. Wingeier. Pursuant to his employment agreement Mr. Wingeier receives annual compensation of $175,000, a signing bonus of $50,000 and quarterly and annual bonuses. The quarterly bonuses are equal to the sum of
(i) a gross margin bonus calculated as 5% of the amount by which the product segments gross profit is greater than 47% of the product segments revenues; (ii) an operating expense bonus calculated as the amount by which selling, general and administrative expense (less consulting fees, legal fees, non-cash stock expense and investor relations fees) as a percentage of consolidated revenue has decreased from the immediately preceding quarter, multiplied by consolidated revenues, the product of which is multiplied by one-half of the percentage decrease; and (iii) a net income bonus calculated as 7.5% of the quarter's income before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense. The annual bonuses are calculated as 7.5% of the amount by which annual income before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense has increased from the immediately preceding year. Mr. Wingeier is entitled to receive options to purchase not less than such shares of common stock as having a value equal to the sum of the quarterly and annual bonuses and in December 2005 he received an option to purchase 200,000 shares of common stock for $0.32 per share.

         On May 23, 2006, our board of directors approved and executed an amendment to the October 7, 2005 employment agreement with Mr. Wingeier. Pursuant to the amendment, Mr. Wingeier's employment term was extended to December 31, 2011, his annual salary was increased to $225,000 per year, and he receive a monthly auto allowance of $1,200. In the event Mr. Wingeier is eligible for severance, pursuant to the terms of his agreement, such amount will be the greater of $225,000 or one year's salary. In addition, in exchange for forgoing the bonus provisions of his employment agreement, as set forth prior to this amendment, with the exception to any bonus he may be entitled to resulting from the sale of the products segment, if any, he will be compensated $200,000. Thereafter, any bonus he receives will be at the discretion of the Board of Directors.

         On July 14, 2006 we entered into an amended employment agreement with Mr. Wingeier pursuant to which he will serve as chief executive and chief financial officer through December 31, 2011 for which he will receive a base salary of $225,000 per annum and a monthly automobile allowance of $1,200. The agreement also replaces bonuses due to Mr. Wingeier under his existing agreements, including any bonuses from the sale of our product segment, with a $200,000 bonus, of which $50,000 has been paid, $50,000 is due on July 31, 2006 and the remaining $100,000 will be paid in ten bi-weekly installments of $10,000 beginning August 1, 2006. Mr. Wingeier is eligible to receive an annual bonus at the discretion of the compensation committee. In the event we terminate Mr. Wingeier's employment, other than as a result of his disability or a termination for cause, Mr. Wingeier is entitled to severance pay equal to one month's salary, including his automobile allowance, for every month worked, up to twelve months.

         On December 10, 2006, Mr. Wingeier resigned from all positions he then held with the Company and any of its subsidiaries.

         On February 18, 2005, we entered into an employment agreement, dated as of July 1, 2004, with John P. Acunto, Jr. to serve as our chief executive officer. Mr. Acunto's employment agreement was terminated, except for his obligations under the non-disclosure, non-competition and related provisions, with the execution of his consulting agreement in June 2005. Mr. Acunto's employment agreement provided for Mr. Acunto to serve as our chief executive officer until December 31, 2009. Mr. Acunto received a salary of $375,000. He also received an initial bonus of $250,000 in 2004. Mr. Acunto received his quarterly bonus for the first quarter of 2005, and a proportionate share of his quarterly bonus for the period April 1 through June 16, 2005. The quarterly bonus was 5% of our adjusted gross profit, which is defined as gross profit less compensation (other than his quarterly bonus and annual bonus). For each quarter in which a quarterly bonus is payable, Mr. Acunto was to receive a five-year non-qualified option to purchase the number of shares of common stock determined by dividing the amount of the quarterly bonus by the exercise price per share, which shall be the closing price of our common stock on the last day of the quarter. Pursuant to this provision, Mr. Acunto received an option to purchase 49,314 shares of common stock at an exercise price of $.74 per share. Mr. Acunto also received options to purchase 113,334 shares of common stock at an exercise price of $.705 per share. Mr. Acunto also received insurance benefits and a monthly automobile allowance of $1,800.

         On June 17, 2005, in connection with the June 2005 private placement, we entered into a consulting agreement with Mr. Acunto, pursuant to which Mr. Acunto agreed to serve on a substantially full-time basis as a consultant with principal emphasis in marketing our advertising business for a term of three years and continuing thereafter on a year-to-year basis unless terminated by either party on 90 days prior written notice. As compensation for his services, we paid Mr. Acunto an initial payment of $200,000, and we are to pay him a non-refundable monthly draw of $17,000 against commissions earned. We agreed to pay Mr. Acunto a commission equal to 5% of the gross profit on covered accounts, as defined in the agreement. We also granted Mr. Acunto a non-qualified stock option to purchase 2,000,000 shares of common stock at an exercise price of $.65 per share, which is exercisable immediately as to 500,000 shares and thereafter in quarterly installments based on our gross profit for the quarter. On August 16, 2005, the consulting agreement with Mr. Acunto was amended whereby the $34,000 paid to him for the months of July 2005 and August 2005 were deemed earned fees and not a draw on commissions and effective September 1, 2005, his commission was increased from 5% to 10% of the gross profit on covered accounts. In December 2005, we granted Mr. Acunto an option to purchase 200,000 shares of common stock at an exercise price of $.32 per share. Mr. Acunto's consulting agreement provides that during the term of the consulting agreement and as long as Mr. Acunto and member of his family as to which he as the right to vote or dispose of their shares represent at least 40% of our outstanding stock, Mr. Acunto has the right to designate one nominee for director if the board consists of three or four directors and two nominees for director, if the board consists of five or more directors. All of such nominees shall be (i) independent directors, as defined by Nasdaq, and (ii) not directly or indirectly related to Mr. Acunto or his wife. Mr. Loren R. Haynes is Mr. Acunto's nominee to the board.

         On May 9, 2006, we entered into an agreement with Mr. Acunto which modifies and extends his existing consulting agreement. Pursuant to the agreement, Mr. Acunto's consulting arrangement was extended until June 30, 2012 and continues on a year-to-year basis thereafter. However, Mr. Acunto's consulting agreement may be cancelled only by him if he guarantees or underwrites loans or financial facilities to, for or on our behalf, in an amount not less than $250,000, and such guarantees or underwritten loans remain outstanding. Mr. Acunto will receive a monthly minimum nonrefundable draw of $20,000 against commissions and shall be allowed to participate in our health insurance plans or be reimbursed for out-of-pocket expenses for maintaining his own health insurance plan. Mr. Acunto's commissions will be equal to 10% of our gross profit on covered accounts, such gross profit, except as it relates to Genco sales, which will be calculated in accordance with generally accepted accounting principles. Mr. Acunto will earn a commission on Genco's sales calculated as the sales price, less the cost of the unit and less the cost of the unit multiplied by 30% to arrive at the gross profit multiplied by 10% to arrive at the earned commission. Other than commissions earned from Genco sales, covered accounts shall mean new accounts generated by Mr. Acunto's efforts.

         On March 18, 2004, we entered into an employment agreement with John Cammarano, Jr. to serve as our president. Mr. Cammarano's March 2004 employment agreement was superseded by a new employment agreement we entered into with him in October 2005. Mr. Cammarano's March 2004 employment agreement provided for him to serve as our president until March 18, 2007 and automatically renewed for additional three-year periods unless either we or Mr. Cammarano gave 90 days notice before March 18, 2007 of our or his intention to not renew. Mr. Cammarano received a salary at the annual rate of $175,000 through the term of the March 2004 employment agreement. He also received a signing bonus of $50,000 and 25,000 shares of common stock and an additional 33,334 shares of common stock for overseeing the establishment of a web-based advertising business and an option to purchase 66,667 shares of common stock at an exercise price of $1.35 per share. Mr. Cammarano was entitled to a bonus of 5% of our product sales and stock based incentives equal to 5% of the revenues that are generated as a result of his direct efforts. For the year ended December 31, 2004, Mr. Cammarano voluntarily limited his bonus compensation to 5% of product sales, less returns and advertising allowances. Mr. Cammarano also received a monthly auto allowance of $1,800.

         On June 17, 2005, Mr. Cammarano was elected as our chief executive officer and agreed that (i) he would not publicly sell any shares of our common stock during the two-year period commencing on the date of the purchase agreement relating to the June 2005 private placement, (ii) notwithstanding any contrary provisions of his employment agreement or other understanding, he will not receive any bonus except for a bonus based on growth in earnings per share as determined by a compensation committee of the board of directors the majority of members of which are independent directors, (iii) in the event of a termination of his employment, other than a termination by us that is not for cause or as a result of his death or disability, his severance will not exceed one year's compensation, (iv) that he would no longer receive a car allowance and (v) that his base salary would be $250,000. We also granted Mr. Cammarano a non-qualified stock option to purchase 800,000 shares of common stock at an exercise price of $.65 per share as to 425,000 shares and thereafter in quarterly installments based on our gross profit for the quarter.

         On October 7, 2005, we entered into an employment agreement with Mr. Cammarano which superseded his previous employment agreement. The employment agreement initially expires on December 31, 2008 and continues on a month-to-month basis thereafter unless terminated on not less than 90 days notice by either us or Mr. Cammarano. Pursuant to his employment agreement Mr. Cammarano receives annual compensation of $250,000, a signing bonus of $50,000 and quarterly and annual bonuses. The quarterly bonuses are equal to the sum of
(i) a gross margin bonus calculated as 5% of the amount by which the product segment's gross profit is greater than 47% of the product segments revenues;
(ii) an operating expense bonus calculated as the amount by which selling, general and administrative expense (less consulting fees, legal fees, non-cash stock expense and investor relations fees) as a percentage of consolidated revenue has decreased from the immediately preceding quarter, multiplied by consolidated revenues, the product of which is multiplied by one-half of the percentage decrease; and (iii) a net income bonus calculated as 7.5% of the quarter's income before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense. The annual bonuses are calculated as 7.5% of the amount by which annual income before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense has increased from the immediately preceding year. Mr. Cammarano is entitled to receive options to purchase not less than such shares of common stock as having a value equal to the sum of the quarterly and annual bonuses and in December 2005 he received an option to purchase 200,000 shares of common stock for $0.32 per share.

         Effective May 1, 2006, Mr. Cammarano resigned from his position as chief executive officer. Pursuant to the terms of a separation agreement with Mr. Cammarano, we will pay Mr. Cammarano a severance of $270,833 payable in seven monthly installments beginning May 16, 2006, all of which will be expensed in the second quarter of 2006. Mr. Cammarano is eligible to receive a quarterly bonus as defined in his employment agreement of up to $275,000 for the quarter in which the contemplated sale of the products segment occurs provided that such sale is consummated no later than September 30, 2006. In addition, we will reimburse Mr. Cammarano's COBRA insurance premiums for up to one year and agrees to transfer title to a company-owned vehicle to Mr. Cammarano.

Stock Incentive Plans

         We have three equity incentive plans - our stock incentive plan, pursuant to which we may grant stock options, stock grants or other incentives to purchase up to 1,000,000 shares to non-management employees, consultants, directors and advisors, our management incentive program, pursuant to which we may issue stock grants for up to 1,666,667 shares to management and our 2005 long-term incentive plan pursuant to which as of December 31, 2005, we may issue stock options, stock grants or other incentives to purchase up to 1,870,000 shares to employees, consultants, directors and advisors. In March 2006, our board of directors adopted, subject to stockholder approval, an amendment to the 2005 long-term incentive plan increasing the number of shares available under the plan to 3,120,000 and providing that, for 2006, each independent director received an option to purchase 25,000 shares of common stock at an exercise price of $.32 per share, being the market price on the date the board approved the amendment to the plan..

         During 2005, we issued options to purchase an aggregate of 4,998,814 shares of common stock of which 298,519 were issued pursuant to the stock incentive plan, 26,667 were issued pursuant to the management incentive plan, 1,873,628 were issued pursuant to the 2005 long-term incentive plan and 2,800,000 were issued outside of plans. The grant of options made outside of the plans was approved by the shareholders at the 2005 shareholder meeting.

         As of December 31, 2005 there were an aggregate of 2,240 shares of common stock available for grant pursuant to these plans, plus any additional shares which may be available as a result of the expiration or termination of any outstanding options or other rights.

         The following table sets forth information relating to options which were granted during 2005 to our executive officers who are included in the preceding summary compensation table as of December 31, 2005. No stock appreciation rights were granted.

                                                        Percent of total
                                                              grants and
                                           Number of             options
                                          securities          granted to    Exercise or
                                  underlying options        employees in     base price
Name                                     granted (#)         fiscal year      ($/share)         Expiration Date
----                                     -----------         -----------      ---------         ---------------
John P. Acunto, Jr.                          113,334          2%                  $.71                3/20/2006
                                              49,314          1%                  $.74                3/31/2010
                                           2,000,000          40%                 $.65                6/19/2010
                                             200,000          4%                  $.32               12/30/2010
John Cammarano, Jr.                          800,000          16%                 $.65                6/19/2010
                                             200,000          4%                  $.32               12/30/2010
Anton Lee Wingeier                            49,314          1%                  $.74                3/31/2010
                                             200,000          4%                  $.32               12/30/2010

Aggregated Option Exercises in Last Year and Year-end Option Values

         The following table presents information regarding the unexercised options and stock appreciation rights to purchase shares of our common stock held by our executive officers who are included in the preceding summary compensation table as of December 31, 2005. No stock appreciation rights were granted.

                                                                                             Value of Unexercised
                                                 Number of Securities Underlying       In-the-Money Options at Year End
                                               Unexercised Options at Year End (#)                    ($)
                                               ------------------------------------    ----------------------------------
                       Shares
                     Acquired On     Value
Name                 Exercise (#)   Realized     Exercisable      Unexercisable         Exercisable      Unexercisable
----                 ------------   --------     -----------      -------------         -----------      -------------
John P.
Acunto, Jr.(1)             56,667           $0       1,739,315             900,000                 $0                  -
John Cammarano, Jr.             -            -         832,292             234,375                 $0                 $0
Anton Lee Wingeier              -            -         249,314                   -                 $0                  -

(1) Excludes options to purchase 333,334 shares issued in 2004 to Mr. Acunto's wife, Angela E. Acunto, as to which he disclaims beneficial interest.

                             PRINCIPAL STOCKHOLDERS

         The following table and discussion provides information as to the shares of common stock beneficially owned on December 18, 2006 by: (i) each director; (ii) each officer named in the summary compensation table; (iii) each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and, (iv) all directors and executive officers as a group.

                                                         Shares of Common
                                                       Stock Beneficially          Percentage of Outstanding
Name                                                         Owned                       Common Stock
---------------------------------------------------- ----------------------- --------------------------------------
John P. Acunto, Jr.                                        5,411,068                        46.35%
1141 S. Rogers Circle, #11
Boca Raton, FL 33487
Angela E. Acunto                                           5,411,068                        46.35%
1141 S. Rogers Circle, #11
Boca Raton, FL 33487
The Tiger Fund                                               805,606                         8.25%
2600 Michelson Derive; 17th Floor
Irvine, CA  92612
John Cammarano, Jr.                                        1,042,426                         6.41%
Harlan I. Press                                              75,000                          0.76%
Loren B. Haynes                                              75,000                          0.76%
All directors and executive officers as a                   150,000                          1.52%
group (2 individuals)

         Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of the date as of which the information is provided.

         Mr. John P. Acunto, Jr. and Ms. Angela E. Acunto are husband and wife. The shares owned beneficially by each of them includes (i) 1,895,086 shares of common stock and 1,582,648 shares of common stock issuable upon options held by Mr. Acunto and (ii) 1,600,000 shares of common stock and 333,334 shares of common stock issuable upon exercise of options held by Mrs. Acunto. Each of Mr. and Mrs. Acunto disclaims beneficial interest in the shares owned by the other. Mrs. Acunto has pledged 333,334 shares of Common Stock to each of Argyll Equities and Platinum Securities to secure her three-year notes each in the principal amount of $200,000.

         The shares beneficially owned by Mr. Cammarano include 565,625 shares issuable upon the exercise of stock options held by him.

         The shares beneficially owned by each of Mr. Press and Mr. Haynes include shares of common stock issuable upon the exercise of stock options held by them.

         Although Barron Partners, Vestal Venture Capital and Richard Molinksy own shares of series B preferred stock and warrants which, if fully exercised, would result in their ownership of more than 5% of our outstanding common stock, because of the limitation on right of conversion and exercise, which precludes either of them or their affiliate from acquiring more than 4.9% of our outstanding common stock, neither of such persons is the beneficial owner of 5% or more of our common stock under the rules of the SEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 4, 2004, we, The Tiger Fund, Adsouth, Inc., John P. Acunto, Jr. and Angela E. Acunto entered into a share exchange agreement, pursuant to which, contemporaneously with the execution of the agreement, The Tiger Fund transferred 1,866,667 shares of Common Stock it owned to Mr. John P. Acunto, Jr. and Ms. Angela E. Acunto, who were the sole stockholders of Adsouth, Inc., and Mr. and Ms. Acunto transferred their stock in Adsouth, Inc. to us. Upon completion of the share exchange transaction, the control of our company had changed such that Mr. and Mrs. Acunto collectively owned more than 50% of our outstanding common stock.

         On May 9, 2003, our board of directors authorized The Tiger Fund's purchase of 1,298,452 shares of common stock for which The Tiger Fund issued its $19,477 promissory note. The note accrues interest annually at a rate equal to the 90 day treasury rate published in the Wall Street Journal on January 1st of each year, an effective rate of 1% at December 31, 2005, with all principal and interest due in forty-eight (48) months.

         In connection with the reverse acquisition, The Tiger Fund committed to provide us with $1 million in equity funding during 2004. Originally, The Tiger Fund was to receive a warrant to purchase 133,333 shares of common stock at $15 per share for its $1 million investment. On March 31, 2004, we and The Tiger Fund entered into an amended agreement pursuant to which The Tiger Fund purchased 333,333 shares of common stock for $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 157,894 shares of common stock and the $650,000 promissory note was cancelled.

         Mr. Acunto, who beneficially owns more than 10% of our common stock, earned approximately $252,000 and $307,000 for services performed pursuant to his consulting agreement with us for the full year 2005 and the first six months of 2006, respectively. In addition during the full year 2005 and the first six months of 2006 Mr. Acunto received $50,000 and $108,000, respectively, as consideration for personal guarantees he provided on loans made to us.

         Mr. Acunto was a guarantor of Genco's obligations to New Valu. Contemporaneously with our agreement with New Valu and HSK, Mr. Acunto entered into a separate agreement with New Valu pursuant to which he acknowledged that his previous guarantee of Genco's obligations to New Valu remains in full force and effect. The agreement also provides that:

        * Mr. Acunto will cause the commons stock which he and his wife own in the Company to be pledged to New Valu as collateral for the loan;

        *        Mr. Acunto's employment agreement with Genco is terminated; and

        * Mr. Acunto and Genco will negotiate in good faith with respect to a new employment agreement.

         Mr. Horowitz, a former member of our board of directors, is the president and 50% owner of Profit Motivators, Inc., an independent marketing representative. Profit Motivators represented us as an independent marketing representative to certain of our customers. In this capacity, Profit Motivators earned commissions approximating $75,000 for 2005.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 60,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to share in such dividends as the board of directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. There are presently 9,759,065 shares of common stock outstanding.

         Our directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual stockholders meeting at which a quorum is present can elect all of our directors. Our stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities. All outstanding shares of common stock are, and those issuable upon conversion of the note and exercise of the warrants will be, upon such conversion or exercise, validly issued, fully paid, and non-assessable.

Series B Convertible Preferred Stock

         In connection with the June 2005 private placement, our board of directors created the series B preferred stock. Each share of series B preferred stock was initially convertible into 9 shares of common stock. On March 23, 2006, as a result of our failure to meet financial targets set forth in the purchase agreement pursuant to which the series B preferred stock was issued, the conversion rate of the series B preferred stock was increased to 12.15. No dividends are payable with respect to the series B preferred stock and we are prohibited from paying dividends on the common stock or redeeming common stock while the series B preferred stock is outstanding.

         If, during the two year period beginning June 17, 2005, we issues shares of common stock or options, warrants or other convertible securities at a price or with a conversion or exercise price less than the conversion price (initially $.30), with certain specified exceptions, the number of shares issuable upon conversion of one share of series B preferred stock is adjusted, using a weighted average formula, to reflect such issuance.

         Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series B preferred stock are entitled to a preference of $2.70 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series B preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

         Without the approval of the holders of 75% of the series B preferred stock, we will not (a) alter or change the powers, preferences or rights given to the series B preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the series B preferred stock, or any class or series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series B preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series B preferred stock, or (e) enter into any agreement with respect to the foregoing.

         The holders of the Series B Preferred Stock may not convert the Series B Preferred Stock to the extent that such conversion would result in the holders owning more than 4.9% of the outstanding common stock. This limitation may not be amended without the consent of the holders of a majority of the outstanding common stock.

         In the event we do not deliver a stock certificate upon conversion of the Series B Preferred Stock in a timely manner, as set forth in the Certificate of Designation, we must pay the converting holder liquidated damages.

Transfer Agent

         The transfer agent for our common stock is Mountain Share Transfer, Inc., 1625 Abilene Drive, Broomfield, CO 80020-1147.

Penny-Stock Rules

         The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

         As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

         According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

        * Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

        * Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

        * "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

        * Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

         The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

         Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

         Because our stock is a "penny stock" we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

Shares Available for Future Sale

         We estimate that the public float for our common stock presently consists of approximately 7,070,125 shares of common stock. In August 2004 we issued 16,667 shares of common stock in connection with a consulting agreement. These shares became eligible for sale pursuant to Rule 144 commencing in August 2006. Under the volume limitations of Rule 144, a stockholder, together with members of his or her family, may not sell more than 1% of our outstanding common stock in any three-month period. The 1,866,667 shares that were acquired by John and Angela Acunto in January 2004 from The Tiger Fund and 805,606 of the shares acquired by The Tiger Fund from us in May 2003 are not eligible for sale pursuant to Rule 144 since the shares were initially acquired by The Tiger Fund at time that we were a blank-check shell company. It is the position of the SEC that shares acquired by a company which is not engaged in a business may not be sold pursuant to Rule 144 and may only be sold pursuant to a registration statement.

The Nevada General Corporation Law

         We are incorporated in Nevada and are subject to the provisions of the Nevada General Corporation Law. Under certain circumstances, the following selected provisions may delay or make more difficult acquisitions or changes of control. Our articles of incorporation and by-laws do not exclude us from such provisions. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Restrictions on Control Share Acquisitions

         Sections 78.378 to 78.3793 of the Nevada General Corporation Law relate to acquisitions of control of an issuing corporation, which is defined as a Nevada corporation that has 200 or more stockholders, at least 100 of whom have addresses in Nevada appearing on our stock ledger. These provisions will not apply unless we meet the definition of an issuing corporation.

         Under these provisions, acquiring person who acquires a controlling interest in an issuing corporation and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred upon them by a resolution of the stockholders of the corporation, approved by a majority of the voting power at a special or annual meeting of the stockholders, with the votes of interested stockholders not counted. The meeting of stockholders is held upon the request and at the expense of the acquiring person.

         In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. A controlling interest means the ownership of outstanding voting shares sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded.

         These provisions do not apply if the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply.

Restrictions on Certain Business Combinations

         Sections 78.411 to 78.444 of the Nevada General Corporation Law restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder's acquisition of the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder that cause such stockholder to become an interested stockholder is approved by our board of directors before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

         For purposes of the above provisions, a resident domestic corporation is a Nevada public corporation that has 200 or more stockholders and an interested stockholder is any person, other than the company and its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the company or (ii) an affiliate or associate of the company and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the company.

         These restrictions do not apply to corporations that elect in a charter amendment approved by a majority of the disinterested shares to be excluded from these provisions. Such an amendment would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by such provisions.

                                     EXPERTS

         The consolidated financial statements for the years ended December 31, 2005 and 2004, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Marcum & Kliegman LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered through this prospectus has been passed on by Katsky Korins LLP, formerly known as Esanu Katsky Korins & Siger, LLP.

                           HOW TO GET MORE INFORMATION

         We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

         We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

         You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

                     ADSOUTH PARTNERS, INC. AND SUBSIDIARIES
                        Consolidated Financial Statements
                 For the Years Ended December 31, 2005 and 2004

                                                                                                 Page
                                                                                                 ----
Report of Independent Registered Public Accounting Firm                                          F-2

Consolidated Statements of Operations for the Years Ended
 December 31, 2005 and 2004 (as Restated)                                                        F-3

Consolidated Balance Sheet as of December 31, 2005 (as Restated)                                 F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005
 and 2004 (as Restated)                                                                          F-5 - F-6

Consolidated Statement of Changes in (Capital Deficiency) Stockholders'
 Equity for the Years Ended December 31, 2005                                                    F-7

Consolidated Statement of Changes in Stockholders' Equity (Capital Deficiency)
 Equity for the Years Ended December 31, 2004                                                    F-8

Notes to Consolidated Financial Statements for the Year Ended
 December 31, 2005 and 2004 (as Restated)                                                        F-9 - F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Adsouth Partners, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Adsouth Partners, Inc. and Subsidiaries (the "Company") as of December 31, 2005, and the related consolidated statements of operations, changes in (capital deficiency) stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Adsouth Partners, Inc. and Subsidiaries as of December 31, 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14(d) the accompanying consolidated financial statements have been restated to reflect the accounting of the discontinued operations therein.

/s/ Marcum & Kliegman LLP

New York, New York

February 25, 2006, except for Note 14(b) which is as of March 15, 2006, Note 14(c) which is as of March 28, 2006 and Note 14(d) which is as of September 29, 2006.

---------------------------------------------------------------------------------------------------------------------------
                                           Adsouth Partners, Inc. and Subsidiaries
                                     Consolidated Statements of Operations (as Restated)

 Year Ended December 31,                                                                          2005                2004
 --------------------------------------------------------------------------------------------------------------------------

 Revenues                                                                                   $7,730,000          $2,925,000
 --------------------------------------------------------------------------------------------------------------------------
 Costs and expenses

 Media placement and production costs                                                        5,516,000           1,035,000
 Selling, administrative and other expense                                                   1,969,000           6,178,000
 --------------------------------------------------------------------------------------------------------------------------
 Total costs and expenses                                                                    7,485,000           7,213,000
 --------------------------------------------------------------------------------------------------------------------------
 Operating income (loss)                                                                       245,000          (4,288,000)
 Interest income                                                                                 2,000                   -
 Interest expense                                                                              (69,000)                  -
 Loss on sale of marketable securities                                                         (13,000)            (10,000)
 Other expense                                                                                       -              (4,000)
 Loss on early debt extinguishment                                                            (179,000)                  -
 --------------------------------------------------------------------------------------------------------------------------
 Loss from continuing operations                                                               (14,000)         (4,302,000)
 Loss from operations of discontinued products sector                                         (655,000)         (1,509,000)
 --------------------------------------------------------------------------------------------------------------------------
 Net loss                                                                                     (669,000)         (5,811,000)
 Deemed dividend-series B preferred stock                                                   (1,344,000)                  -
 --------------------------------------------------------------------------------------------------------------------------
 Net loss attributable to common stockholders                                              ($2,013,000)        ($5,811,000)
 --------------------------------------------------------------------------------------------------------------------------

 AMOUNTS PER SHARE OF COMMON STOCK
 Basic and diluted loss per common share;
   Loss from continuing operations attributable to common stockholders                          ($0.17)             ($0.78)
   Loss from operation of discontinued products sector                                          ($0.09)              (0.27)
   Net loss attributable to common stockholders                                                 ($0.26)             ($1.05)

 Weighted average number of common shares:

   Basic and diluted                                                                         7,666,172           5,559,674
 --------------------------------------------------------------------------------------------------------------------------

 The accompanying notes are an integral part of these consolidated financial statements.

 -----------------------------------------------------------------------------------------------------------------------------
                                           Adsouth Partners, Inc. and Subsidiaries
                                           Consolidated Balance Sheet (as Restated)
                                                      December 31, 2005

 -----------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and cash equivalents                                                                                      $1,428,000
 Certificate of deposit                                                                                            103,000
 Accounts receivable - net                                                                                          24,000
 Current portion of deferred charge, related party                                                                  67,000
 Prepaid expenses and other current assets                                                                         298,000
 Assets of discontinued products sector                                                                          3,576,000
 --------------------------------------------------------------------------------------------------------------------------
 Total current assets                                                                                            5,496,000
 Property and equipment - net                                                                                      375,000
 Deferred charge, related party - net of current portion                                                           100,000
 Deposit                                                                                                            52,000
 --------------------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                                                                   $6,023,000
 --------------------------------------------------------------------------------------------------------------------------

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                                                                                  $27,000
 Customer deposits                                                                                               1,029,000
 Accrued expenses                                                                                                   59,000
 Current portion of notes payable                                                                                   11,000
 Current portion of capital lease obligations                                                                        5,000
 Liabilities of discontinued products sector                                                                     2,287,000
 --------------------------------------------------------------------------------------------------------------------------
 Total current liabilities                                                                                       3,418,000
 Notes payable - net of current portion                                                                             37,000
 Capital lease obligations - net of current portion                                                                 17,000
 --------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                                               3,472,000
 --------------------------------------------------------------------------------------------------------------------------

 Commitments and Contingencies (Note 8)

 STOCKHOLDERS' EQUITY

 Preferred stock, $.0001 par value; 10,000,000 shares authorized, 1,500,000 designated as series B convertible preferred stock, 1,166,557 issued and
  outstanding as of December 31, 2005                                                                                    -
 Common stock, $.0001 par value; 60,000,000 shares authorized, 8,197,599
  issued and outstanding as of December 31, 2005                                                                     1,000
 Additional paid-in capital                                                                                      9,521,000
 Notes receivable - stockholder                                                                                    (20,000)
 Deferred compensation                                                                                            (471,000)
 Accumulated deficit                                                                                            (6,480,000)
 --------------------------------------------------------------------------------------------------------------------------
 Total stockholders' equity                                                                                      2,551,000
 --------------------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                                     $6,023,000
 --------------------------------------------------------------------------------------------------------------------------

 The accompanying notes are an integral part of these consolidated financial statements.

 -----------------------------------------------------------------------------------------------------------------------------
                                           Adsouth Partners, Inc. and Subsidiaries
                                     Consolidated Statements of Cash Flows (as Restated)
 Year Ended December 31,                                                                          2005               2004
 -----------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS - OPERATING ACTIVITIES

 Loss from continuing operations                                                              ($14,000)       ($4,302,000)
 Adjustments to reconcile net loss to net cash - operating activities:
    Stock based compensation                                                                   141,000          3,718,000
    Depreciation                                                                                26,000              8,000
    Amortization of debt discount on convertible notes                                          53,000                  -
    Bad debt expense                                                                            15,000            484,000
    Loss on sale of marketable securities                                                       13,000             10,000
    Loss on early debt extinguishment                                                          179,000                  -
    Other operating adjustments                                                                      -              6,000
    Changes in assets and liabilities:
     Accounts receivable                                                                       (40,000)          (668,000)
     Prepaid expense and other current assets                                                 (297,000)            (1,000)
     Deferred charge, related party                                                           (167,000)                 -
     Accounts payable                                                                          (76,000)            86,000
     Customer deposits                                                                         978,000             51,000
     Accrued expenses                                                                         (172,000)           240,000
 -------------------------------------------------------------------------------------------------------------------------
 Net cash - operating activities                                                               639,000           (368,000)
 -------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS - INVESTING ACTIVITIES

 Capital expenditures                                                                         (329,000)           (47,000)
 Purchase certificate of deposit, restricted                                                    (3,000)          (100,000)
 Proceeds from sale of marketable securities                                                   160,000                  -
 Deposits                                                                                      (42,000)            (8,000)
 -------------------------------------------------------------------------------------------------------------------------
 Net cash - investing activities                                                              (214,000)          (155,000)
 -------------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FINANCING ACTIVITIES

 Deferred financing costs                                                                      (80,000)                 -
 Capital lease payments                                                                         (3,000)                 -
 Proceeds from notes payable                                                                    50,000                  -
 Repayments of notes payable                                                                    (3,000)                 -
 Proceeds from exercise of stock options and warrants                                           33,000            130,000
 Repayments on bank line-of-credit                                                                   -           (145,000)
 Proceeds form issuance of common stock                                                              -            560,000
 Proceeds from issuance of convertible notes                                                   487,000                  -
 Repayments of convertible notes                                                              (257,000)                 -
 Cash proceeds from issuance of preferred stock                                              1,603,000                  -
 Offering costs                                                                               (123,000)                 -
 -------------------------------------------------------------------------------------------------------------------------
 Net cash - financing activities                                                             1,707,000            545,000
 -------------------------------------------------------------------------------------------------------------------------
 Change in cash - continuing operations                                                      2,132,000             22,000
 Cash flows of discontinued products sector:
   Operating cash flows                                                                     (2,225,000)          (512,000)
   Investing cash flows                                                                       (182,000)          (139,000)
   Financing cash flows                                                                      1,665,000            651,000
 -------------------------------------------------------------------------------------------------------------------------
 Net change in cash                                                                          1,390,000             22,000
 Cash - beginning of period                                                                     38,000             16,000
 -------------------------------------------------------------------------------------------------------------------------
 Cash - end of period                                                                       $1,428,000            $38,000
 -------------------------------------------------------------------------------------------------------------------------

 SUPPLEMENTAL CASH FLOW INFORMATION

 Cash paid for interest                                                                        $15,000                  -
 -------------------------------------------------------------------------------------------------------------------------
 Cash paid for income taxes                                                                          -                  -
 -------------------------------------------------------------------------------------------------------------------------

 The accompanying notes are an integral part of these consolidated financial statements.
                                                                       continued

--------------------------------------------------------------------------------
                    Adsouth Partners, Inc. and Subsidiaries
              Consolidated Statements of Cash Flows (as Restated)
--------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

During the Year Ended December 31, 2005

         In January 2005 the Company issued 63,333 shares of common stock valued at $83,000 to acquire the assets of the Miko Brand.

         On February 17, 2005, the Company issued warrants as part of a fee paid in connection with the issuance of convertible notes. The value of the warrants approximated $145,000 and was capitalized as a deferred financing cost.

         On May 16, 2005, the Company issued warrants as part of a fee paid in connection with the issuance of convertible notes. The value of the warrants approximated $61,000 and was capitalized as a deferred financing cost.

         On June 17, 2005, the Company issued 300,633 shares of series B convertible preferred stock in exchange for $800,000 of convertible notes and $12,000 of interest accrued thereon.

         During 2005, the Company issued options to consultants which, using the Black-Scholes option valuation formula, had an aggregate value of $736,000, which was recorded as an increase to deferred compensation expense. Such deferred compensation expense is being amortized pursuant to the terms of the underlying consulting agreement to which the related options were issued.

         In 2005, the Company entered into capital lease obligations having an aggregate net present value of $34,000 resulting in a non cash increase in property and equipment of $7,000 to the advertising sector and $27,000 to the products sector.

During the Year Ended December 31, 2004

         On March 31, 2004, the Company sold 333,333 shares of common stock to a related party for $1,002,000 of which $650,000 was paid with the issuance of a promissory note. On June 23, 2004, 157,894 of such shares were returned in cancellation of $635,000 of the related promissory note.

         In 2004, the Company entered into a capital lease oblation having an aggregate net present value of $22,000 resulting in a non cash increase in property and equipment of $18,000 to the advertising sector and $4,000 to the products sector.

The accompanying notes are an integral part of these consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------------
                                                                Adsouth Partners, Inc. and Subsidiaries
                                             Consolidated Statement of Changes in (Capital Deficiency) Stockholders' Equity
                                                                  For the Year Ended December 31, 2005

                                   Shares of
                                   Series B
                                   Preferred      Shares of
                                    Stock,      Common Stock,      Preferred        Common
                                  Issued and      Issued and      Stock, Par      Stock, Par     Additional       Deferred
                                  Outstanding    Outstanding         Value          Value      Paid-in Capital  Compensation
-------------------------------- -------------- --------------- ---------------- ------------- ---------------- --------------
Balance at December 31, 2004              -       6,002,214              -               -       $5,274,000              -
Net loss                                  -               -              -               -                -              -
Stock returned from settlements           -          (3,333)             -               -                -              -
Stock issued to acquire the
 Miko Brand Assets                        -          63,333              -               -           83,000              -
Securities issued in conjunction
 with the issuance of the
 convertible notes                        -       1,891,033              -          $1,000        1,077,000              -
Securities returned upon the
 early extinguishment of the
 convertible notes                        -        (570,833)             -               -         (936,000)             -
Issuance of series B
 convertible preferred stock      1,226,557               -              -               -        3,312,000              -
Offering costs                            -               -              -               -         (370,000)             -
Series B convertible preferred
 stock conversion                   (60,000)        540,000              -               -                -              -
Grant of stock options to
 consultants                              -               -              -               -          736,000      ($736,000)
Grant of warrants for
 placement fees                           -               -              -               -          205,000              -
Exercise of stock options and
 warrants                                 -         275,185              -               -          140,000              -
Amortization of deferred stock
  based compensation                      -               -              -               -                -        265,000
-------------------------------- -------------  --------------  -------------  --------------  ---------------  --------------
Balance at
December 31, 2005                 1,166,557       8,197,599              -          $1,000       $9,521,000      ($471,000)
-------------------------------- -------------  --------------  -------------  --------------  ---------------  -------------

                                                                                                                          continued

--------------------------------------------------------------------------------
                    Adsouth Partners, Inc. and Subsidiaries
 Consolidated Statement of Changes in (Capital Deficiency) Stockholders' Equity
                      For the Year Ended December 31, 2005

                                      Note
                                   Receivable     Accumulated
                                   Stockholder       Deficit       Total
-------------------------------- --------------- -------------- -----------
Balance at December 31, 2004       ($20,000)    ($5,811,000)     ($557,000)
Net loss                                  -        (669,000)      (669,000)
Stock returned from settlements           -               -              -
Stock issued to acquire the
 Miko Brand Assets                        -               -         83,000
Securities issued in conjunction
 with the issuance of the
 convertible notes                        -               -      1,078,000
Securities returned upon the
 early extinguishment of the
 convertible notes                        -               -      (936,000)
Issuance of series B
 convertible preferred stock              -               -      3,312,000
Offering costs                            -               -       (370,000)
Series B convertible preferred
 stock conversion                         -               -              -
Grant of stock options to
 consultants                              -               -              -
Grant of warrants for
 placement fees                           -               -        205,000
Exercise of stock options and
 warrants                                 -               -        140,000
Amortization of deferred stock
  based compensation                      -               -        265,000
-------------------------------- -------------  --------------  -----------
Balance at
December 31, 2005                  ($20,000)    ($6,480,000)    $2,551,000
-------------------------------- -------------  --------------  -----------


The accompanying notes are an integral part of these consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------------
                                                         Adsouth Partners, Inc and Subsidiaries
                                     Consolidated Statement of Changes in Stockholders' Equity (Capital Deficiency)
                                                          For the Year Ended December 31, 2004

                       Shares of
                     Common stock                      Additional                            Note
                       Issued and      Common Stock,      Paid-in          Deferred       Receivable       Accumulated
                      Outstanding         Par Value       Capital      Compensation      Stockholder           Deficit       Total
-------------------  -------------   ---------------   ------------   ---------------   --------------   ---------------  ----------
Balance at
 December 31, 2003              -                 -        $22,000                 -                -          ($12,000)    $10,000
Equity section of
 Zenith Technology,
  Inc. (Note 1)         3,478,032                 -        934,000         ($783,000)        ($20,000)         (131,000)          -
Transfer to
 additional paid-in
 capital upon
 reorganization                 -                 -       (131,000)                 -               -           131,000           -
Capitalization of
 accumulated deficit
 at the time of the
 S-Corp Revocation              -                 -        (12,000)                 -               -            12,000           -
Stock issued
 pursuant to stock
 grants (Note 13)       2,003,396                 -      3,625,000           (130,000)              -                 -    3,495,000
Grant of stock
 options (Note 13)              -                 -         78,000            (78,000)              -                 -            -
Exercise of stock
 options (Note 13)        150,000                 -        130,000                  -               -                 -      130,000
Amortization of
 deferred compen-
 sation (Note 13)               -                 -              -           $991,000               -                 -      991,000
Stock issued for
 note receivable-
 related party
 (Note 13)                333,333                 -      1,002,000                  -        (650,000)                -      352,000
Cancellation of
 note receivable-
 related party
 upon return of
 previously
 issued stock            (157,894)                -       (650,000)                 -         650,000                 -            -
Stock issued in
 lieu of cash for
 interest expense          15,347                 -         25,000                  -               -                 -       25,000
Sale of common stock      180,000                 -        251,000                  -               -                 -      251,000
Net loss                        -                 -              -                  -               -        (5,811,000) (5,811,000)
-------------------  -------------   ---------------   ------------   ---------------   --------------   ---------------  ----------
Balance at December
 31, 2004               6,002,214                 -     $5,274,000                  -        ($20,000)      ($5,811,000)  ($557,000)
-------------------  -------------   ---------------   ------------   ---------------   --------------   ---------------  ----------

The accompanying notes are an integral part of these consolidated financial statements.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

1.       Summary of Significant Accounting Policies

Organization

         Adsouth Partners, Inc. (the "Company"), (formerly Zenith Technology, Inc.) is a publicly held Nevada corporation organized on December 2, 1998.

Changes in Control

         On January 4, 2004, the Company, The Tiger Fund, Adsouth, Inc., John P. Acunto, Jr. and Angela E. Acunto entered into a share exchange transaction, pursuant to which the Tiger Fund transferred 1,866,667 shares of the Company's common stock, par value $.0001 per share, it owned to Mr. Acunto and Ms. Acunto, who were the two shareholders of Adsouth, Inc., in exchange for their 100% equity ownership in Adsouth, Inc. (the "Adsouth Acquisition"). Upon the completion of the Adsouth Acquisition, control of the Company had changed whereby Mr. Acunto, and Ms. Acunto owned more than 50% of the total issued and outstanding common stock.

         Because the Adsouth Acquisition resulted in the former owners of Adsouth, Inc. gaining control of the Company, the transaction is accounted for as a reverse acquisition. Effective on the acquisition date, the Company's balance sheet includes the assets and liabilities of Adsouth, Inc. and its equity accounts have been recapitalized to reflect the equity of Adsouth, Inc. In addition, effective on the acquisition date, and for all reporting periods thereafter, the Company's operating activities, including any prior comparative periods, will include only those of Adsouth, Inc.

Restatement

         The Company is presenting its products sector as discontinued operations. Accordingly, the consolidated financial statements and other financial information as of December 31, 2005 and for the years ended December 31, 2005 and 2004, have been restated to show the products sector as a discontinued operation (see Note 14(d)).

         On March 30, 2006, the Company made a decision to enter into negotiations for the sale of its product sector. On August 1, 2006, the Company and its subsidiaries sold to MFC Development Corp. ("MFC") substantially all of the assets of its business relating to the direct, wholesale and retail marketing and sales of consumer products, which is the line of business which the Company refers to as its products sector which is presented as a discontinued operation in our financial statement as of December 31, 2005 and for the years ended December 31, 2005 and 2004. The sale was made pursuant to an asset purchase agreement dated June 22, 2006 with MFC. Our continuing operations are in two business segments - generator sales and advertising services. Through December 31, 2005, the product sector was shown as a separate segment.

Reverse Split

         All share and per share information in these financial statements reflects a one-for-15 reverse split which became effective on March 25, 2005.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

Nature of Operations

         Since July 8, 2003 the Company has been engaged in providing advertising agency services specializing in direct response media campaigns. The Company's advertising agency services include (i) the placement of advertising in television, internet and print media outlets; (ii) the production of advertising content including television commercials, print advertising and other graphics design literature; and (iii) advertising and marketing consulting services.

         In December 2005, the Company organized Genco Power Solutions, Inc. ("Genco") for the purpose of marketing, selling, installing and servicing integrated power generator systems to residential homeowners and commercial business throughout Florida. The Company owns 66% of Genco and four individuals own the remaining 34% of Genco. The Company did not recognize any revenues from the operations of Genco during 2005.

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries through which it has direct controlling interests. The Company has 100% ownership in Adsouth, Inc., a Florida corporation organized on October 31, 2003 and Dermafresh, Inc. (a discontinued operation), a Florida corporation organized on February 2, 2004 and Miko Distributors, Inc., a Florida corporation organized on January 10, 2005. The Company has a66% ownership interest in Genco Power Solutions, Inc., a Florida corporation organized on December 14, 2005. For Genco, the Company eliminates the minority interest portion of any related profits and losses. The allocable losses of Genco's minority interests are in excess of the Company's investment in Genco by $4,000 at December 31, 2005. All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

         The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2005, the Company has no cash equivalents.

Accounts Receivables

         All of the Companies accounts receivable are reported at their net collectible amounts. The Company records a reserve against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. The reserve for uncollectible accounts at December 31, 2005 was $15,000. Bad debt expense for 2005 and 2004 was $15,000 and $484,000, respectively.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

Inventory

         Inventory is comprised of finished goods available for sale and is valued at the lower of cost or market, cost being determined both on a moving average and a first-in/first-out basis.

Property and Equipment

         Property and equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation and amortization. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease. Depreciation is computed generally by the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. Amortization of leasehold improvements and equipment held under capital leases is included with depreciation expense and is calculated on the straight-line method over the term of the underlying leases which range from three to ten years. . Expenditures for maintenance and repairs, which do not generally extend the useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of operations in the period of disposal.

Long-lived Assets

       Long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if impairment exists pursuant to the requirements of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of its carrying value or net realizable value.

Revenue Recognition

         During the years ended December 31, 2005 and 2004, the Company derived advertising services revenue from; (i) the placement of advertising in television, internet and print media outlets; (ii) the production of advertising content including television commercials, print advertising and other graphics design literature; and (iii) advertising and marketing consulting services. The Company's advertising services revenue is derived from billings that are earned when the media is placed, from fees earned as advertising services are performed and from production services rendered. In addition, incentive amounts may be earned based on qualitative and/or quantitative criteria. In the case of media placements, revenue is recognized as the media placements appear. During the years ended December 31, 2005 and 2004, the Company was the primary obligor and carried all of the credit risk for the media placements and accordingly, recorded the full amount of such billings from the media placements as revenue in accordance with Emerging Issues Task Force Issue No. 99-19. In the case of consulting and production arrangements, the revenue is recognized as the services are performed. The Company's creative consulting revenue is generally earned on a fee basis, and in certain cases incentive amounts

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

may also be earned. As with fee arrangements in advertising, such revenue is recognized as the work is performed. Incentive amounts for advertising and marketing services are recognized upon satisfaction of the qualitative and/or quantitative criteria, as set out in the relevant client contract. Deferred revenues are recognized as a liability when billings are received in advance of the date when revenues are earned and were $1,029,000 as of December 31, 2005.

Advertising Costs

       Advertising costs, which for the years ended December 31, 2005 and 2004 were $1,000 and $31,000, respectively, are expensed as incurred and are included within selling expenses in the statement of operations.

Income Taxes

         The Company provides for federal and state income taxes currently payable, as well as for those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized.

         As of December 31, 2005, the Company has net operating loss carry-forwards approximating $3,486,000. Pursuant to section 382 of the Internal Revenue Code, utilization of these losses may be limited upon a change in control.

Basic and Diluted Income (Loss) Per Share

         Basic and diluted per share results for 2005 and 2004 were computed based on the net loss allocated to the common stock for the respective periods. The weighted average number of shares of common stock outstanding during the periods was used in the calculation of basic earnings (loss) per share. In accordance with FAS 128, "Earnings Per Share," the weighted average number of shares of common stock used in the calculation of diluted per share amounts is adjusted for the dilutive effects of potential common shares including, (i) the assumed exercise of stock options based on the treasury stock method; and (ii) the assumed conversion of convertible preferred stock only if an entity records earnings from continuing operations, as such adjustments would otherwise be anti-dilutive to earnings per share from continuing operations. As a result of the Company recording losses during 2005 and 2004, the average number of common shares used in the calculation of basic and diluted loss per share is identical and have not been adjusted for the effects of potential common shares from unconverted shares of convertible preferred stock and unexercised stock options and warrants. As of December 31, 2005 there were outstanding options to purchase 5,490,297 shares of common stock, warrants to purchase 12,954,868 shares of common stock and series B preferred stock convertible into 10,499,013 shares of common stock. Such potential common shares may dilute earnings per share in the future.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

Fair Value of Financial Instruments

         Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts and notes receivable and other current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of the capital leases and notes payable obligations, as recorded, approximate their fair values as represented by the net present value of the future payments on the underlying obligations.

Concentration of Credit Risk

         Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of December 31, 2005, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of December 31, 2005, the Company had $1,327,000 of cash balances in excess of federally insured limits.

         The following table sets forth the percentage of revenue derived by the Company from those customers which accounted for at least 10% of consolidated revenues during the applicable periods:

Customer               2005           2004
----------------- -------------- --------------
Customer A               84%             *
Customer B                *             92%

         * Not a customer during this period and no longer a customer.

         The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Stock Options and Similar Equity Instruments

         The Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure," for stock options and similar equity instruments (collectively "Options") issued to employees. SFAS No. 123 allows for the choice of recording stock options issued to employees using Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" while disclosing the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

received or the fair value of the equity instruments issued, whichever is more reliably measurable. In December 2004, the FASB issued SFAS No.123 (revised
2004), "Share-Based Payment." SFAS 123(R) will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS 123(R) replaces SFAS 123 and supercedes APB Opinion No. 25. Public entities that are small business issuers will be required to apply Statement 123(R) as of the first annual reporting period that begins after December 15, 2005. Through 2005, the Company recognized the expense of options or similar instruments issued to employees using the intrinsic value based method. Beginning with the first quarter of 2006, the Company is required to recognize expense of options or similar instruments issued to employees using the fair-value-based method of accounting for stock-based payments.

         For purposes of pro forma disclosures the amount of stock-based compensation as calculated using the fair value method of accounting for stock options issued to employees is amortized over the options' vesting period. The Company's pro forma information for the years ended December 31, 2005 and 2004 is as follows:

                                                                                                   2005             2004
-------------------------------------------------------------------------------------------------------------------------

Net loss attributable to common stockholders                                                ($2,013,000)     ($5,811,000)
Add:  Stock-based employee compensation as determined under the intrinsic value based
  method and included in the statement of operations                                              8,000        3,063,000
Deduct:  Stock- based employee compensation as determined under fair value based method        (210,000)      (3,184,000)
-------------------------------------------------------------------------------------------------------------------------
Pro forma net loss attributable to common stockholders                                      ($2,215,000)     ($5,932,000)
-------------------------------------------------------------------------------------------------------------------------

Net loss attributable to common stockholders - Basic and diluted:

As reported                                                                                      ($0.26)         ($1.05)
Pro forma                                                                                        ($0.02)         ($1.07)

         The following table summarizes the Company's stock warrants and options for the years ended December 31, 2005 and 2004.

                                                                                  Year Ended December 31,
                                                                                  -----------------------
                                                                                 2005                         2004
                                                                                 ----                         ----
                                                                                     Weighted                     Weighted
                                                                                      Average                      Average
                                                                                     Exercise                     Exercise
                                                                        Shares          Price        Shares          Price

---------------------------------------------------------------------------------------------------------------------------
Outstanding-beginning of period                                      1,061,520          $1.73             -              -
Granted                                                             19,379,750          $1.06     3,246,583          $0.62
Exercised                                                             (241,852)         $0.63    (2,151,730)         $0.06
Forfeited/Expired                                                   (1,754,253)         $1.32       (33,333          $1.35
---------------------------------------------------------------------------------------------------------------------------
Outstanding-end of period                                           18,445,165          $1.02     1,061,520          $1.73
---------------------------------------------------------------------------------------------------------------------------

Options exercisable-end of period                                   16,517,040          $1.14     1,061,520          $1.73
---------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of options granted during the period                        $0.39                        $1.50
---------------------------------------------------------------------------------------------------------------------------

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


         The assumptions used during the years ended December 31, 2005 and 2004 were as follows:

                                               Year Ended December 31,
                                               -----------------------
                                           2005                        2004
----------------------------  ---------------------  -------------------------
Risk free interest rate                   3.56%                        2.12%
Expected Dividend Yield                      0%                          0%
Expected Lives                             1-5 years                   1-5 years
Expected Volatility                         33%-177%                    68%-120%

         The following table presents warrants and options outstanding as of December 31, 2005 and their exercise prices and contractual remaining lives, the 18,445,165 warrants and options outstanding have exercise prices ranging between $0.28 and $30.00 and a weighted-average remaining contractual life of 4.28 years.

     Shares Underlying                              Remaining
   Outstanding Options                            Contractual

          and Warrants    Exercise Price        Life in Years

----------------------- ----------------- --------------------
                 9,077            $30.00                 2.84
                52,444             $3.00                 0.20
             3,499,999             $1.80                 4.46
             3,499,999             $1.50                 4.46
               733,335             $1.35                 3.16
                26,667             $1.31                 2.03
             2,500,000             $1.20                 4.46
               700,000             $0.80                 3.27
                98,628             $0.74                 4.25
                56,667             $0.71                 0.22
             5,300,000             $0.65                 4.46
               135,017             $0.60                 4.13
               125,000             $0.48                 0.74
               175,000             $0.38                 1.00
               750,000             $0.32                 5.00
               100,000             $0.31                 4.61
               633,333             $0.30                 4.46
                50,000             $0.28                 5.00

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

Reclassifications

         Certain 2004 items have been reclassified to conform to the December 31, 2005 presentation.

2.       Accounts Receivable

         The Company's accounts receivables as of December 31, 2005 are summarized as follows:

Accounts receivable                                                    $39,000
Allowance for doubtful accounts                                        (15,000)
-------------------------------------------------------------------------------
Accounts receivable, net                                               $24,000
-------------------------------------------------------------------------------

         The following table summarizes the activity in the Company's allowance for doubtful accounts for the years ended December 31, 2005 and 2004:

                                                        2005             2004
------------------------------------------------- ------------ ---------------
Balance at beginning of period                      ($484,000)               -
Write-offs                                            484,000          $31,000
Provision for bad expense                             (15,000)        (515,000)
------------------------------------------------- ------------ ---------------
Balance at end of period                             ($15,000)       ($484,000)
------------------------------------------------- ------------ ---------------

         For the year ended December 31, 2004, 92% of the Company's consolidated revenues were derived from one customer, who is no longer a customer and who owed the Company $655,000 as of December 31, 2004. During the year ended December 31, 2004, the Company reserved $482,000 of the receivable due from such customer. During the year ended December 31, 2005, the Company accepted marketable securities which were valued at $173,000 in payment towards the outstanding receivable and wrote-off the balance of $482,000.

3.       Deferred Charge, Related Party

         On June 16, 2005, Mr. Acunto, who beneficially owns more than 10% of our common stock, received an initial payment of $200,000 on June 17, 2005 pursuant to his consulting agreement of which $33,000 was charged to operations in 2005 and $167,000 is a deferred charged asset which will be amortized over the term of the consulting agreement. $67,000 of the deferred charge will be amortized over the next twelve months and is classified as a current asset and the balance of $100,000 is classified as a long-term asset.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

4.       Property and Equipment

         The Company's property and equipment as of December 31, 2005 are summarized as follows:

--------------------------------------------------------------------------------
Vehicles                                                               $49,000
Leasehold improvements                                                  66,000
Computer equipment                                                      59,000
Computer software                                                       31,000
Equipment                                                               33,000
Furniture                                                               79,000
Production equipment                                                    67,000
--------------------------------------------------------------------------------
                                                                       384,000
Accumulated depreciation and amortization                              (29,000)
--------------------------------------------------------------------------------
                                                                       355,000
--------------------------------------------------------------------------------

Equipment held under capitalized lease obligations                      24,000
Accumulated amortization                                                (4,000)
--------------------------------------------------------------------------------
                                                                        20,000

--------------------------------------------------------------------------------
Property and equipment, net                                           $375,000
--------------------------------------------------------------------------------

         Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $26,000 and $8,000, respectively.

5.       Capital Lease Obligations

         As of December 31, 2005, the future minimum lease payments under capital leases are as follows:

2006                                                                    $7,000
2007                                                                     6,000
2008                                                                     6,000
2009                                                                     6,000
2010                                                                     2,000
--------------------------------------------------------------------------------
                                                                        27,000
Less amount representing imputed interest                               (5,000)
--------------------------------------------------------------------------------
Present value of net minimum capital lease payments                     22,000
Current portion of capital lease obligations                             5,000
--------------------------------------------------------------------------------
Non current portion of capital lease obligations                        $17,000
--------------------------------------------------------------------------------

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

6.       Long-term Notes Payable

         As of December 31, 2005, the amounts outstanding on long-term notes payable are as follows:

Vehicle loan dated April 25, 2005 (a)                                   $16,000
Vehicle loan dated August 19, 2005 (b)                                   14,000
Vehicle loan dated September 2, 2005 (c)                                 23,000
Furniture and fixtures loan dated November 8, 2005 (d)                   60,000
Machinery and equipment loan dated November 8, 2005 (e)                  63,000
--------------------------------------------------------------------------------
Total Notes payable                                                     176,000
Portion of notes payable related to discontinued operations            (128,000)
--------------------------------------------------------------------------------
Portion of notes payable related to continuing operations                48,000
Less current portion of notes payable                                   (11,000)
--------------------------------------------------------------------------------
Long-term portion of notes payable                                      $37,000
--------------------------------------------------------------------------------

         The aggregate maturities of long-term notes payable are as follows:

Year Ended December 31,
--------------------------------------------------------------------------------
2006                                                                    $38,000
2007                                                                     41,000
2008                                                                     38,000
2009                                                                     32,000
2010                                                                     27,000
--------------------------------------------------------------------------------
Total maturities of long-term  notes payable                           $176,000
--------------------------------------------------------------------------------

         Interest expense on the long-term notes payable for the year ended December 31, 2005 was $3,803 of which $1,000 related to continuing operations.

         (a) On April 25, 2005, the Company obtained a $20,000 vehicle loan. The loan bears interest at 9.5% per annum and requires monthly principal and interest payments over the three year term of the loan. The loan is collateralized with a security interest in the underlying vehicle. During the year ended December 31, 2005 interest expense on the loan was $1,191.

         (b) On August 19, 2005, the Company obtained a $16,000 vehicle loan. The loan bears interest at 8.0% per annum and requires monthly principal and interest payments over the three year term of the loan. The loan is collateralized with a security interest in the underlying vehicle. During the year ended December 31, 2005 interest expense on the loan was $441.

         (c) On September 2, 2005, the Company obtained a $25,000 vehicle loan. The loan bears interest at 8.0% per annum and requires monthly principal and interest payments over the four year term of the loan. The loan is collateralized with a security interest in the underlying vehicle. During the year ended December 31, 2005 interest expense on the loan was $603.

         (d) On November 8, 2005, the Company obtained a $60,000 furniture and fixtures loan. The loan bears interest at 8.75% per annum and requires monthly principal and interest payments over the five year term of the loan. The loan is collateralized with a security interest in the underlying furniture and fixtures. During the year ended December 31, 2005 interest expense on the loan was $765.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

         (e) On November 8, 2005, the Company obtained a $64,000 machinery and equipment loan. The loan bears interest at 8.75% per annum and requires monthly principal and interest payments over the five year term of the loan. The loan is collateralized with a security interest in the underlying furniture and fixtures. During the year ended December 31, 2005 interest expense on the loan was $803.

7.       Income Taxes

         For the years ended December 31, 2005 and 2004, the Company has no current Federal or state taxes payable. Deferred taxes are based upon differences between the financial statement and tax basis of assets and liabilities and available tax carry-forwards are summarized in the following table.

As of December 31,                                                       2005
--------------------------------------------------------------------------------
Net operating loss carry-forward                                     $1,220,000
Allowance for doubtful accounts receivable                                7,000
Stock compensation expense                                            1,005,000
Sales returns and promotion allowance                                    75,000
Depreciation                                                            (27,000)
--------------------------------------------------------------------------------
Net deferred tax asset                                                2,280,000
Valuation allowance                                                 ($2,280,000)
--------------------------------------------------------------------------------
                                                                              -
--------------------------------------------------------------------------------

         For the year ended December 31, 2005 the valuation allowance for net deferred tax assets increased by $217,000. The net increase was the result of changes in net temporary differences. Based upon the current tax loss, the Company has established the valuation allowance against the entire net deferred tax asset.

         As of December 31, 2005, the Company has net operating loss carry-forwards approximating $3,486,000. Pursuant to section 382 of the Internal Revenue Code, utilization of these losses may be limited upon a change in control. Approximately $130,000 of net operating losses incurred prior to January 4, 2004 is limited to $26,000 per year due to the change of control that resulted from the January 1, 2004 reverse acquisition. Approximately $2.3 million of net operating losses incurred from January 1, 2004 through June 17, 2005 are limited to $651,000 per year due to the June 17, 2005 private placement of the series B preferred stock.

         The Company's net operating loss carry-forwards at December 31, 2005 expire as set forth in the following table.

Year carry-forward expires                                              Amount
--------------------------------------------------------------------------------
2023                                                                   $130,000
2024                                                                  2,006,000
2025                                                                  1,350,000
--------------------------------------------------------------------------------
                                                                     $3,486,000
--------------------------------------------------------------------------------

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

         The following table reconciles the statutory federal income tax rate to the effective rate.

Year Ended December 31,                                      2005         2004
--------------------------------------------------------------------------------
Statutory federal income tax rate                           (35.0%)      (35.0%)
Net operating loss for which no benefit was received         32.3%        34.7%
Permanent difference                                          2.7%          .3%
--------------------------------------------------------------------------------
Effective income tax rate                                     0.0%         0.0%
--------------------------------------------------------------------------------

8.       Commitments and Contingencies

(a)      Operating Lease Obligations

         The Company leases 20,394 square feet of office and warehouse space in a warehouse complex located at 1141 S. Rogers Circle, Boca Raton, Florida under a lease, which initially expires in October 2015. The Company also leases 6,658 square feet of executive office space in an office building located 1515 N. Federal Highway, Boca Raton, Florida under a lease, as amended, which initially expires in March of 2010. The Company leases 846 square feet of office space in Bentonville, Arkansas under a lease which initially expires in November 2008.

         As of December 31, 2005 the Company's future minimum lease payments under operating leases are as follows:

2006                                                                   $475,000
2007                                                                    492,000
2008                                                                    500,000
2009                                                                    513,000
2010                                                                   533,3000
Thereafter                                                            2,071,000
--------------------------------------------------------------------------------
Total                                                                $4,584,000
--------------------------------------------------------------------------------

         Rent expense under operating leases for the years ended December 31, 2005 and 2004 was $240,000 and $76,000, respectively.

(b)      Consulting Agreement

         On June 17, 2005, in connection with the private placement of the series B preferred stock, Mr. Acunto resigned as the Company's chief executive officer and the Company entered into a consulting agreement with Mr. Acunto, pursuant to which Mr. Acunto agreed to serve on a substantially full-time basis as a consultant with principal emphasis in marketing the Company's advertising business for a term of three years and continuing thereafter on a year-to-year basis unless terminated by either party on 90 days prior written notice. As compensation for his services, the Company paid Mr. Acunto an initial payment of $200,000, and is to pay him a non-refundable monthly draw of $17,000 against commissions earned. The Company agreed to pay Mr. Acunto a commission equal to 5% of the gross profit on covered accounts, as defined in the agreement. The Company also granted Mr. Acunto a non-qualified stock option to purchase 2,000,000 shares of common stock at an exercise price of $.65 per share, which is exercisable immediately as to 500,000 shares and thereafter in quarterly installments based on the

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

Company's gross profit for the quarter. On August 16, 2005, the consulting agreement with Mr. Acunto was amended whereby the $34,000 paid to him for the months of July 2005 and August 2005 were deemed earned fees and not a draw on commissions and effective September 1, 2005, his commission was increased from 5% to 10% of the gross profit on covered accounts.

(c)      Employment Agreements

On June 17, 2005, contemporaneously with Mr. Acunto's resignation, Mr. John Cammarano, Jr, who was the Company's president, was elected as chief executive officer and was granted non-qualified stock options to purchase 800,000 shares of common stock at $.65 per share. The intrinsic value of the option issued to Mr. Cammarano approximates $8,000 which will be expensed as the option vests. Mr. Cammarano's annual compensation was increased to $250,000, effective June 17, 2005. On October 7, 2005, the Company entered into an employment agreement with Mr. Cammarano and Mr. Anton Lee Wingeier (the Company's chief financial officer) which superseded their previous employment agreements. The employment agreements initially expired on December 31, 2008 and continued on a month-to-month basis thereafter unless terminated on not less than 90 days notice by either the Company or executive. Pursuant to October 7, 2005 employment agreements Mr. Cammarano and Mr. Wingeier were to receive annual compensation of $250,000 and $175,000 respectively, signing bonuses of $50,000 each and quarterly and annual bonuses. The quarterly bonuses were equal to the sum of (i) a gross margin bonus calculated as 5% of the amount by which the product sectors gross profit is greater than 47% of the product sectors revenues; (ii) an operating expense bonus calculated as the amount by which selling, general and administrative expense (less consulting fees, legal fees, non-cash stock expense and investor relations fees) as a percentage of consolidated revenue has decreased from the immediately preceding quarter, multiplied by consolidated revenues, the product of which is multiplied by one-half of the percentage decrease; and (iii) a net income bonus calculated as 7.5% of the quarter's income before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense. The annual bonuses were calculated as 7.5% of the amount by which annual income before debt extinguishment, interest expense on subordinated debentures and non-cash stock compensation expense increased from the immediately preceding year. Pursuant to the quarterly and annual bonus provisions of the employment agreements dated October 7, 2005, the Company recorded aggregate accrued bonus compensation of approximately $100,000. Both Mr. Cammarano and Mr. Wingeier will receive options to purchase not less than such shares of common stock as having a value equal to the sum of the quarterly and annual bonuses and in December 2005 they each received an option to purchase 200,000 shares of common stock for $0.32 per share, the fair value on the date of grant.

         As of June 27, 2005, the Company entered into a three-year employment agreement with a key marketing employee at an annual salary of $145,000. In connection with her employment, the Company granted her an option to purchase 500,000 shares of common stock pursuant to the 2005 Plan at an exercise price of $.65.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

(d)      Legal Proceedings

         On or about January 17, 2005, Paul Spinner instituted a lawsuit in U.S. District Court, Southern District of Florida, against Mr. Acunto and the Company's subsidiary, Adsouth, Inc. Upon an initial investigation, the Company considers the allegations to relate to a private business transaction between Paul Spinner and Mr. Acunto. Accordingly, on March 2, 2006, Mr. Acunto executed an Indemnification and Hold Harmless Agreement in favor of Adsouth, Inc., which addresses the cost of defense of the legal proceedings and an indemnification of Adsouth, Inc. in the event of any adverse finding against Adsouth, Inc. The case is in its initial discovery stage and the Company is unable to determine the potential impact of the litigation on the Company or its operations.

         In the normal course of business the Company may be involved in legal proceedings in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

9.       Capital Stock

Common and Preferred Stock

         As of December 31, 2005 there are 60,000,000 shares of common stock authorized of which 8,197,599 shares were issued and outstanding. As of December 31, 2005 there are 10,000,000 shares of preferred stock, $.0001 par value per share, authorized of which 1,500,000 are designated as series B convertible preferred stock. As of December 31, 2005 there are 1,166,557 shares of series B preferred stock issued and outstanding.

         In April 2004, the Company's stockholders, by a consent of the holders of a majority of the outstanding shares of common stock, approved an amendment to the Company's certificate of incorporation, which (i) increased the number of authorized shares of common stock to 500,000,000 shares, and (ii) authorized 5,000,000 shares of preferred stock, par value $.0001 per share, of which 3,500,000 shares were designated as series A convertible preferred stock.

On March 14, 2005, the board of directors approved a one-for-fifteen share reverse split of the Company's common stock and a proportionate reduction of the authorized shares outstanding. On March 25, 2005, the effective date of the reverse split, the numbers of authorized shares of common stock was reduced to 33,333,333. All share information and per share amounts presented in these consolidated financial statements are presented as if the aforementioned reverse split was effective for all periods presented.

         On June 16, 2005, the Company's board of directors approved, and on October 20, 2005 the Company's stockholders adopted, an amendment to Company's Articles of Incorporation to (i) eliminate the series A convertible preferred stock, (ii) increase the number of authorized shares of preferred stock to 10,000,000 shares, and (iii) increase the number of authorized shares of common stock to 60,000,000 shares.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

         On June 16, 2005, the Company created the series B preferred stock. The certificate of designation provides that:

         (i) each issued and outstanding share of series B preferred stock was convertible into 9 shares of common stock through March 22, 2006 and, as a result of an amendment dated March 23, 2006, into 12.15 shares of common stock thereafter;

         (ii) if, within two years after the closing, the Company issues common stock or options, warrants or other convertible securities at a price or with a conversion or exercise price less than the conversion price (initially $.30), with certain specified exceptions, the number of shares issuable upon conversion of one share of series B preferred stock is adjusted, using a weighted average formula, to reflect such issuance;

         (iii) no dividends are payable with respect to the series B preferred stock;

         (iv) while the series B preferred stock is outstanding, the Company may not pay dividends on or redeem shares of common stock;

         (v) upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series B preferred stock are entitled to a preference of $2.70 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series B preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up;

         (vi) the holders of the series B preferred stock have no voting rights;

         (vii) without the approval of the holders of 75% of the series B preferred stock, the Company will not (a) alter or change the powers, preferences or rights given to the series B preferred stock or alter or amend the Certificate of Designation relating to the series B preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the series B preferred stock, or any class or series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series B preferred stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series B preferred stock, or (e) enter into any agreement with respect to the foregoing.; and,

         (viii) in the event the Company does not deliver a stock certificate upon conversion of the series B preferred stock in a timely manner, as set forth in the Certificate of Designation, the Company must pay the converting holder liquidated damages. The holders of the series B preferred stock may not convert the series B preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of the outstanding common stock. This limitation may not be amended without the consent of the holders of a majority of the outstanding common stock.

         All remaining shares of preferred stock not so specifically designated may be designated in the future by action of the Board of Directors of the Corporation and otherwise in accordance with the applicable provisions of the Nevada Revised Statutes of the State of Nevada.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

Common Stock Private Placement Offerings

         On June 4, 2004, the Company sold 133,333 shares of its common stock for $1.50 per share to an accredited investor pursuant to a private placement offering receiving proceeds of $200,000. Pursuant to the offering, the investor has the right to demand registration of the 133,333 shares one year from the date of purchase. Such shares were registered effective August 3, 2005.

         On July 20, 2004, the Company sold 46,667 shares of its common stock for $1.13 per share to an accredited investor pursuant to a private placement offering receiving proceeds of approximately $52,500. Pursuant to the offering, the investor has the right to demand registration of the 46,667 shares one year from the date of purchase. Such shares were registered effective August 3, 2005.

Convertible Debentures Private Placement Offering

         On February 17 and 22, 2005, the Company completed a private placement of its securities with ten accredited investors (the "February Private Placement") pursuant to which, the Company sold, for $810,100, (i) its 10% convertible notes due December 2006 in the aggregate principal amount of $810,100, (ii) 1,620,200 shares of common stock, and (iii) warrants to purchase 675,083 shares of common stock at an exercise price of $1.28 per share. The notes were convertible into common stock at the fixed conversion price of $.60 per share at any time. The debt discount related to the convertible notes was $810,000 and was to be amortized over the term of the 10% convertible notes. Atlas Capital Services, LLC served as placement agent for the financing. As compensation for its services as placement agent, the Company paid Atlas a fee of 10% of the gross proceeds raised in the private placement, warrants to purchase 135,017 shares of common stock at an exercise price of $.60 per share. The Company also paid the subscribers' legal expenses. In connection with the Company's engagement of Atlas, it issued to Atlas an option to purchase 33,333 shares of common stock for nominal consideration. This option was exercised at or about the closing of the private placement.

         On May 16, 2005 and May 20, 2005, the Company completed a private placement of its securities with two accredited investors (the "May Private Placement") pursuant to which the Company sold, for $650,000, (i) its 12% secured convertible notes due March 15, 2007 in the aggregate principal amount of $650,000, (ii) 270,833 shares of common stock, and (iii) warrants to purchase 812,500 shares of common stock at an exercise price of $1.275 per share. The notes were convertible into common stock at the fixed conversion price of $.60 per share at any time. The debt discount related to the convertible notes was $267,000 and was to be amortized over the term of the 10% convertible notes. In connection with the placement, the Company paid fees equal to 10% of the gross proceeds raised in the private placement and warrants to purchase 125,000 shares of common stock at an exercise price of $.48 per share. The Company also reimbursed the investors for legal fees and expenses of $10,000.

         The closing costs related to the issuance of the convertible notes were $445,000 including legal fees, broker fees and the value of broker warrants issued pursuant to the convertible note offerings. The deferred offering costs were being amortized on a straight-line basis over the period in which the convertible notes were outstanding. On June 17, 2005, the Company paid a total of $792,120 to the holders of $660,100 of the convertible notes. The subscription agreements relating to the issuance of the notes gave the Company the right to redeem the notes at a premium and gave the holders of the notes the

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

right to demand redemption of the notes at a premium. In connection with the payment, the note holders also cancelled warrants to purchase 550,087 shares of common stock. On June 17, 2005, note holders exchanged a total of $800,000 of principal and $12,000 of accrued interest for shares of the series B preferred stock. In connection with the exchange, the note holders also cancelled warrants to purchase 937,500 shares of common stock and returned 570,833 shares of common stock. As a result of the payment and exchange of this debt the Company incurred a loss of $537,000 for 2005 from the early extinguishment of the convertible notes which includes the unamortized balance of the deferred offering costs.

Series B Preferred Stock Private Placement

         On June 17, 2005, the Company completed a private placement with three accredited investors (the "June Private Placement") pursuant to which the Company issued an aggregate of 1,226,557 shares of series B preferred stock and warrants to purchase 12,000,000 shares of common stock in exchange for $2,500,000 cash, the cancellation of (i) $812,000 of principal and interest on the Company's convertible debentures; (ii) warrants to purchase a total of 937,500 shares of common stock, and (iii) 570,833 shares of common stock, which were issued pursuant to the February and May 2005 private placements.

         The June Private Placement required the issuance of additional shares of series B preferred stock if the Company's fully-diluted earnings per share of common stock, computed as provided in the purchase agreement which excludes certain non-recurring expenses, is $.167 or less for the year ending December 31, 2005. On March 23, 2006, the holders of the series B preferred stock agreed to an equivalent increase in the conversion rate of the remaining outstanding shares of series B preferred stock as opposed to the issuance of additional shares of series B preferred stock. Based on the calculation of the Company's fully diluted earnings for the year ended December 31, 2005, as calculated pursuant to the purchase agreement, as of March 21, 2006, each outstanding share of series B preferred stock is convertible into 12.15 shares of common stock, an increase of 35% from the original conversion rate.

         The Company and the investors entered into a registration rights agreement pursuant to which the Company filed a registration statement covering the common stock issuable upon conversion of the series B preferred stock and exercise of the warrants. The registration statement became effective on August 3, 2005.

         The warrants issued to the investors have a term of five years, commencing June 17, 2005, and have exercise prices of $.65 as to 2,500,000 shares, $1.20 as to 2,500,000 shares, $1.50 as to 3,500,000 shares and $1.80 as to 3,500,000. If, while the warrants are outstanding, the Company issues common stock or options, warrants or other convertible securities at a price or with a conversion or exercise price less than the exercise price, with certain specified exceptions, the exercise price of the warrants will be reduced using a weighted average formula, to reflect such issuance. The reduction in the exercise price pursuant to this provision will not result in an increase in the number of shares of common stock issuable upon such exercise.

         Atlas Capital Services, LLC served as placement agent for the financing. As compensation for its services as placement agent, the Company paid Atlas a fee of $125,000 and issued to Atlas and its designees warrants to purchase 300,000 shares of common stock at $.30 per share. Liberty Company Financial, LLC served as financial advisor to Barron, and the Company paid Liberty Company Financial

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

a fee of $125,000 and issued to Liberty warrants to purchase 333,333 shares of common stock at $.30 per share. The Company also reimbursed Barron Partners for its legal fees and other expenses in the amount of $50,000.

         The Company determined that the series B preferred stock was issued with an effective beneficial conversion feature of approximately $1,344,000 based upon the relative fair values of the underlying securities issued. As such, this beneficial conversion feature is recorded as a deemed preferred stock dividend.

         As of December 31, 2005, 60,000 shares of series B preferred stock were converted into 540,000 shares of common stock.

Note Receivable Stockholder

         On May 9, 2003, the Company's board of directors authorized The Tiger Fund's purchase of an additional 1,298,452 shares of common stock upon their issuance of an approximately $20,000 promissory note to the Company, subsequent to which, the Tiger Fund owned the maximum number of shares permitted by the Tiger Fund Stock Purchase Agreement. The note accrues interest annually at a rate equal to the 90 day treasury rate published in the Wall Street Journal on January 1st of each year, an effective rate of 1% at December 31, 2005, with all principal and interest due in forty-eight (48) months.

         Pursuant to the Adsouth Acquisition, the Tiger Fund, Inc. committed to provide the Company with a total of $1 million in equity funding during 2004. Originally, the Tiger fund was to receive a warrant to purchase 133,333 shares of common stock at $15 per share for its $1 million investment. On March 31, 2004, the Company and the Tiger Fund entered into an amended agreement pursuant to which the Tiger Fund, Inc. purchased 333,333 shares of common stock for approximately $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 157,894 shares of common stock and the $650,000 promissory note was cancelled.

Stock Repurchase Plan

            On July 23, 2004 the Company's board of directors authorized the purchase of up to $500,000 of its common stock from time to time in open market transactions. The repurchase program did not have a specified duration. No shares were repurchased by the Company under the stock repurchase plan and in 2005 the Company's board of directors terminated the plan. The Company's agreement relating to the sale of the series B preferred stock prohibits the Company from purchasing stock.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

10.      Stock Based Compensation

         The Company's stock based compensation is summarized on the following table:

Year Ended December 31,                                    2005            2004
--------------------------------------------------------------------------------
Deferred stock based compensation (a)                  $264,000        $991,000
Non deferred stock based compensation (b)                     -       3,497,000
--------------------------------------------------------------------------------
Total stock based compensation expense                  264,000       4,488,000
Portion allocable to discontinued operations           (123,000)       (770,000)
--------------------------------------------------------------------------------
Portion allocable to continuing operations             $141,000      $3,718,000
--------------------------------------------------------------------------------

(a)      Deferred Stock Based Compensation

         The Company's deferred stock compensation is summarized in the following table:

Year Ended December 31,                                    2005            2004
--------------------------------------------------------------------------------
Balance at beginning of period                                -        $783,000
Value of stock grant, option and warrants issued       $736,000         208,000
Amortization of deferred stock compensation            (265,000)      ($991,000)
--------------------------------------------------------------------------------
Balance at end of period                               $471,000               -
--------------------------------------------------------------------------------

         In December 2003, pursuant to a management agreement, the Company authorized the issuance of 347,800 shares of common stock to Strategy Partners, Inc., a related party, as payment for the first twelve months of their management consulting services. During 2004, the Company granted to consultants an aggregate of 58,334 shares of common stock and options to purchase to an aggregate of 363,333 shares of common stock at prices ranging from $.0015 to $1.38 per share for services performed during 2004. Using the Black-Scholes option valuation formula, these stock and option grants were valued at an aggregate of $991,000, all which was expensed in the year ended December 31, 2004.

         During the year ended December 31, 2005, the Company granted to consultants options to purchase an aggregate of 2,786,852 shares of common stock at prices ranging from $0.32 to $1.31 per share, including an option issued to Mr. Acunto, pursuant to his consulting agreement to purchase 2,000,000 shares at $.65 per share and an option issued to Mr. Acunto by the compensation committee to purchase 200,000 shares at $.32 per share. Using the Black-Scholes option valuation formula, these option grants were valued at an aggregate of $736,000 which is being amortized to expense using the straight-line method based on the term of service pursuant to which the options were issued.

(b)      Non Deferred Stock Based Compensation

         During the year ended December 31, 2004, the Company granted to employees and consultants 1,945,063 shares of common stock valued at $3,497,000, all of which was expensed on the date of grant in 2004.

During the year ended December 31, 2004, the Company issued to certain former and existing stockholders of the Company, in order to settle claims for such warrants that were purported to exist

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

prior to the Adsouth Acquisition, warrants to purchase an aggregate of 9,076 shares of common stock at a price of $30.00 per share and warrants to purchase 52,444 shares of common stock at a price of $3.30. Using the Black-Scholes option valuation formula, these warrants resulted in no compensation expense.

Stock Options

         During the year ended December 31, 2004, the Company issued to executive officers, options to purchase 766,667 shares of common stock at a price of $1.35 per share, the fair value of such shares on February 27, 2004, resulting in no stock-based compensation expense.

         On May 4, 2004, the Company issued to a consultant an option to purchase 53,333 shares of common stock at a price of $2.45 per share. The fair value of each share on May 4, 2004 was $1.95 per share resulting in no stock-based compensation.

         During the year ended December 31, 2005, the Company issued to employees and directors options to purchase an aggregate of 2,211,962 shares of common stock at prices ranging from $.28 to $.80 per share, of which an option to purchase 56,667 shares of common stock for $0.71 per share was exercised. The exercise prices of all such options issued equaled the fair value of the underlying common stock on the date of grant, resulting in no stock based compensation expense.

Warrants

         On February 17, 2005, in connection with the February Private Placement, the Company issued warrants to purchase 675,083 shares of common stock at an exercise price of $1.28 per share, all of which were cancelled on June 17, 2005 as a result of the June Private Placement, and issued broker warrants to purchase 135,017 shares of common stock at an exercise price of $.60 per share.

         On May 16, 2005, in connection with the May Private Placement, the Company issued warrants to purchase 812,500 shares of common stock at an exercise price of $1.275 per share, all of which were cancelled as a result of the June Private Placement, and issued broker warrants to purchase 125,000 shares of common stock at an exercise price of $.48 per share.

         On June 17, 2005, in connection with the June Private Placement, the Company issued warrants to purchase 12,000,000 shares of common stock having exercise prices of $.65 as to 2,500,000 shares, $1.20 as to 2,500,000 shares, $1.50 as to 3,500,000 shares and $1.80 as to 3,500,000. In connection with the June Private Placement, the Company issued broker warrants to purchase 633,333 shares of common stock at $.30 per share.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

11.      Segment Information

         As a result of the Company's decision to sell its Product Sector (see
Note 14(d)), the Company's operating activity consists of two operating segments, advertising services and generator sales. Segment selection is based upon the organizational structure that the Company's management uses to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure. The advertising services segment consists of the placement of advertising, the production of advertising and creative advertising consulting. The generator sales segment includes all activities related to the sale, installation and servicing of stand-by generators. Corporate and general expenses of the Company are allocated to the Company's segments based on an estimate of the proportion that such allocable amounts benefit the segments. The following tables provide information about the Company's operating segments.

For the Years Ended December 31,                         2005            2004
--------------------------------------------------------------------------------
Revenues:
  Advertising services                               $7,730,000      $2,925,000
  Generator sales                                             -               -
--------------------------------------------------------------------------------
    Total revenues                                   $7,730,000      $2,925,000
--------------------------------------------------------------------------------

Interest Expense:
  Advertising services                                  $69,000               -
  Generator sales                                             -               -
--------------------------------------------------------------------------------
    Total interest expense                              $69,000               -
--------------------------------------------------------------------------------

Depreciation Expense:
  Advertising services                                  $26,000          $8,000
  Generator sales                                             -               -
--------------------------------------------------------------------------------
    Total depreciation expense                          $26,000          $8,000
--------------------------------------------------------------------------------

Loss from continuing operations:

  Advertising services                                        -     ($4,302,000)
  Generator sales                                      ($14,000)              -
--------------------------------------------------------------------------------
    Total loss from continuing operations              ($14,000)    ($4,302,000)
--------------------------------------------------------------------------------


As of December 31,                                                       2005
--------------------------------------------------------------------------------
Assets:
  Advertising services                                               $6,017,000
  Generator sales                                                         6,000
--------------------------------------------------------------------------------
    Total assets - continuing operations                             $6,023,000
--------------------------------------------------------------------------------

For the Year Ended December 31,                                          2005
--------------------------------------------------------------------------------
Capital Expenditures:
  Advertising services                                                 $323,000
  Generator sales                                                        -6,000
--------------------------------------------------------------------------------
    Total capital expenditures                                         $329,000
--------------------------------------------------------------------------------

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

12.      Related Party Transactions

         On January 4, 2004, the Company, The Tiger Fund, Adsouth, Inc., Mr. Acunto and Ms. Acunto entered into a share exchange transaction, pursuant to which the Tiger Fund transferred 1,866,667 shares of the Company's common stock it owned to Mr. Acunto and Ms. Acunto, who were the two shareholders of Adsouth, Inc., in exchange for their 100% equity ownership in Adsouth, Inc. (the "Adsouth Acquisition"). Upon the completion of the Adsouth Acquisition, control of the Company had changed whereby Mr. Acunto and Ms. Acunto owned more than 50% of the total issued and outstanding common stock.

         On May 9, 2003, the Company's board of directors authorized The Tiger Fund's purchase of 1,298,452 shares of common stock upon their issuance of a $19,477 promissory note to the Company. The note accrues interest annually at a rate equal to the 90 day treasury rate published in the Wall Street Journal on January 1st of each year, an effective rate of 1% at December 31, 2005, with all principal and interest due in forty-eight (48) months.

         Pursuant to the Adsouth Acquisition, The Tiger Fund, Inc. committed to provide the Company with a total of $1 million in equity funding during 2004. Originally, The Tiger fund was to receive a warrant to purchase 133,333 shares of common stock at $15 per share for its $1 million investment. On March 31, 2004, the Company and The Tiger Fund entered into an amended agreement pursuant to which the Tiger Fund, Inc. purchased 333,333 shares of common stock for $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 175,439 shares of common stock and the $650,000 promissory note was cancelled.

         Mr. Acunto, who beneficially owns more than 10% of our common stock, earned approximately $252,000 for services performed pursuant to his consulting agreement with the Company for the year ended December 31, 2005. In addition, Mr. Acunto provided personal guarantees for loans made to the discontinued product sector, for which Mr. Acunto received an aggregate of $50,000 for the year ended December 31, 2005.

         Mr. Horowitz, a member of our board of directors, is the president and 50% owner of Profit Motivators, Inc., an independent marketing representative. Profit Motivators represents the Company as an independent marketing representative to certain of our customers. In this capacity, Profit Motivators has earned commissions approximating $75,000 for the year ended December 31, 2005.

13.      New Authoritative Pronouncements

         In September 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 ("Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature"): a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, Accounting for Income Taxes. Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes. b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled. c) Recognition of deferred taxes for the temporary difference should be reported as an

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27,"Application of Issue No. 98-5 to Certain Convertible Debt Instruments" (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). The adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

         In September 2005, the EITF reached a consensus on, Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded In Debt Securities and Related Issues," beginning in the first interim or annual reporting period beginning after December 15, 2005. Early application of this guidance is permitted in periods for which financial statements have not yet been issued. The disclosures required by Statement 154 should be made excluding those disclosures that require the effects of retroactive application. EITF No. 05-7 is not expected to have material effect on the Company's consolidated financial position.

         In June 2005, the EITF reached consensus on Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 30, 2005. EITF 05-6 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

         In May 2005, SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3" was issued which, among other things, changes the accounting and reporting requirements for a change in accounting principle and provides guidance on error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless impracticable to determine the period-specific effects or cumulative effect of the change, and restatement with respect to the reporting of error corrections. SFAS No. 154 applies to all voluntary changes in accounting principles, and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 also requires that a change in method of depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. At this time, adoption of SFAS No. 154 is not expected to significantly impact the Company's financial statements or future results of operations.

         In December 2004, the Financial Accounting Standards Board ("FASB") issued its final standard on accounting for share-based payments ("SBP"), FASB Statement No. 123R (revised 2004), Share-Based Payment. The statement requires companies to expense the value of employee stock options and similar awards. Under FAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest. Compensation cost for awards that vest would not be reversed if the awards expire without being exercised. The effective date for public companies that file as small business issuers is the annual period beginning after

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

December 15, 2005, and applied to all outstanding and unvested SBP awards at a company's adoption. The Company believes that the implementation of FAS 123R will result in additional stock-based compensation expense in future periods.

         In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges Of Non-monetary Assets - An Amendment of APB No. 29 ("SFAS 153"). SFAS 153 amends APB No. 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expect to change significantly as a result of the exchange. SFAS 153 and APB No. 29 do not apply to the acquisition of non-monetary assets or services on issuance of the capital stock of an entity. Currently, the Company has not had any exchanges of non-monetary assets within the meaning of SFAS 153 and adoption of SFAS 153 has had no effect on the Company's financial position or results of operations.

         In November 2004, the FASB issued SFAS No. 151, Inventory Costs (SFAS
151). The provisions of this statement become effective for the Company in fiscal 2007. SFAS 151 amends the existing guidance on the recognition of inventory costs to clarify the accounting for abnormal amounts of idle expense, freight, handling costs, and wasted material (spoilage). Existing rules indicate that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal". In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS 151 is not expected to have a material impact on the Company's valuation of inventories or operating results.

         In October 2004, the FASB ratified the consensus reached in EITF Issue No. 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

14. Subsequent Events

         (a) On February 1, 2006 the Company entered into an agreement with an individual to serve as the Company's vice president of finance/controller and as Genco's, Inc. chief financial officer. On February 1, 2006, the Company granted such individual an option to purchase 50,000 shares of common stock for $.36 per share, the market value of the common stock on the date of grant.

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

         (b) On February 10, 2006, Genco entered into a loan agreement with a non-affiliated lender which provides for a $1,000,000 loan commitment. The terms of the loan agreement provides for an initial draw of $500,000, which loan was made on February 10, 2006, and a second draw of $500,000 which was made on March 15, 2006. The loan bears interest at 18% per annum, requires an interest only payment for the first month and twelve payments thereafter consisting of $41,666.67 of principal plus accrued interest. The loan is guaranteed by Mr. John Acunto, Jr., the Company's principal stockholder, for which he provided received consideration of fifty thousand dollars from Genco. In addition the lender holds a security interest in all of Genco's assets. Pursuant to the loan agreement, the lender received 7% of Genco's common stock and has a right of first refusal to provide customer financing for the sale of Genco's generator systems. Also, after 18 months, the lender has the right to cause the Company to purchase the lender's shares of Genco common stock at a negotiated price of no less than 3.5 times Genco's trailing twelve month's income before interest, depreciation, amortization and income taxes. At this time the Company is unable to place a fair value on the equity of Genco and no debt discount or contingent repurchase liability has been recorded or disclosed.

         (c) On March 1, 2006 22,222.22 shares of series B preferred stock were converted into 200,000 shares of common stock. On March 28, 2006, 35,000 shares of series B preferred stock were converted into 425,250 shares of common stock. The June Private Placement required the issuance of additional shares of series B preferred stock if the Company's fully-diluted earnings per share of common stock, computed as provided in the purchase agreement which excludes certain non-recurring expenses, is $.167 or less for the year ending December 31, 2005. On March 23, 2006, the holders of the series B preferred stock agreed to an equivalent increase in the conversion rate of the remaining outstanding shares of series B preferred stock as opposed to the issuance of additional shares of series B preferred stock. Based on the calculation of the Company's fully diluted earnings for the year ended December 31, 2005, as calculated pursuant to the purchase agreement, as of March 23, 2006, each outstanding share of series B preferred stock is convertible into 12.15 shares of common stock, an increase of 35% from the original conversion rate.

         (d) On March 30, 2006, the Company made a decision to enter into negotiations for the sale of its products sector. On August 1, 2006, the Company and its subsidiaries sold to MFC substantially all of the assets of its business relating to the direct, wholesale and retail marketing and sales of consumer products, which is the line of business which the Company refers to as its products business. The sale was made pursuant to an asset purchase agreement dated June 22, 2006 with MFC. The Company transferred to MFC those assets relating to the products business in exchange for (i) the assumption of certain account payables, accrued expenses and other liabilities related to the products business, (ii) an unsecured promissory note in the amount of $1,525,000, and
(iii) 5,500,000 shares of MFC's common stock, of which 750,000 shares are held in escrow as security for its obligations relating to its representations and warranties. The principal amount of the note is subject to adjustment based upon a post-closing accounting.

         On August 2, 2006, MFC made a payment of $381,250, representing 25% of the principal amount of the note. A second payment in the amount of $381,250 was paid on September 19, 2006. The note is payable on demand at any time commencing April 21, 2007; provided, that if MFC shall have paid 50% of the principal amount of the note by January 20, 2007, the note is payable in installments through January 2009 and the Company does not have the right to demand payment unless there is a default under the note. If MFC shall not have paid 50% of the principal amount of the note,

                     Adsouth Partners, Inc. and Subsidiaries
            Notes to Consolidated Financial Statements (as Restated)
                  For the Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

together with accrued interest, by January 20, 2007, the Company has the right to convert the note into MFC's common stock at a conversion price of $.80 per share. If MFC shall have paid 50% of the principal amount of the note by January 20, 2007, the Company has no right to convert the note and MFC has the right to force conversion at a 15% premium.

         MFC also has an option to purchase any or all of the shares of MFC common stock which the Company owns at the time the option is exercised at an exercise price per share of $1.00 through July 19, 2007 and $1.15 for from July 20, 2007 through July 19, 2008, at which time the option terminates. The option does not prohibit the Company from selling shares of MFC common stock, and any shares sold are no longer subject to the option. MFC agreed to certain registration rights with respect to the shares of MFC common stock issued at the closing and issuable upon conversion of the note. The Company has agreed to pledge 2,250,000 shares of MFC common stock as security for the Company's guaranty of the obligations of its majority-owned subsidiary, Genco Power Solutions, Inc., to HSK Funding, Inc. and New Valu, Inc. in the principal amount of $1,000,000.

         The following tables provide information regarding the discontinued products sector:

For the Years Ended December 31,                          2005            2004
--------------------------------------------------------------------------------
  Revenues                                           $5,584,000      $1,119,000
  Loss from operations of discontinued product        ($655,000)    ($1,509,000)


As of December 31,                                                        2005
--------------------------------------------------------------------------------
Assets:
  Cash                                                                   $1.000
  Accounts receivable                                                   943,000
  Due from factor                                                       154,000
  Inventory                                                           1,959,000
  Prepaid expense and other assets                                      158,000
  Property and equipment, net                                           203,000
  Investment in product line rights                                     148,000
  Deposits                                                               10,000
--------------------------------------------------------------------------------
    Assets of discontinued products sector                           $3,576,000
--------------------------------------------------------------------------------

Liabilities:
  Accounts payable                                                     $783,000
  Accrued expenses                                                      247,000
  Bank line-of-credit                                                   100,000
  Demand note payable                                                 1,000,000
  Current portion of long-term debt                                      27,000
  Current portion of capital lease obligations                            6,000
  Notes payable, less current portion                                   101,000
  Capital lease obligations, less current portion                        23,000
--------------------------------------------------------------------------------
    Liabilities of discontinued products sector                      $2,287,000
--------------------------------------------------------------------------------

                     ADSOUTH PARTNERS, INC. AND SUBSIDIARIES
              Unaudited Condensed Consolidated Financial Statements For the Nine Months Ended September 30, 2006 and 2005

                                                                           Page
                                                                           ----
Unaudited Condensed Consolidated Statements of Operations
 for the Nine Months Ended September 30, 2006 (as restated)
 and 2005                                                                  F-36

Unaudited Condensed Consolidated Balance Sheet
 as of September 30, 2006 (as restated)                                    F-37

Unaudited Condensed Consolidated Statements of Cash Flows
 for the Nine Months Ended September 30, 2006 (as restated)
 and 2005                                                           F-38 - F-39

Unaudited Condensed Consolidated Statement of Changes in
 Stockholders' Equity (Capital Deficiency) for the Nine
 Months Ended September 30, 2006                                           F-40

Notes To Unaudited Condensed Consolidated Financial
 Statements for the Nine Months Ended September 30, 2006
 (as restated) and 2005                                             F-41 - F-51

-------------------------------------------------------------------------------------------------------------------
                                     Adsouth Partners, Inc. and Subsidiaries
                            Unaudited Condensed Consolidated Statements of Operations

                                                                                       2006
For the Nine Months Ended September 30,                                        (as restated)                  2005
-------------------------------------------------------------------------- ------------------ ---------------------

Revenues                                                                          $4,372,000            $5,755,000
-------------------------------------------------------------------------- ------------------ ---------------------
Costs and expenses
Media placement and production costs                                               3,790,000             4,131,000
Selling, administrative and other expense                                          2,496,000             1,477,000
-------------------------------------------------------------------------- ------------------ ---------------------
Total costs and expenses                                                           6,286,000             5,608,000
-------------------------------------------------------------------------- ------------------ ---------------------
(Loss) income from operations                                                     (1,914,000)              147,000
Interest income                                                                       32,000                 1,000
Interest expense                                                                      (8,000)              (67,000)
Gain on sale of marketable securities                                                225,000                     -
Loss on early debt extinguishment                                                          -              (179,000)
Non cash stock based expense from liquidated damages related to series B            (263,000)                    -
-------------------------------------------------------------------------- ------------------ ---------------------
Loss from continuing operations                                                   (1,928,000)              (98,000)
Loss from operations of discontinued products and generator sales
  segments (see Notes 4, 5 and 9(e))                                              (6,183,000)             (317,000)
Gain on disposal of discontinued products segment (see Notes 4 and 5)              2,611,000                     -
-------------------------------------------------------------------------- ------------------ ---------------------
Net loss                                                                          (5,500,000)             (415,000)
Deemed dividend-Series B Preferred Stock                                                   -            (1,344,000)
-------------------------------------------------------------------------- ------------------ ---------------------
Net loss attributable to common stockholders                                     ($5,500,000)          ($1,759,000)
-------------------------------------------------------------------------- ------------------ ---------------------

AMOUNTS PER SHARE OF COMMON STOCK
 Basic and diluted loss per share of common stock:
    Loss from continuing operations attributable to common stockholders                ($.21)                ($.19)
    Loss from operations of discontinued products and generator sales
      segment attributable to common stockholders                                       (.69)                 (.04)
    Gain on disposal of discontinued products segment                                    .29                     -
-------------------------------------------------------------------------- ------------------ ---------------------
    Net loss attributable to common stockholders                                       ($.61)                ($.23)
-------------------------------------------------------------------------- ------------------ ---------------------

  Weighted average number of common shares:
    Basic and diluted                                                              9,014,898             7,553,349
-------------------------------------------------------------------------- ------------------ ---------------------

The accompanying notes are an integral part of these condensed consolidated financial statements.

---------------------------------------------------------------------------------------------------------------------
                                      Adsouth Partners, Inc. and Subsidiaries
                            Unaudited Condensed Consolidated Balance Sheet (as restated)
                                  As of September 30, 2006
---------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                                   $66,000
Accounts receivable - net                                                                                    40,000
Marketable securities                                                                                     1,687,000
Marketable securities held in escrow                                                                        675,000
Interest receivable                                                                                           9,000
Current portion of deferred charge, related party                                                            67,000
Prepaid expenses and other current assets                                                                    11,000
Current portion of note receivable                                                                          275,000
Assets of discontinued products and generator sales segment (see Notes 4, 5 and 9(e))                     1,825,000
---------------------------------------------------------------------------------------------------------------------
Total current assets                                                                                      4,655,000
Property and equipment - net                                                                                511,000
Note receivable - net of current portion                                                                    488,000
Deferred charge, related party - net of current portion                                                      50,000
Deposit                                                                                                      10,000
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                             $5,714,000
---------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                                                         $1,105,000
Customer deposits                                                                                           761,000
Accrued expenses                                                                                             36,000
Current portion of notes payable                                                                             23,000
Current portion of capital lease obligations                                                                  7,000
Liabilities of discontinued products and generator sales segment (see Notes 4,5 and 9(e))                 4,600,000
---------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                                 6,532,000
Notes payable - net of current portion                                                                       51,000
Capital lease obligations - net of current portion                                                           21,000
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                         6,604,000
---------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Note 6 and 7)

CAPITAL DEFICIENCY
Preferred stock, $.0001 par value; 10,000,000 shares authorized, 1,500,000 designated as
  series B convertible preferred stock, 1,194,924 issued and outstanding                                          -
Common stock, $.0001 par value; 60,000,000 shares authorized, 9,309,065 issued and
  outstanding                                                                                                 1,000
Additional paid-in capital                                                                                9,535,000
Notes receivable - stockholder                                                                              (21,000)
Accumulated deficit                                                                                     (11,980,000)
Accumulated other comprehensive income                                                                    1,575,000
---------------------------------------------------------------------------------------------------------------------
Total capital deficiency                                                                                   (890,000)
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND CAPITAL DEFICIENCY                                                                 $5,714,000
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these condensed consolidated financial statements.

----------------------------------------------------------------------------------------------------------------------
                     Adsouth Partners, Inc. and Subsidiaries
            Unaudited Condensed Consolidated Statements of Cash Flows
                                                                                               2006
For the Nine Months Ended September 30,                                               (as restated)              2005
--------------------------------------------------------------------------------   ---------------- ------------------
CASH FLOWS - OPERATING ACTIVITIES
Loss from continuing operations                                                         ($1,928,000)         ($98,000)
Adjustments to reconcile net loss to net cash - operating activities:
   Stock based compensation                                                                 179,000            92,000
   Depreciation                                                                              80,000            15,000
   Amortization of debt discount on convertible notes                                             -            53,000
   Non cash stock based expense from liquidated damages related to
    series B preferred shareholders (see Note 6)                                            263,000                 -
   Bad debt expense                                                                           5,000             4,000
   Gain on sale of marketable securities                                                   (225,000)                -
   Loss on early debt extinguishment                                                              -           179,000
   Other operating adjustments                                                                3,000                 -
   Changes in assets and liabilities
    Accounts receivable                                                                     (20,000)          (95,000)
    Interest receivable                                                                      (9,000)                -
    Prepaid expense and other current assets                                                288,000          (569,000)
    Deferred charge, related party                                                           50,000          (183,000)
    Accounts payable                                                                      1,077,000            24,000
    Customer deposits                                                                      (268,000)          604,000
    Accrued expenses                                                                        (24,000)         (127,000)
--------------------------------------------------------------------------------   ---------------- ------------------
Net cash - operating activities                                                            (529,000)         (101,000)
--------------------------------------------------------------------------------   ---------------- ------------------
CASH FLOWS - INVESTING ACTIVITIES
Capital expenditures                                                                       (239,000)          (85,000)
Redeem certificate of deposit                                                               100,000                 -
Proceeds from sale of marketable securities                                               1,088,000                 -
Proceeds from payments of notes receivable                                                  763,000                 -
Deposits                                                                                     41,000          (115,000)
Proceeds from recission and termination of the Miko Brands acquisition                       10,000                 -
Advances to discontinued generator sales segment                                           (156,000)                -
Other investing activities                                                                        -            (2,000)
--------------------------------------------------------------------------------   ---------------- ------------------
Net cash - investing activities                                                           1,607,000          (202,000)
--------------------------------------------------------------------------------   ---------------- ------------------
CASH FLOWS FINANCING ACTIVITIES
Capital lease payments                                                                       (5,000)           (3,000)
Repayments of notes payable                                                                 (16,000)           (1,000)
Proceeds from exercise of stock options                                                      32,000            33,000
Proceeds from issuance of convertible notes                                                       -           487,000
Repayment of convertible notes                                                                    -          (256,000)
Cash proceeds from issuance of preferred stock                                                    -         1,603,000
Deferred financing costs                                                                          -           (80,000)
Proceeds from notes payable                                                                       -            17,000
Offering costs                                                                                    -          (123,000)
--------------------------------------------------------------------------------   ---------------- ------------------
Net cash - financing activities                                                              11,000         1,677,000
--------------------------------------------------------------------------------   ---------------- ------------------
                                                                                                            continued

The accompanying notes are an integral part of these condensed consolidated financial statements.

----------------------------------------------------------------------------------------------------------------------
                     Adsouth Partners, Inc. and Subsidiaries
            Unaudited Condensed Consolidated Statements of Cash Flows
                                                                                              2006
For the Nine Months Ended September 30,                                               (as restated)              2005
--------------------------------------------------------------------------------   ---------------- ------------------
Change in cash - continuing operations                                                    1,089,000         1,374,000
Cash flows of discontinued products and generator sales segments (see
Notes 4, 5 and 9(e)):
  Operating cash flows                                                                   (3,280,000)       (1,003,000)
  Investing cash flows                                                                     (875,000)          (63,000)
  Financing cash flows                                                                    1,704,000           500,000
--------------------------------------------------------------------------------   ---------------- ------------------
Net change in cash                                                                       (1,362,000)          808,000
Cash - beginning of period                                                                1,428,000            37,000
--------------------------------------------------------------------------------   ---------------- ------------------
Cash - end of period                                                                        $66,000          $845,000
--------------------------------------------------------------------------------   ---------------- ------------------


SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest                                                                       $8,000           $10,000
--------------------------------------------------------------------------------   ---------------- ------------------
Cash paid for income taxes                                                                        -                 -
--------------------------------------------------------------------------------   ---------------- ------------------

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

For the nine months ended September 30, 2006

         On August 1, 2006, the Company sold substantially all of the assets of its product segment in exchange for $1,650,000 of marketable securities, which are subject to restrictions under the Securities Act of 1933, as amended, valued at fair market value, a $1,525,000 note receivable and the assumption of $1,535,000 of liabilities, resulting in a gain on disposal of $2,611,000. The net book values of the disposed assets includes $1,631,000 of accounts receivables, $1,048,000 of inventory, $131,000 of fixed assets and $50,000 of investment in product line rights. The book values of the assumed liabilities includes $760,000 of accounts payable, $760,000 of demand notes (including accrued interest) and $15,000 of capital lease obligations. The gain on disposal includes $761,000 for unrecognized gross profits on goods out on consignment as of the date of the sale.

For the nine months ended September 30, 2005

         In January 2005 the Company issued 63,333 shares of common stock valued at $83,000 to acquire the assets of the Miko Brand.

         On February 17, 2005, the Company issued warrants as part of a fee paid in connection with the issuance of convertible notes. The value of the warrants approximated $145,000 and was capitalized as a deferred financing cost.

         On May 16, 2005, the Company issued warrants as part of a fee paid in connection with the issuance of convertible notes. The value of the warrants approximated $61,000 and was capitalized as a deferred financing cost.

         On June 17, 2005, the Company issued 300,633 shares of Series B Convertible Preferred stock in exchange for $800,000 of convertible notes and $12,000 of accrued interest thereon.

         During 2005, the Company issued options to consultants which, using the Black-Scholes option valuation formula, had an aggregate value of $708,000, which was recorded as an increase to deferred compensation expense. Such deferred compensation expense is amortized pursuant to the terms of the underlying consulting agreement to which the related options were issued.

The accompanying notes are an integral part of these condensed consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------------
                                                 Adsouth Partners, Inc. and Subsidiaries
                    Unaudited Condensed Consolidated Statement of Changes in Stockholders' Equity (Capital Deficiency)
                                              For the Nine Months Ended September 30, 2006

                                Shares of       Shares of
                                 Series B         Common
                                 Preferred        Stock,        Preferred      Common      Additional        Note
                               Stock, Issued    Issued and     Stock, Par    Stock, Par      Paid-in      Receivable
                              and Outstanding   Outstanding       Value         Value        Capital      Stockholder
----------------------------- ---------------- -------------- -------------- ------------ -------------- --------------
Balance at January 1, 2006       1,166,557      8,197,599               -         $1,000     $9,050,000       ($20,000)
Comprehensive Loss:
Net loss                                 -              -               -              -              -              -
Unrealized gain from
 available-for-sale
 securities                              -              -               -              -              -              -
Series B convertible
 preferred stock conversion        (94,222)     1,074,800               -              -              -              -
Grant of stock options                   -              -               -              -         11,000              -
Exercise of stock options                -        100,000               -              -         32,000              -
Interest on note receivable
 from stockholder                        -              -               -              -          1,000         (1,000)
Amortization of deferred
  stock based compensation               -              -               -              -        167,000              -
Recission and termination
 of the acquisition of the
 Miko Brand                              -        (63,334)              -              -          1,000              -
Issuance of series B
 preferred for liquidation
 damages                           122,589              -               -              -        264,000              -
----------------------------- ---------------- -------------- -------------- ------------ -------------- --------------
Balance at September 30, 2006    1,194,924      9,309,065               -         $1,000     $9,535,000       ($21,000)
----------------------------- ---------------- -------------- -------------- ------------ -------------- --------------
                                                                                                                          continued

The accompanying notes are an integral part of these condensed consolidated financial statements.

--------------------------------------------------------------------------------
                    Adsouth Partners, Inc. and Subsidiaries
     Unaudited Condensed Consolidated Statement of Changes in Stockholders'
                          Equity (Capital Deficiency)
                  For the Nine Months Ended September 30, 2006

                                                 Accumulated
                                                       Other
                                  Accumulated  Comprehensive
                                      Deficit         Income              Total
-----------------------------  --------------  -------------     --------------
Balance at January 1, 2006       ($6,480,000)             -         $2,551,000
Comprehensive Loss:
Net loss                          (5,500,000)             -         (5,500,000)
Unrealized gain from
 available-for-sale
 securities                                -      1,575,000          1,575,000
Series B convertible
 preferred stock conversion                -              -                  -
Grant of stock options                     -              -              11,000
Exercise of stock options                  -              -              32,000
Interest on note receivable
 from stockholder                          -              -                   -
Amortization of deferred
  stock based compensation                 -              -             167,000
Recission and termination
 of the acquisition of the
 Miko Brand                                -              -              10,000
Issuance of series B
 preferred for liquidation
 damages                                   -              -             264,000
-----------------------------  --------------  -------------     --------------
Balance at September 30, 2006   ($11,980,000)     1,575,000           ($890,000)
-----------------------------  --------------  -------------     --------------

                    Adsouth Partners, Inc. and Subsidiaries
         Notes to Unaudited Condensed Consolidated Financial Statements
      For the Nine Months Ended 6September 30, 2006 (as restated) and 2005
--------------------------------------------------------------------------------

1.       Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements of Adsouth Partners, Inc. and its wholly owned subsidiaries Adsouth, Inc., Dermafresh, Inc. and Miko Distributors, Inc., and its majority-owned subsidiary Genco Power Solutions, Inc. ("Genco") (collectively the "Company") have been prepared in accordance with Regulation S-B promulgated by the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles in the United States of America for complete financial statements. In the opinion of management, these interim financial statements include all adjustments, which include only normal recurring adjustments, necessary in order to make the financial statements not misleading. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's consolidated financial statements for the year ended December 31, 2005, as disclosed elsewhere in this document. However, as stated in Note 4, 5 and 9(e) of these financial statements, the Company is presenting its products and generator sales segments as discontinued operations. Accordingly, the financial statements and other financial information for the nine months ended September 30, 2006 and 2005, have been reclassified to show the products and generator sales segments as discontinued operations.

2.       Going Concern and Certain Significant Accounting Policies

Going Concern and Management's Plan

         The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the placecountry-regionUnited States of America, which contemplate continuation of the Company as a going concern. The Company incurred a loss of $1,928,000 from continuing operations and a net loss of $5,500,000 for the nine months ended September 30, 2006. As of September 30, 2006, the Company had an accumulated deficit of $11,980,000 and had working capital deficiency of $1,877,000. During the nine months ended September 30, 2006, revenues from two advertising customers, who are no longer customers, represented 71% and 27%, respectively, of total revenues. In addition, the Company is a defendant in a recently-commenced litigation by one of these advertising customers seeking damages approximating $3,400,000, plus costs with claims for treble damages and punitive damages. Although the Company believes it has meritorious defenses against such lawsuit, an unfavorable outcome of such action would have a materially adverse impact on its business and its ability to continue operating. The aforementioned factors raise substantial doubt about the Company's ability to continue as a going concern.

         As discussed in Note 4, the Company decided to seek a buyer for its product segment, for which the Company incurred a loss from operations for the nine months ended September 30, 2006 of $2,667,000. On August 1, 2006, the Company sold to MFC Development Corp. ("MFC") substantially all of the assets of the products segment. The Company transferred to MFC those assets relating to the products segment in exchange for (i) the assumption of certain accounts payable, accrued expenses and other liabilities related to the products business approximating $1,535,000, (ii) an unsecured promissory note in the amount of $1,525,000, and (iii) 5,500,000 shares of MFC's common stock valued at $1,650,000 on August 1, 2006, of which 750,000 shares are held in escrow as security for its obligations relating to its representations and warranties. The principal amount of the note is subject to adjustment based upon a post-closing accounting.

         As discussed in Note 9(e), on December 11, 2006, the Company disposed of its generator sales segment, for which the Company incurred a loss from operations for the nine months ended September 30, 2006 of $3,516,000. On December 11, 2006, the Company entered into an agreement with New Valu, Inc. ("New Valu") and HSK Funding, Inc. ("HSK"). At the time the parties entered into this agreement, the Company's 80%-owned subsidiary, Genco Power Systems, Inc. ("Genco"), owed $1,866,666 to New Valu and $156,250 to HSK. The Company had guaranteed these loans, and pledged its 80% interest in Genco and 625,000 shares of MFC that were owned by the Company as security for payment of these loans. Further, Genco did not have sufficient funds to continue its operations and it had significant potential liabilities with respect to customer deposits for generators. Pursuant to the agreement with New Valu and HSK, on December 11, 2006: (i) the Company's obligations under its guarantee to New Valu were terminated; (ii) the Company transferred to New Valu its 80% interest in Genco;
(iii) the Company sold 625,000 shares of MFC common stock to HSK for $156,250 and used the proceeds to pay HSK the $156,250 due to HSK; and, (iv) any obligations from Genco to the Company were terminated, including any obligations Genco has pursuant to an oral lease of office space in Boca Raton, Florida

         During the nine months ended September 30, 2006, the Company generated $1,089,000 of cash from continuing operations and used $2,451,000 for its discontinued products and generator sales segments. The Company's remaining operations are advertising, and it plans to focus its efforts on reducing costs and on obtaining new advertising customers to generate cash flows. If the Company is unable to obtain new advertising customers in a timely manner, it will need additional funding to continue its operations.

Certain Significant Accounting Policies

         The accounting policies followed by the Company are set forth in Note 1 to the Adsouth Partners, Inc. financial statements included in the Company's consolidated financial statements for the year ended December 31, 2005. Certain 2005 items have been reclassified to conform to the 2006 presentation.

(a)      Basic and Diluted Loss Per Share

         Basic and diluted per share results for the three and nine months ended September 30, 2006 and 2005 were computed based on the loss allocated to the common stock for the respective periods. The weighted average number of shares of common stock outstanding during the periods was used in the calculation of basic loss per share. In accordance with FAS 128, "Earnings Per Share," the weighted average number of shares of common stock used in the calculation of diluted per share amounts is adjusted for the dilutive effects of potential common shares including, (i) the assumed exercise of stock options based on the treasury stock method; and (ii) the assumed conversion of convertible preferred stock only if an entity records earnings from continuing operations, as such adjustments would otherwise be anti-dilutive to earnings per share from continuing operations.

         During the nine months ended September 30, 2006 and 2005, the Company recorded a loss from continuing operations and as a result, the average number of common shares used in the calculation of basic and diluted loss per share is identical and have not been adjusted for the effects of potential common shares from unconverted shares of convertible preferred stock and unexercised stock options and warrants. As of September 30, 2006 there were outstanding options to purchase 5,081,963 shares of common stock, warrants to purchase 13,188,079 shares of common stock and series B preferred stock convertible into 14,518,324 shares of common stock. Such potential common shares may dilute earnings per share in the future.

(b)      Stock Based Compensation

         In 2006 the Company began to recognize expense of options or similar instruments issued to employees using the fair-value-based method of accounting for stock-based payments in compliance with SFAS 123(R) "Share-Based Payment" using the modified-prospective-transition method. For the nine months ended September 30, 2006, the Company recognized $179,000 of stock compensation expense. On 2006February 1, 2006, the Company entered into an agreement with an individual to serve as the Company's vice president of finance/controller and granted to such individual a vested option to purchase 50,000 shares of common stock for $.36 per share, the market value of the common stock on the date of grant. Using the Black-Scholes option valuation formula, the value of such stock option grant was $11,000. As of September 30, 2006, there remains approximately $42,000 of deferred compensation costs related to the foregoing nonvested shares which will be expensed over a weighted average period of 1.7 years.

         The following table summarizes the Company's stock warrants and options for the nine months ended September 30, 2006.

                                                                                         Weighted
                                                                                          Average
                                                                                         Exercise
                                                                                        Price Per
                                                                              Shares        Share
        ---------------------------------------- ---------- ------------- ----------- ------------
        Outstanding-beginning of period                                   18,445,165        $1.02
        Granted                                                              283,211        $0.56
        Exercised                                                           (100,000)       $0.32
        Forfeited/Expired                                                   (358,334)       $0.78
        ---------------------------------------- ---------- - ---------- ------------ -- ---------
        Outstanding-end of period                                         18,270,042        $1.09
        ---------------------------------------- ---------- - ---------- ------------ -- ---------
        Options exercisable-end of period                                 16,309,617        $1.14
        ---------------------------------------- ---------- - ---------- ------------ -- ---------
        Weighted-average fair value per share
          of option granted during the nine
          months ended September 30, 2006                                                   $0.04

         The assumptions used during the nine months ended September 30, 2006 were as follows:

        -----------------------------------------------------------------------
        Risk free interest rate                                        3.73%
        Expected Dividend Yield                                           0%
        Expected Lives                                                1-5 years
        Expected Volatility                                              69%

         A summary of the status of the Company's nonvested shares as of September 30, 2006 and changes during the nine months ended September 30, 2006 is presented as follows:

                                                                                         Weighted
                                                                                          Average
                                                                                       Grant-Date
                                                                              Shares   Fair Value
        ------------------------------------ -------------- ------------- ----------- ------------
        Nonvested-beginning of period                                        744,792        $0.18
        Granted                                                               50,000        $0.22
        Vested                                                              (503,125)       $0.19
        Forfeited/Expired                                                          -            -
        ------------------------------------ -------------- - ---------- ------------ -- ---------
        Nonvested-end of period                                              291,667        $0.14
        ------------------------------------ -------------- - ---------- ------------ -- ---------

         The following table presents warrants and options outstanding as of September 30, 2006 and their exercise prices and contractual remaining lives, the 18,270,042 warrants and options outstanding have exercise prices ranging between $0.28 and $30.00 and a weighted-average remaining contractual life of
3.64 years.

              Shares Underlying                                 Remaining
            Outstanding Options                               Contractual
                   and Warrants      Exercise Price         Life in Years       Intrinsic Value
        ------------------------ ------------------- --------------------- ---------------------
                          9,077              $30.00                  2.09                     -
                         52,444               $3.00                  2.46                     -
                      3,499,999               $1.80                  3.71                     -
                      3,499,999               $1.50                  3.71                     -
                        733,335               $1.35                  2.41                     -
                      2,500,000               $1.20                  3.71                     -
                        500,000                $.80                  3.73                     -
                         98,628                $.74                  3.50                     -
                      5,300,000                $.65                  3.71                     -
                        368,228                $.60                  3.38                     -
                        125,000                $.48                  3.62                     -
                        175,000                $.38                   .25                     -
                         50,000                $.36                  4.34                     -
                        625,000                $.32                  4.25                     -
                         50,000                $.31                  3.86                     -
                        633,332                $.30                  3.71                     -
                         50,000                $.28                  4.25                     -
        ------------------------ ------------------- --------------------- ---------------------
                     18,270,042                                                               -
        ------------------------ ------------------- --------------------- ---------------------

         Prior to 2006, the Company elected to use the intrinsic value method of accounting for stock options issued under its stock option plan and accordingly did not record an expense for such stock options. For purposes of pro forma disclosures under the fair-value method, the estimated fair-value of the options was amortized to expense over the options' vesting period.

         The Company's pro forma information for the nine months ended September 30, 2005, is as follows:

---------------------------------------------------------------- --------------

Net income (loss) attributable to common stockholders            ($1,759,000)
Add:  Stock-based employee compensation as determined
  under the intrinsic value based method and included
  in the statement of operations                                           -
Deduct:  Stock- based employee compensation as determined
  under fair value based method                                     (111,000)
---------------------------------------------------------------- --------------
Pro forma net income (loss) attributable to common stockholders  ($1,870,000)
---------------------------------------------------------------- --------------

Amounts per share of common stock:

  Basic and diluted net income (loss) attributable to common stockholders:

    As reported                                                        ($.23)
    Pro forma                                                          ($.25 )

(c)      Concentration of Credit Risk

         Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of September 30, 2006, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of September 30, 2006 the Company's discontinued generator sales segment has cash balances in excess of federally insured limits of approximately $107,000. During the nine months ended September 30, 2006, revenues from two advertising customers, who are no longer customers, represented 71% and 27%, respectively, of total revenues. During the nine months ended September 30, 2005, revenues from one advertising customer, who is no longer a customer, represented 89% of total revenues. At September 30, 2006, 95% of the Company's accounts receivable was due from one customer. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

(d)      New Authoritative Guidance

         In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 155, Accounting for Certain Hybrid Financial Instruments an amendment of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155, provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. SFAS 155 further amends FASB 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The guidance SFAS 155 also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15,

2006. SFAS 155 is not expected to have a material impact on the Company's consolidated financial statements.

         In March 2006, the FASB issued SFAS 156, Accounting for Servicing of Financial Assets--an amendment of SFAS 140. SFAS 156 requires the recognition of a servicing asset or servicing liability under certain circumstances when an obligation to service a financial asset by entering into a servicing contract. SFAS 156 also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value utilizing the amortization method or fair market value method. SFAS 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. SFAS 156 is not expected to have a material impact on the Company's consolidated financial statements.

         In July 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise's fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company has commenced the process of evaluating the expected effect of FIN 48 on its Financial Statements and is currently not yet in a position to determine such effects.

         In September 2006, the FASB issued Statement of Financial Accounting Standard 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of SFAS No. 157 will have on our results of operations and financial condition.

         In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108") which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in fiscal 2007. Adoption of SAB 108 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

 (e)        Revenue Recognition

         The Company's advertising services revenue is derived from billings that are earned when the media is placed, from fees earned as advertising services are performed and from production services rendered. In addition, incentive amounts may be earned based on qualitative and/or quantitative criteria. In the case of media placements, revenue is recognized as the media placements appear. During 2006 and 2005, the Company was the primary obligor and carried all of the credit risk for the media placements and accordingly, recorded the full amount of such billings from the media placements as revenue in accordance with Emerging Issues Task Force Issue No. 99-19. In the case of consulting and production arrangements, the revenue is recognized as the services are performed. The Company's creative consulting revenue is generally earned on a fee basis, and in certain cases incentive amounts may also be earned. As with fee arrangements in advertising, such revenue is recognized as the work is performed. Incentive amounts for advertising and marketing services are recognized upon satisfaction of the qualitative and/or quantitative criteria, as set out in the relevant client contract.

3.       Related Party Transactions

         John P. Acunto, Jr., who beneficially owns more than 10% of our common stock, received approximately $398,000 for services performed pursuant to his consulting agreement with the Company for the nine months ended September 30, 2006. In addition, Mr. Acunto provided personal guarantees for loans made to Genco, for which Mr. Acunto received an aggregate of $132,500 for the nine months ended September 30, 2006.

4.       Disposal of Products Segment

         On March 30, 2006, the Company made a decision to enter into negotiations for the sale of its products segment. On August 1, 2006, the Company sold to MFC substantially all of the assets of its business relating to the direct, wholesale and retail marketing and sales of consumer products, which is the line of business which the Company refers to as its products business, resulting in a gain on disposal of $2,611,000. The sale was made pursuant to an asset purchase agreement dated June 22, 2006 with MFC. The Company transferred to MFC those assets relating to the products business, having a net book value of approximately $2,099,000, in exchange for (i) the assumption of certain account payables, accrued expenses and other liabilities related to the products business approximating $1,535,000, (ii) an unsecured promissory note in the amount of $1,525,000, and (iii) 5,500,000 shares of MFC's common stock valued at $1,650,000 on August 1, 2006, of which 750,000 shares are held in escrow as security for its obligations relating to its representations and warranties. The principal amount of the note is subject to adjustment based upon a post-closing accounting.

         On August 2, 2006, MFC made a payment of $381,250, representing 25% of the principal amount of the note, and on September 18, 2006, MFC made a second payment of $381,250.Commencing September 18, 2006, MFC had paid 50% of the principal amount and the balance is due in monthly installments approximating $23,000 plus interest. and the Company does not have the right to demand payment unless there is a default under the note. If MFC shall had not paid 50% of the principal amount of the note, together with accrued interest, by January 20, 2007, the Company had the right to convert the note into MFC's common stock at a conversion price of $.80 per share. As of September 18, 2006, MFC has paid 50% of the principal amount of the note and the Company no longer has the right to convert the note into MFC's common stock and MFC has the right to force conversion at a 15% premium.

         MFC also has an option to purchase any or all of the shares of MFC common stock which the Company owns at the time the option is exercised at an exercise price per share of $1.00 through 2007July 19, 2007 and $1.15 for from July 20, 2007 through July 19, 2008, at which time the option terminates. The option does not prohibit the Company from selling shares of MFC common stock, and any shares sold are no longer subject to the option. MFC agreed to certain registration rights with respect to the shares of MFC common stock issued at the closing and issuable upon conversion of the note. The

Company has sold 2,875,000 shares of MFC common stock and has pledged 1,250,000 shares as security for the Company's guaranty of the obligations of its majority-owned subsidiary, Genco. The Company intends to seek to have the shares of MFC common stock registered and upon registration to sell the shares and use the proceeds for general corporate purposes.

5.       Discontinued Operations

         As discussed in Note 4, in August 2006 the Company disposed of its products segment and as discussed in Note 9(e), on December 11, 2006 the Company disposed of its generator sales segment. Both the products and generator sales segments are presented as discontinued segments in the financial statements for the nine months ended September 30, 2006 and 2005. The following tables provide information regarding the discontinued products and generator sales segments:

For the Nine Months Ended September 30,                                                              2006             2005
------------------------------------------------------------------------------------------- -------------- ----------------
  Revenues, Net of Returns:
    Products                                                                                   $1,115,000       $3,921,000
    Generators                                                                                  2,186,000                -
------------------------------------------------------------------------------------------- -------------- ----------------
      Revenues of discontinued products and generator sales segments                           $3,301,000       $3,921,000
------------------------------------------------------------------------------------------- -------------- ----------------

  Loss from Operations:
    Products                                                                                  ($2,667,000)       ($317,000)
    Generators                                                                                 (3,516,000)               -
------------------------------------------------------------------------------------------- -------------- ----------------
      Loss from operations of discontinued products and generator sales segments               (6,183,000)       ($317,000)
------------------------------------------------------------------------------------------- -------------- ----------------

  Gain on Disposal of Discontinued Segment:
    Products                                                                                   $2,611,000                -
    Generators                                                                                          -                -
------------------------------------------------------------------------------------------- -------------- ----------------
      Gain on disposal of discontinued products and generator sales segments                   $2,611,000                -
------------------------------------------------------------------------------------------- -------------- ----------------

                                                                               Generator
 As of September 30, 2006                                                       Products            Sales            Total
 --------------------------------------------------------------------------------------------------------------------------
 Assets:
   Cash and cash equivalents                                                           -         $156,000         $156,000
   Accounts receivable-net                                                             -           20,000           20,000
   Inventory                                                                           -          312,000          312,000
   Prepaid expenses and other current assets                                           -          437,000          437,000
   Property and equipment, net                                                   $84,000          646,000          730,000
   Goodwill                                                                            -          120,000          120,000
   Deferred loan costs                                                                 -           18,000           18,000
   Deposits                                                                            -           32,000           32,000
 --------------------------------------------------------------------------------------------------------------------------
     Assets of discontinued products and generator sales segments                $84,000       $1,741,000       $1,825,000
 --------------------------------------------------------------------------------------------------------------------------

 Liabilities:
   Accounts payable                                                             $101,000         $479,000         $580,000
   Customer deposits                                                                   -        1,842,000        1,842,000
   Accrued expenses                                                                1,000          179,000          180,000
   Current portion of notes payable                                               17,000        1,925,000        1,942,000
   Notes payable, less current portion                                            56,000                -           56,000
 --------------------------------------------------------------------------------------------------------------------------
     Liabilities of discontinued products and generator sales segment           $175,000       $4,425,000       $4,600,000
 --------------------------------------------------------------------------------------------------------------------------

6.       Series B Preferred Stock - Liquidated Damages

         In June 2005, the Company sold 1,226,557 shares of its series B preferred stock to a group of investors. In connection with the sale of the shares, the Company agreed that it would register the shares of common stock issuable upon conversion of the series B preferred stock and warrants that were issued in connection with the preferred stock sale. As a result of the Company's decision to sell its products division with the resulting reclassification of that business as a discontinued operation, the registration statement relating to those shares was no longer current and the stockholders were no longer able to sell the shares of common stock issuable upon conversion of the series B preferred stock. As a result, the Company is required to pay liquidated damages by issuing additional shares of series B preferred stock. As of September 30, 2006, the fair value of the liquidated damages, as determined using the Black-Scholes option valuation formula, was approximately $263,000, for which the Company issued an aggregate of 122,589 shares of series B preferred stock during the nine months ended September 30, 2006. The Company's obligation will continue until it has amended the registration statement. As of the date of this quarterly report, the Company has filed a post-effective amendment to the registration statement. Until the post-effective amendment is declared effective, the liquidated damages will continue to accrue. Each share of series B preferred stock is convertible into 12.15 shares of common stock.

7.       Contingencies

         On May 15, 2006, the Company was served in an action in the Bankruptcy Court in the State of New Jersey by N.V.E., Inc. ("NVE"). Other defendants in the action are John Acunto, Jr., a principal stockholder and former chief executive officer, John Cammarano, a former chief executive officer, Anton Lee Wingeier, the Company's chief financial officer and three other employees of the Company. The complaint arises from a letter agreement dated May 12, 2005, pursuant to which the Company performed services for NVE relating to NVE's advertising campaign. The complaint alleges that the Company breached the contract in fraudulently invoicing NVE for advertising services. The complaint also alleges that the Company's conduct constituted criminal activity and includes a claim under the Racketeer Influenced and Corrupt Organizations Act (generally known as RICO) and its state law equivalent, and seeks damages approximating $3,400,000 plus costs, with claims for treble damages and punitive damages. On July 17, 2004, the court dismissed with prejudice, the RICO and conversion claims against the Company and the individual defendants. The fraud claims were dismissed against all defendants, with the plaintiff having the right to replead those claims within 30 days. The claims based on breach of contract and the claims seeking an accounting were not dismissed against the Company. On August 4, 2006, the plaintiff filed an amended complaint repleading the fraud claim, adding a claim for breach of duty and amending the other claims that were not previously dismissed. Although we believe that we complied with our obligations under the contract, there is no assurance that a court would not come to a contrary conclusion.

         Two former officers of Genco have notified the Company that they believe they are owed $122,000 pursuant to their employment agreements which were terminated upon their resignations in September 2006. The Company is in the process of evaluating the claims made by such former officers and have not accrued any amounts related to such claim.

8.       Comprehensive Income (Loss)

         The following table summarizes comprehensive income (loss) for the respective periods:

For the Nine Months Ended September 30,             2006                  2005
--------------------------------------------------------------------------------
Net loss                                     ($5,500,000)            ($415,000)
Other comprehensive income:
 Unrealized gain related to marketable
 securities arising during the period,
 net of $0 tax                                 1,575,000                     -
--------------------------------------------------------------------------------
Comprehensive loss                           ($3,925,000)            ($415,000)
--------------------------------------------------------------------------------

9.       Subsequent Events

(a) On October 13, 2006, the Company executed a $617,000 promissory note in payment of an outstanding accounts payable balance with an existing vendor. The note bears interest at 10.25% per annum and requires 24 monthly principal and interest payments approximating $27,000 each until the loan is paid on November 13, 2008.

(b) On October 15, 2006, Genco executed a promissory note for $156,250 payable to HSK Funding. Genco paid $3,000 as a loan commitment fee to the lenders and $1,500 was paid for legal fees related to the loan. The loan bears interest at 15% per annum. Commencing November 17, 2006, and on the 17th day of each month thereafter, Genco is required to make monthly payments of $25,000 plus accrued interest until April 17, 2007, when the entire unpaid balance plus accrued interest is due and payable. The loan is guaranteed by the Company and the guarantee is secured by a pledge of the Company's stock of Genco. In addition, the Company agreed to pledge 625,000 shares of the stock of MFC as security for the loan. The proceeds of the loan were used for Genco's working capital.

(c) On November 1, 2006, the Company reduced the exercise price of warrants to purchase 2,500,000 shares, which were issued in the June 2005 private placement and had an exercise price of $.65, to $.06 per share, reduced the exercise price of warrants to purchase 2,500,000 shares, which were issued in the June 2005 private placement and had an exercise price of $1.20, to $.06 per share, and the exercise price of the remaining warrants to purchase 7,000,000 shares, issued in the June private placement was reduced to $.10. The holders of the warrants have a ninety day period commencing on the first trading day following the date the Securities Exchange Commission declares effective a post-effective amendment on Form SB-2, provided however, that in the event the warrant holders exercise a specified portion of the warrants during the ninety day period, the reduced exercise prices will remain in effect until the expiration of the warrants. As a result of this reduction in exercise price, the exercise price of shares subject to warrants issued to a placement agent was reduced to $.06, and the number of shares subject to those warrants was increased from 368,228 to 1,350,169.

         On December 18, 2006, the Company reduced the exercise price of all of the remaining outstanding and unexercised series A, B, C and D warrants to purchase an aggregate of 11,550,000 shares to $.03 per share and shortened their expiration dates from June 17, 2010 to June 2009. As a result of this reduction in exercise price, the exercise price of shares subject to warrants issued to a placement agent was reduced from $.06 per share to $.03 per share, and the number of shares subject to those warrants was increased from 1,350,169 to 2,700,338.

(d) On December 7, 2006, a holder of series A warrants exercised such warrant to the extent of 450,000 shares at $.06 per share upon which the Company received aggregate proceeds of $27,000.

(e) On December 11, 2006, the Company entered into an agreement with New Valu and HSK. At the time the parties entered into this agreement, the Company's 80%-owned subsidiary, Genco, owed $1,866,666 to New Valu and $156,250 to HSK. The Company had guaranteed these loans, and pledged its 80% interest in Genco and 625,000 shares of MFC that were owned by the Company as security for payment of these loans. Further, Genco did not have sufficient funds to continue its operations and it had significant potential liabilities with respect to customer deposits for generators. Pursuant to the agreement with New Valu and HSK, on December 11, 2006: (i) the Company's obligations under its guarantee to New Valu were terminated; (ii) the Company transferred to New Valu its 80% interest in Genco; (iii) the Company sold 625,000 shares of MFC common stock to HSK for $156,250 and used the proceeds to pay HSK the $156,250 due to HSK; and, (iv) any obligations from Genco to the Company were terminated, including any obligations Genco has pursuant to an oral lease of office space in Boca Raton, Florida. As a result of this transaction the Company ceased to have any ownership interest in Genco, which is the line of business which the Company refers to as its generator sales segment which is presented as a discontinued operation in our financial statement as of September 30, 2006 and for the nine months then ended.

         John Acunto, who, together with his wife, is the Company's largest common stockholder, was also a guarantor of Genco's obligations to New Valu. Contemporaneously with the Company's agreement with New Valu and HSK, Mr. Acunto entered into a separate agreement with New Valu pursuant to which he acknowledged that his previous guarantee of Genco's obligations remains in full force and effect. The agreement also provides that: (i) Mr. Acunto will cause the commons stock which he and his wife own in the Company to be pledged to New Valu as collateral for the loan; (ii) Mr. Acunto's employment agreement with Genco is terminated; and, (iii) Mr. Acunto and Genco will negotiate in good faith with respect to a new employment agreement.

                                    Part II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24.  Indemnification of Officers and Directors

         The Company's articles of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under placeStateNevada law.

         Section 78.138 of the Nevada Revised Statutes provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

         Sections 78.7502, 78.751 and 78.752 of the Nevada Revised Statutes provides broad indemnification for officers and directors, as follows:

         Subsection 1 of NRS 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

         Subsection 2 of NRS 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         NRS 78.7502 further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

         Subsection 1 of NRS 78.751 provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of NRS 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained. Subsection 2 of NRS 78.751 provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of NRS 78.751 provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under Subsection 2 of NRS 78.751, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators. NRS
78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

         Article VI of the Company's by-laws provide for indemnification of officers and directors as follows:

         Subject to the limitations of law, if any, the Company shall have the power to indemnify any director, officer, employee and agent of the Company who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of to procure a judgment in its favor against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceedings, provided that the Board shall find that the director, officer, employee or agent acted in good faith and in a manner which such person reasonably believed in their best interests of the Company and, in the case of criminal proceedings, had no reasonable cause to believe the conduct was unlawful. The termination of any proceeding by judgment order, settlement, conviction or upon a plea of nolo contendere shall not, of itself create a resumption that such person did not act in good faith and in a manner which the person reasonably believed to be in the best interest of the Company or that such person had reasonable cause to believe such person's conduct was unlawful.

         Subject to the limitations of law, if any, the Company shall have the power to indemnify any director, officer, employee and agent of the Company who was or is threatened to be made a party to any threatened, pending or completed legal action by or in the right of the Company to procure a judgment in its favor, against expenses actually and reasonable incurred by such person in connection with the defense or settlement, if the Board of Directors determine that such person acted in good faith, in a manner such person believed to be in the best interest of the Company and with such care, including reasonable inquiry, as an ordinarily prudent person would use under similar circumstances.

         Expenses incurred in defending any proceeding may be advanced by the Company prior to the final disposition of such proceeding upon receipt of an undertaking by or on its behalf of any officer, director, employee or agent to repay such amount unless it shall be determined ultimately that the officer or director is entitled to be indemnified as authorized by this article.

         The Company shall have power to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Company against any liability asserted against or incurred by the officer, director, employee or agent in such capacity or arising our of such person's status as such whether or not the Company would have the power to indemnify the officer, or director, employee or agent against such liability under the provisions of Article VI of the by-laws.

         Each Selling Stockholder and the Company have agreed to mutual indemnification provisions with respect to certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933, the Securities Exchange Act of 1934 or state law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

         Item                                               Amount
SEC filing fee                                            2,831.31
Printing and filing                                      10,000.00
Legal expenses, including blue sky                       25,000.00
Accounting expenses                                      15,000.00
Miscellaneous                                             2,168.69
Total                                                    55,000.00


Item 26.  Recent Sales of Unregistered Securities

         On May 9, 2003, our board of directors authorized The Tiger Fund's purchase of 1,298,452 shares of common stock for which The Tiger Fund issued its $19,477 promissory note. The note accrues interest annually at a rate equal to the 90 day treasury rate, an effective rate of 1% at December 31, 2004, with all principal and interest due in May 2007. In connection with the reverse acquisition, The Tiger Fund committed to provide us with $1,000,000 in equity funding during 2004. Originally, The Tiger Fund was to receive a warrant to purchase 133,333 shares of common stock at $15 per share for its $1 million investment. On March 31, 2004, we and The Tiger Fund entered into an amended agreement pursuant to which The Tiger Fund purchased 333,333 shares of common stock for $1 million consisting of $350,000 cash and a promissory note in the amount of $650,000. Subsequently, The Tiger Fund returned 157,894 shares of common stock and the $650,000 promissory note was cancelled.

         On June 4, 2004, we sold 133,333 shares of our common stock for $1.50 per share to an accredited investor for $1.50 per share, for a total of $200,000.

         On July 20, 2004, we sold 46,667 shares of our common stock for $1.13 per share to an accredited investor for $1.13 per share, for a total of $52,500.

         On February 17 and 22, 2005, we completed a private placement of its securities pursuant to subscription agreements with ten accredited investors. Pursuant to the subscription agreements, we sold to the investors, for $810,100,
(i) our 10% convertible notes due December 2006 in the aggregate principal amount of $810,100, (ii) 1,620,200 shares of common stock, and (iii) warrants to purchase 675,083 shares of common stock at an exercise price of $1.28 per share. Atlas Capital Services, LLC served as placement agent for the financing. As compensation for its services as placement agent, we paid Atlas a fee of 10% of the gross proceeds raised in the private placement and warrants to purchase 135,004 shares of common stock at an exercise price of $.60 per share. We also paid the investors' legal expenses. This transaction is described in greater detail under the caption "Selling Stockholders" in the prospectus.

         In February 2005, contemporaneously with the closing of the private placement described in the preceding paragraph, we issued 33,334 shares of common stock for nominal consideration to Atlas Capital Services, LLC, the private placement agent for the private placement described in the preceding paragraph.

         In April 2005, we adopted the 2005 stock option plan, covering 1,000,000 shares of common stock. We granted options to purchase 200,000 shares of common stock at an exercise price of $.778, being the market price on the date of grant, to a consultant. In June 2005, we granted options to purchase 49,314 shares of common stock at an exercise price of $.74 to Mr. John P. Acunto, Jr. and Mr. Anton Lee Wingeier pursuant to their employment agreements.

         In May 2005, we completed a private placement of our securities pursuant to a subscription agreement with two accredited investor. Pursuant to the subscription agreement, we sold to the investor, for $600,000, (i) our 12% convertible note due March 15, 2007 in the principal amount of $600,000, (ii) 250,000 shares of common stock, and (iii) warrants to purchase 750,000 shares of common stock at an exercise price of $1.275 per share. In connection with the placement, we paid fees of $36,000 to Atlas and $24,000 to Dawson James Securities, Inc. and issued warrants to purchase 75,000 shares and 50,000 shares of common stock at an exercise price of $.48 per share to Atlas and its designees and to Dawson James, respectively. The Company also reimbursed the investor for legal fees and expenses of $10,000.

         On June 17, 2005, we completed a private placement of our series B preferred stock with common stock purchase warrants with three accredited investors. Pursuant to the agreement, one investor purchased 925,926 shares of series B preferred stock and warrants to purchase 9,058,780 shares of the common stock for $2,500,000, and the two selling stockholders who participated in the May 2005 private placement (one of whom participated in the February 2005 private placement) purchased a total of 300,361 shares of series B preferred stock and warrants to purchase 2,941,219 shares of common stock in exchange for the cancellation of (i) principal and interest on $150,000 of the promissory note we issued in February 2005 and the $650,000 promissory notes we issued in May 2005, (ii) warrants to purchase a total of 937,500 shares of common stock issued in the February and May 2005 private placements and (iii) 570,833 shares of common stock which were issued to in the February and May 2005 private placements.

         Atlas served as placement agent for the June 2005 private placement. As compensation for its services as placement agent, we paid Atlas a fee of $125,000 and issued to Atlas's designees warrants to purchase 300,000 shares of common stock at $.30 per share. Liberty Company Financial, LLC served as financial advisor to Barron, and we paid Liberty Company Financial a fee of $125,000 and issued to placeCityLiberty warrants to purchase 333,333 shares of common stock at $.30 per share. The Company also reimbursed Barron Partners, one of the investors, for its legal fees and other expenses in the amount of $50,000.

         See "Selling Stockholders" in the prospectus for more information concerning the securities issued in the February, May and June private placements.

         The securities above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to Sections 4(2) and 4(6) of the Securities Act and Rule 506 of SEC. The securities were sold exclusively to accredited investors as defined by Rule 501(a) under the Securities Act. The stock issuances prior to the reverse acquisition were made by Zenith Technologies, Inc.

         During 2004 and 2005, we issued shares of common stock and options to purchase common stock to our officers and other key employees. These shares and the shares issued upon exercise of the warrants have been or will be registered pursuant to the Securities Act on a Form S-8.

Item 27. Exhibits

Exhibit Number  Exhibit Description

Exhibit Number  Exhibit Description
--------------- --------------------------------------------------------------------------------------------------------------------
3.1             Restated Articles of Incorporation(1)
3.2             By-laws(1)
4.1             Form of subscription agreement for February 17 and 19, 2005 private placement(2)
4.2             Form of warrant (Atlas) for February 17 and 19, 2005 private placement(2)
4.3             Form of Preferred Stock Purchase Agreement dated June 16, 2005(3)
4.4             Certificate of Designation for the Series B Convertible Preferred Stock(3)
4.5             Form of Warrant issued in the June 2005 private placement(3)
4.6             Registration rights agreement relating to the June 2005 private placement(3)
5               Opinion of Esanu Katsky Korins & Siger, LLP(4)
10.1            Employment agreement dated as of July 1, 2004 between the Company and John P. Acunto, Jr.(2)
10.2            Employment agreement dated as of July 1, 2004 between the Company and Anton Lee Wingeier(2)
10.3            Employment agreement dated March 18, 2004, between the Company and John Cammarano(3)
10.4            Consulting agreement dated June 17, 2005, between the Company and John P. Acunto, Jr.(3)
10.5            The Company's Amended and Restated Stock Incentive Plan(5)
10.6            The Company's Amended and Restated Management Incentive Program(5)
10.7            The Company's 2005 Long-term Incentive Plan(6)
10.8            Employment agreement dated as of October 7, 2005 between the Company and Anton Lee Wingeier(11)

Exhibit Number  Exhibit Description
--------------- --------------------------------------------------------------------------------------------------------------------
10.9           Employment agreement dated as of October 7, 2005 between the Company and John Cammarano(11)
10.10          Loan agreement, dated February 10, 2006, between Genco Power Solutions, Inc. and New Valu, Inc.(11)
10.11          Employment agreement dated April 20, 2006, between the Company and Dale Branham(7)
10.12          Employment agreement dated April 20, 2006, between the Company and Keith Straub(7)
10.13          Amended consulting agreement dated May 9, 2006, between the Company and John P. Acunto, Jr.(7)
10.14          Employment agreement dated May 10, 2006, between the Company and Charles Matza.(8)
10.15          Separation agreement dated May 1, 2006, between the Company and John Cammarano.(9)
10.16          Amended employment agreement dated as of May 23, 2006 between the Company and Anton Lee Wingeier(10)
10.17          Loan agreement dated May 9, 2006 between Genco Power Solutions, Inc. and New Valu, Inc.(10)
10.18          Separation agreement dated May 31, 2006, between the Company and Charles Matza.(12)
10.19          Amended consulting agreement dated May 26, 2006, between the Company and John P. Acunto, Jr.(12)
10.20          Terms of Employment of Harlan Press with Adsouth Partners, Inc., dated July 14, 2006.(13)
10.21          Amended and Restated Terms of Employment of Anton Lee Wingeier with Adsouth Partners, Inc., dated July 14, 2006(13)
10.22          Amended and Restated Terms of Employment of Dale C. Branham with Genco Power Solutions, Inc., dated July 14, 2006(13)
10.23          Amended and Restated Terms of Employment of Keith A. Straub with Genco Power Solutions, Inc., dated July 14, 2006(13)
10.24          Loan Agreement dated July 14, 2006 between Genco Power Solutions, Inc. and HSK Funding, Inc. and New Valu, Inc.(13)
10.25          Non-Exclusive Buy/Sell Agreement dated January 10, 2006 between Generac Power Systems, Inc. and Genco Power
                Solutions, Inc.(17)
10.26          Note dated August 1, 2006 from MFC Development Corp. and Adsouth Marketing, LLC, to Adsouth Partners, Inc.(14)
10.27          Asset purchase agreement between MFC development Corp. and Adsouth Partners, Inc.(15)
10.28          Letters dated November 1, 2006 regarding the Common Stock Purchase Warrants A, B, C and D exercise price reductions
                (4)
10.29          Letters dated December 18, 2006 regarding the Common Stock Purchase Warrants A, B, C and D exercise price reductions
                (17)
10.30          Agreement dated December 10, 2006 among New Valu, Inc, HSK Funding, Inc. and Adsouth Partners, Inc.(18)
10.31          Agreement dated December 10, 2006 between New Valu, Inc. and John Acunto.(18)
21             Subsidiaries of the Registrant(1)
23.1           Consent of Esanu Katsky Korins & Siger, LLP (Included in Exhibit 5)
23.2           Consent of Marcum & Kliegman, LLP (17)

(1)      Filed as an exhibit to the Company's annual report on Form 10-KSB for the year ended December 31. 2005 and incorporated herein by reference.
(2)      Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on February 22, 2005 and incorporated herein by reference.
(3)      Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on June 20, 2005 and incorporated herein by reference.
(4)      Previously filed.

(5)      Filed as an exhibit to the Company's information statement dated April 24, 2004, which was filed with the Commission on
          April 27, 2004 and incorporated herein by reference.
(6)      Filed as an exhibit to the Company's definitive proxy statement which was filed with the Commission on September 20, 2005 and incorporated herein by reference.
(7)      Filed as an exhibit to the Company's March 31, 2006 quarterly report on Form 10QSB which was filed with the Commission on
          May 22, 2006 and incorporated herein by reference.
(8)      Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on May 17, 2006 and incorporated herein by reference.
(9)      Filed as an exhibit to the Company's current report on Form 8-K/A which was filed with the Commission on May 18, 2006 and incorporated herein by reference.
(10)     Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on May 25, 2006 and incorporated herein by reference.
(11)     Filed as an exhibit to the Company's September 30, 2005 quarterly report on Form 10QSB which was filed with the Commission on November 14, 2005 and incorporated herein by reference.
(12)     Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on June 7, 2006 and incorporated herein by reference.
(13)     Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on July 18, 2006 and incorporated herein by reference.
(14)     Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on August 7, 2006 and incorporated herein by reference.
(15)     Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on June 28, 2006 and incorporated herein by reference.
(16)     Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on February 14, 2006 and incorporated herein by reference.
(17)     Filed herewith
(18)     Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on December 15, 2006 and incorporated herein by reference.

Item 28.  Undertakings

(a)  The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on this 27th day of December, 2006.

                                ADSOUTH PARTNERS, INC.


                                By:      /s/ Loren R. Haynes
                                             Loren R. Haynes
                                             Interim Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Loren R. Haynes as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature              Title                                   Date
---------              -----                                   ----

/s/ Loren R. Haynes    Interim Chief Executive and Financial   December 27, 2006
Loren R. Haynes        Officer and Director (Principal
                       Executive Officer)


 /s/ Harlan I. Press   Interim Chief Financial Officer and     December 27, 2006
Harlan I. Press        and Director (Principal Financial
                       and Accounting Officer)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

      We consent to the inclusion in this Registration Statement of Adsouth Partners, Inc. and Subsidiaries on Post-Effective Amendment No. 3 to Form SB-2 [File No. 333-126856] of our report dated February 25, 2006, except for Note 14(b) which is as of March 15, 2006, Note 14(c), which is as of March 28, 2006, and Note 14(d), which is as of September 29, 2006, with respect to our audits of the financial statements of Adsouth Partners, Inc. and Subsidiaries as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                                         Marcum & Kliegman LLP
                                                  Certified Public Accountants

New York, New York
December 26, 2006